                            SCHEDULE 14A INFORMATION
                                 (RULE 14-101)

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11 or
                 Section 240.14a-12

                     INTELLIQUEST INFORMATION GROUP, INC.
--------------------------------------------------------------------
          (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/X/        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                      INTELLIQUEST INFORMATION GROUP, INC.

                        SPECIAL MEETING OF STOCKHOLDERS
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT


On November 1, 1999 we announced that our stockholders had approved the merger between WPP Group U.S. Finance Corp. and IntelliQuest Information Group, Inc. at a special meeting of stockholders. Subsequent to that announcement, we determined that our stockholders did not receive timely notice of that meeting and of their appraisal rights under Delaware law. As a result, we are holding a new special meeting of stockholders to vote upon the merger described in this proxy statement.



You are cordially invited to attend the special meeting of our stockholders at which you will be asked to vote on the proposed merger which will result in:


- WPP Group U.S. Finance's paying a fixed amount of cash per share, which will be set in accordance with a formula described in this proxy statement. Our current estimate of the amount that WPP Group U.S. Finance will pay per share is approximately $12.70, for each of your shares of our common stock. If the actual amount, which won't be determined until after you vote, is less than $12.25, we will either seek your approval again or terminate the agreement with WPP Group U.S. Finance; and

- IntelliQuest's merging with WPP Acquisition Corp., a newly-formed, wholly-owned subsidiary of WPP Group U.S. Finance, and IntelliQuest becoming a wholly-owned subsidiary of WPP Group U.S. Finance.

Because our board of directors has determined that the terms of the merger agreement and the merger are fair to and in the best interests of our stockholders, the board unanimously approved and adopted the merger agreement and is soliciting your proxy and approval of the merger agreement. Our board of directors considered the opinion of U.S. Bancorp Piper Jaffray Inc. that the cash to be paid in the merger is fair to our stockholders from a financial point of view. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


YOUR VOTE IS VERY IMPORTANT.



The date, time and place of the meeting is: December 20, 1999 at 10:00 a.m., local time:


        IntelliQuest Information Group
        1250 Capital of Texas Highway South
        Building One, Suite 600
        Austin, Texas 78746


Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you abstain or do not vote, it will have the effect of a vote against the merger.


This proxy statement provides you with detailed information about the proposed merger. We encourage you to read the entire document carefully.

[SIG]

    F. S. (KIT) WEBSTER III

    CHIEF FINANCIAL OFFICER AND SECRETARY


                  PROXY STATEMENT DATED [         ], 1999 AND
               FIRST MAILED TO STOCKHOLDERS ON [         ], 1999.

                      INTELLIQUEST INFORMATION GROUP, INC.
                        1250 CAPITAL OF TEXAS HWY. SOUTH
                            BUILDING ONE, SUITE 600
                              AUSTIN, TEXAS 78746

                             ---------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 20, 1999


                            ------------------------

To our stockholders:


    Notice is hereby given that a special meeting of stockholders of IntelliQuest Information Group, Inc. will be held on December 20, 1999 at 10:00 a.m., local time, at our executive offices located at 1250 Capital of Texas Highway South, Building One, Suite 600, Austin, Texas 78746 for the following purposes:


    1.  To consider and vote upon a proposal to adopt and approve:

       - the agreement and plan of merger dated as of August 12, 1999, among IntelliQuest, WPP Group U.S. Finance Corp., and WPP Acquisition Corp., a newly-formed, wholly-owned subsidiary of WPP Group U.S. Finance; and

       - the merger of WPP Acquisition Corp. with and into IntelliQuest, as a result of which each of our stockholders other than stockholders who are entitled to and have perfected their appraisal rights will become entitled to receive a fixed amount of cash per share, which will be set in accordance with a formula described in the accompanying proxy statement. Our current estimate of the amount that WPP Group U.S. Finance will pay per share is approximately $12.70 for each of your shares of common stock. If the actual amount, which won't be determined until after you vote, is less than $12.25, we will either seek your approval again or terminate the merger agreement. A copy of the merger agreement is attached as Appendix A to, and is described in, the accompanying proxy statement.

    2. To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.


    Our board of directors has determined that only holders of our common stock of record at the close of business on November 15, 1999, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. A list of such stockholders will be available for inspection at our offices located at 1250 Capital of Texas Hwy. South, Building One, Suite 600, Austin, Texas 78746, at least ten days prior to the special meeting.


    The accompanying proxy statement describes the merger agreement, the proposed merger and certain actions to be taken in connection with the merger. You are cordially invited to attend the meeting in person. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the merger and the merger agreement.

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

                                          By order of our board of directors

                                          [SIG]

                                          F. S. (Kit) Webster III
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

    YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

    PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE INTELLIQUEST/WPP GROUP U.S.
  FINANCE MERGER............................................      1
SUMMARY.....................................................      3
    Date, Time And Place of the Special Meeting.............      3
    Purpose of the Special Meeting..........................      3
    Record Date and Quorum..................................      3
    Vote Required...........................................      3
    Parties to the Merger...................................      4
    The Proposed Merger.....................................      4
    Effective Date of the Merger; Payment for Shares........      4
    Background of the Merger................................      5
    Our Board of Directors' Recommendation..................      5
    Opinion of our Financial Advisor........................      5
    Conflicts of Interest...................................      5
    Certain Effects of the Merger...........................      5
    Conditions to the Merger................................      6
    Termination of the Merger Agreement.....................      6
    Termination Fee and Payment of Expenses.................      7
    Financing for the Merger................................      7
    Material Federal Income Tax Consequences................      7
    Rights of Dissenting Stockholders.......................      8
    Market Prices for Common Stock and Dividends............      8
    Selected Consolidated Financial Data....................      8
FORWARD-LOOKING STATEMENTS..................................     10
TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING..............     10
RECORD DATE AND VOTING OF COMMON STOCK......................     10
SOLICITATION OF PROXIES.....................................     11
THE MERGER..................................................     11
    Background of the Merger................................     11
    Recommendation of our Board of Directors................     16
    Opinion of our Financial Advisor........................     17
    WPP Group U.S. Finance's Reasons for the Merger.........     20
    Persons Interested in the Merger........................     21
    The Merger Agreement....................................     23
    Regulatory Compliance...................................     32
    Financing for the Merger................................     33
    Appraisal Rights........................................     33
    Material Federal Income Tax Consequences................     35
    Certain Effects of the Merger...........................     36
    Litigation..............................................     36
INFORMATION REGARDING INTELLIQUEST..........................     37
INFORMATION REGARDING WPP GROUP U.S. FINANCE CORP...........     43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     44
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT......     54
STOCKHOLDER PROPOSALS.......................................     55
INDEPENDENT PUBLIC ACCOUNTANTS..............................     56
ADDITIONAL INFORMATION......................................     56

INTELLIQUEST INDEX TO FINANCIAL STATEMENTS..................    F-1

APPENDICES:

A.    Agreement and Plan of Merger, as amended and
restated....................................................    A-1
B.    Opinion of U.S. Bancorp Piper Jaffray Inc.............    B-1
C.    Delaware General Corporation Law Section 262:
Appraisal Rights............................................    C-1

   QUESTIONS AND ANSWERS ABOUT THE INTELLIQUEST/WPP GROUP U.S. FINANCE MERGER


Q:  WHAT AM I BEING ASKED TO VOTE UPON? WHAT   A:  We have agreed to merge IntelliQuest
    WILL I RECEIVE IN THE MERGER?                  Information Group, Inc. with WPP
                                                   Acquisition Corp., a newly-formed,
                                                   wholly- owned subsidiary of WPP Group
                                                   U.S. Finance Corp., in exchange for WPP
                                                   Group U.S. Finance's paying a fixed
                                                   amount of cash per share, which will be
                                                   set in accordance with the formula set
                                                   forth on pages 23 and 24 of this proxy
                                                   statement. Our current estimate of the
                                                   amount WPP Group U.S. Finance will pay is
                                                   approximately $12.70 in cash for each of
                                                   your shares. If the actual amount, which
                                                   we won't determine until after you vote,
                                                   is less than $12.25, we will either seek
                                                   your approval again or terminate the
                                                   merger agreement. In determining the
                                                   current estimate of the merger
                                                   consideration payable to you, we have
                                                   included an estimate of the costs
                                                   associated with a lawsuit and certain
                                                   severance amounts, each of which is
                                                   described in this proxy statement.
                                                   Following the merger, you will no longer
                                                   own any interest in the combined company,
                                                   and we will be a wholly-owned subsidiary
                                                   of WPP Group U.S. Finance.

Q:  WHY CAN'T YOU DETERMINE THE PRICE PER      A.  Two components of the purchase price,
    SHARE BEFORE I VOTE?                       cash on our balance sheet and working capital
                                                   as of October 31, 1999, have not yet been
                                                   determined. Since we have not calculated
                                                   those numbers, we can only give you an
                                                   estimate of what we think the price per
                                                   share will be.

Q:  WHEN AND WHERE IS THE SPECIAL MEETING?     A:  The special meeting will take place at
                                               1250 Capital of Texas Highway South, Building
                                                   One, Suite 600, Austin, Texas 78746, on
                                                   December 20, 1999 at 10:00 a.m., local
                                                   time.

Q:  WHAT DO I NEED TO DO NOW?                  A:  After carefully reading and considering
                                               the information contained in this proxy
                                                   statement, indicate on your proxy card
                                                   how you want to vote, and sign and mail
                                                   it in the enclosed return envelope as
                                                   soon as possible, so your shares will be
                                                   represented at the special meeting. If
                                                   you sign and send in your proxy and do
                                                   not indicate how you want to vote, your
                                                   proxy will be counted as a vote for the
                                                   merger. If you do not send in your proxy
                                                   or you abstain, it will have the effect
                                                   of a vote against the merger and the
                                                   merger agreement.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?  A:  Just mail or deliver a later-dated, signed proxy card so that the proxy card is
                                                   received by us before the special
                                                   meeting, or attend the special meeting in
                                                   person and tell the secretary you want to
                                                   cancel your proxy and vote in person.

Q:  IF MY SHARES ARE HELD IN "STREET NAME" BY  A:  No. Your broker will vote your shares for
    MY BROKER, WILL MY BROKER VOTE MY SHARES   you only if you provide instructions on how
    FOR ME?                                        to vote. You should instruct your broker
                                                   to vote your shares, following the
                                                   directions provided by your broker.
                                                   Without instructions, your broker will
                                                   not vote your shares, which will have the
                                                   same effect as a vote against the merger
                                                   and the merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES     A:  No. After the merger is completed, WPP
    NOW?                                           Group U.S. Finance will send you written
                                                   instructions for exchanging your stock
                                                   certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE        A:  We are working toward completing the
    COMPLETED?                                     merger as quickly as possible. We hope to
                                                   complete the merger before the end of
                                                   1999.

Q:  WHAT DOES THE INTELLIQUEST BOARD OF        A:  Our board of directors unanimously
    DIRECTORS RECOMMEND?                       approved the merger and the merger agreement
                                                   and unanimously recommends that you vote
                                                   "FOR" the proposal to approve the merger
                                                   and the merger agreement.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE       A:  The merger will be taxable to you unless
    MERGER TO ME?                              you are exempt from tax. For more details,
                                                   please see "The Merger--Material Federal
                                                   Income Tax Consequences."

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. YOU ARE URGED TO READ THIS PROXY STATEMENT AND ITS APPENDICES IN THEIR ENTIRETY BEFORE VOTING. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

DATE, TIME AND PLACE OF THE SPECIAL MEETING


    A special meeting of stockholders of IntelliQuest Information Group, Inc. will be held at 10:00 a.m., local time, on December 20, 1999 at our executive offices located at 1250 Capital of Texas Highway South, Building One, Suite 600, Austin, Texas 78746.


PURPOSE OF THE SPECIAL MEETING


    At the special meeting, our stockholders will consider and vote on a proposal to adopt and approve the agreement and plan of merger, attached to this proxy statement as Appendix A, dated as of August 12, 1999, among IntelliQuest, WPP Group U.S. Finance Corp., and WPP Acquisition Corp., a newly-formed, wholly-owned subsidiary of WPP Group U.S. Finance, and the merger of WPP Acquisition Corp. with and into IntelliQuest. As a result of the merger, we will become a wholly-owned subsidiary of WPP Group U.S. Finance. Each issued and outstanding share of our common stock will be converted automatically into the right to receive a fixed amount of cash, payable to the holder thereof, without interest, other than shares held by any stockholders who are entitled to and who have perfected their appraisal rights. The actual price per share that WPP Group U.S. Finance will pay depends upon the amount of cash on our balance sheet and working capital at October 31, 1999. Based upon our current estimates of such amounts, we estimate that the price per share will be approximately $12.70. If after determining the cash and working capital levels, the per share price is less than $12.25, we will either seek your approval again or terminate the merger agreement. In determining the current estimate of the merger consideration payable to you, we have included an estimate of the costs associated with a lawsuit and certain severance amounts, which will be paid after the closing of the merger. Once we have determined the per share price, we will issue a press release to inform you of the price. For more detailed information, see "The Merger--Person Interested in the Merger,"--"The Merger Agreement," and --"Litigation."


RECORD DATE AND QUORUM


    Our board of directors has fixed the close of business on November 15, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each holder of record of our common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of our stockholders. At the record date there were 7,909,682 shares of our common stock outstanding. The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. For more information see "Record Date and Voting of Common Stock."


VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting pursuant to Delaware law is required to adopt and approve the merger agreement and the merger. Therefore, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against adoption and approval of the merger agreement and the merger. In addition, brokers who hold shares of our common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners; thus, such "broker non-votes" will have the same legal effect as a vote cast against adoption and approval of the merger agreement and the merger. For more information, see "Record Date and Voting of Common Stock."

PARTIES TO THE MERGER

    INTELLIQUEST INFORMATION GROUP, INC.

    We are a provider of information solutions and services which help technology companies and Internet marketers improve their marketing performance. Our primary line of business is marketing research. We provide services supporting clients' needs to understand and improve the strategic position of their brands, products, media, channels and use of the Internet. Since our founding in 1985, we have focused on meeting the specialized marketing information needs of companies whose businesses and clients are driven by technology. On September 15, 1999 we closed the sale of our IQ2.net division, which included all of the capital stock of IQ2.net and certain other related assets. The purchase price was $46.5 million.

    WPP GROUP U.S. FINANCE CORP. AND WPP ACQUISITION CORP.

    WPP Group U.S. Finance Corp. acts as the main financing company for all of the United States operations of WPP Group plc and manages the centralized cash management system for such operations. WPP Group U.S. Finance also acts as a holding company for certain companies within the WPP Group of companies.

    WPP Acquisition Corp. is a newly-formed, wholly-owned subsidiary of WPP Group U.S. Finance formed for the purpose of being merged with and into us pursuant to the terms and conditions of the merger agreement.

THE PROPOSED MERGER

    The merger agreement provides that, subject to satisfaction of certain conditions, WPP Acquisition Corp. will be merged into us, the separate existence of WPP Acquisition Corp. will cease and we will continue to exist as a wholly-owned subsidiary of WPP Group U.S. Finance. At the effective date of the merger and subject to the conditions and procedures set forth in the merger agreement, each share of our issued and outstanding common stock, other than shares as to which statutory appraisal rights are properly perfected and not withdrawn, shares held in our treasury or by any of our subsidiaries or shares held by WPP Group U.S. Finance, WPP Acquisition Corp. or any other subsidiary of WPP Group U.S. Finance, will, by virtue of the merger, be converted into the right to receive the cash consideration described above in "Purpose of the Special Meeting," without interest. For more information see "The Merger."

EFFECTIVE DATE OF THE MERGER; PAYMENT FOR SHARES


    The merger will become effective at the time and date when a copy of a certificate of merger is filed with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law. The time of such filing is currently expected to occur as soon as practicable after the special meeting, subject to adoption and approval of the merger agreement and the merger at the special meeting, satisfaction or waiver of the terms and conditions of the merger agreement and the final determination of the purchase price. We will not make a final determination of the purchase price until after the time of your approval of the merger at the special meeting. Pursuant to the merger agreement, during this time following the special meeting WPP Group U.S. Finance will assume responsibility for the operation of our business subject to consultation and review with Brian Sharples and our current board of directors. WPP Group U.S. Finance must consult with and seek approval from Mr. Sharples and our board on all matters, other than matters in the ordinary course of business.

    A paying agent will forward to you detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, as soon as reasonably practicable following the special meeting. You should not submit your certificates to the paying agent until you have received these materials. Payment for shares will be made to you as promptly as practicable following the determination of the merger consideration and receipt by the paying agent of your certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "The Merger--The Merger Agreement."

YOU SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

BACKGROUND OF THE MERGER

    For a discussion of the background of the merger, see "The
Merger--Background of the Merger."

OUR BOARD OF DIRECTORS' RECOMMENDATION

    Our board of directors unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interest of, our stockholders and recommended that you vote to adopt and approve the merger agreement and the merger. In reaching these conclusions our board of directors was favorably influenced by numerous factors, including, among others, the fairness opinion presented by U.S. Bancorp Piper Jaffray Inc.

    For a discussion of the factors considered by our board, see "The Merger--Recommendation of our Board of Directors."

OPINION OF OUR FINANCIAL ADVISOR

    We retained U.S. Bancorp Piper Jaffray to act as our exclusive financial advisor in connection with a possible transaction and to render its opinion to our board of directors as to the fairness from a financial point of view of the consideration to be received by you in any proposed transaction. U.S. Bancorp Piper Jaffray provided to our board an oral opinion on August 11, 1999, subsequently confirmed by its written opinion dated August 11, 1999, that, as of that date, and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by you in the merger pursuant to the merger agreement is fair to you from a financial point of view. The full text of the written opinion of U.S. Bancorp Piper Jaffray, which sets forth a description of assumptions made, matters considered and limitations on its review, is attached as Appendix B to this proxy statement. You are urged to read this opinion carefully in its entirety. For more information about this opinion, see "The Merger--Opinion of our Financial Advisor."

CONFLICTS OF INTEREST

    In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our officers and directors have interests in connection with the merger which may present them with actual or potential conflicts of interest. See "The Merger--Persons Interested in the Merger."

CERTAIN EFFECTS OF THE MERGER

    As a result of the merger, all of our equity interests will be owned by WPP Group U.S. Finance. You will no longer have any interest in, and will not be a stockholder of, IntelliQuest, and therefore will not participate in our future earnings and growth. Instead, you will have the right to receive the cash consideration described above in "Purpose of the Special Meeting," without interest, for each share held, other than shares in respect of which appraisal rights have been perfected. In addition, our common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. See "The Merger--Certain Effects of the Merger."

CONDITIONS TO THE MERGER

    The obligations of WPP Group U.S. Finance, WPP Acquisition Corp. and us to complete the merger are subject to the fulfillment of a number of conditions including the following:

       - we shall have obtained our stockholders' approval of the merger;


       - no legal restraint shall be in effect preventing consummation of the merger;


       - certain individuals shall have entered into employment and/or non-competition agreements with WPP Group U.S. Finance;

       - WPP Group U.S. Finance, WPP Acquisition Corp. and we shall have performed and complied with in all material respects all covenants and agreements required by the merger agreement; and

       - the purchase price per share payable to our stockholders shall be no less than the minimum amount set forth in this proxy statement.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the filing of the certificate of merger with the Delaware Secretary of State as follows:

    (1) by mutual written consent of WPP Group U.S. Finance and ourselves; or

    (2) by WPP Group U.S. Finance or WPP Acquisition Corp.:

       - if we have breached in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement which (a) cannot be or has not been cured within 20 business days after the giving of written notice to us and (b) has not been waived by WPP Group U.S. Finance;

       - if our board of directors withdraws or modifies its recommendation of the merger or resolves or publicly announces its intention to do so;

       - if we recommend a superior proposal to you or resolve to do so; or

       - if we enter into an agreement to engage in a superior proposal with any person other than WPP Group U.S. Finance or an affiliate of WPP Group U.S. Finance.

    (3) by us:

       - if WPP Group U.S. Finance or WPP Acquisition Corp. has breached in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement which (a) cannot be or has not been cured within 20 business days after the giving of written notice to WPP Group U.S. Finance or WPP Acquisition Corp. and (b) has not been waived by us; or

       - if our board of directors determines to accept a superior proposal.

    (4) by either WPP Group U.S. Finance or us:

       - if the merger has not occurred on or prior to the close of business on December 31, 1999; provided, that the right to terminate the merger agreement pursuant to this clause will not be available to any party whose failure to fulfill any material obligation of the merger agreement or other material breach of the merger agreement has been the cause of, or resulted in, the failure of the merger to have occurred on or prior to that date;

       - if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement and that order, decree, ruling or other action becomes final and non-appealable;

       - if at a duly held meeting of our stockholders held for the purpose of voting on the merger agreement and the merger, the holders of a majority of the outstanding shares of our common stock shall not have approved the merger agreement and the merger; or

       - if at the time of the determination of working capital, the condition precedent relating to the minimum purchase price shall not have been satisfied and WPP Group U.S. Finance shall not otherwise agree to pay the amount of merger consideration necessary to satisfy the condition.

TERMINATION FEE AND PAYMENT OF EXPENSES

    We will be required to pay $1,500,000 to WPP Group U.S. Finance on the fifth business day following termination of the merger in the event that the merger agreement is terminated:

       - By WPP Group U.S. Finance if:

           (1) our board of directors withdraws or modifies its recommendation of the merger or resolves or publicly announces its intention to do so;

           (2) there is any willful or intentional action or inaction by us which causes us to breach in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement, and within six months of that termination, we enter into any agreement with respect to any takeover proposal;

           (3) we recommend a superior proposal to you or resolve to do so; or

           (4) we enter into an agreement to engage in a superior proposal with any person other than WPP Group U.S. Finance or an affiliate of WPP Group U.S. Finance.

       - By us if our board determines to accept a superior proposal.

FINANCING FOR THE MERGER

    WPP Group U.S. Finance has adequate funds to finance the payments to you required in connection with the merger. The merger is not conditioned on obtaining financing.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for federal income tax purposes, unless you are exempt from taxes. For a more detailed discussion of the federal income tax consequences of the merger, see "The Merger--Material Federal Income Tax Consequences." You are urged to consult your tax adviser to determine the effect of the merger on you under federal, state, local and foreign tax laws.

RIGHTS OF DISSENTING STOCKHOLDERS


    Any stockholder who does not wish to accept the consideration provided for in the merger agreement in exchange for his or her shares has the right under the Delaware General Corporation Law to receive the "fair value" of his or her shares of our common stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect appraisal rights a dissenting stockholder must:


       - not vote in favor of adopting and approving the merger agreement and the merger; and

       - make a written demand for appraisal before the vote on the merger agreement and the merger.

    Merely voting against the merger agreement and the merger will not protect the right of appraisal. Appendix C to this proxy statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights. See "The Merger--Appraisal Rights."

MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

    Our common stock trades on the Nasdaq National Market under the symbol "IQST." The following table sets forth, for the fiscal year periods indicated, the high and low sale prices of our common stock as reported by Nasdaq.


                                                                HIGH       LOW
                                                              --------   --------
1997
  First Quarter.............................................   $26.50     $14.00
  Second Quarter............................................    22.75      12.00
  Third Quarter.............................................    24.75      17.00
  Fourth Quarter............................................    21.75      12.63

1998
  First Quarter.............................................   $14.25     $ 6.75
  Second Quarter............................................    12.63       9.38
  Third Quarter.............................................    10.31       7.00
  Fourth Quarter............................................     8.63       4.13

1999
  First Quarter.............................................   $13.00     $ 7.00
  Second Quarter............................................    12.38       7.00
  Third Quarter.............................................    11.75       7.38
  Fourth Quarter (through November 15, 1999)................    12.00      10.88


    On August 12, 1999 (the last trading day before the announcement of the merger agreement), the high and low sale prices of our common stock were $9.50 and $9.25, and the closing sales price was $9.25. No cash dividends have been paid on our common stock, and we do not currently intend to pay cash dividends on our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA


    The following table presents our selected consolidated financial data as of and for each of the five years in the period ended December 31, 1998 and for the nine-month periods ended September 30, 1998 and September 30, 1999. This financial data was derived from our audited and unaudited historical consolidated financial statements and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes contained elsewhere in this proxy statement.

    The selected financial data set forth below do not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, our interim unaudited financial statements and annual audited financial statements, including the related notes, which are contained elsewhere in this proxy statement.


                                                                                         NINE MONTHS     NINE MONTHS
                                                                                            ENDED           ENDED
                                                                                        SEPTEMBER 30,   SEPTEMBER 30,
                                                                                            1998            1999
                                   1994       1995       1996       1997       1998      (UNAUDITED)     (UNAUDITED)
                                 --------   --------   --------   --------   --------   -------------   -------------
Revenues:
  Continuous services..........  $10,921    $16,782    $23,719    $31,778    $39,440       $17,281         $15,829
  Other services...............    3,647      2,930      4,648      4,765      6,259         2,804           6,364
                                 -------    -------    -------    -------    -------       -------         -------
    Total revenues.............   14,568     19,712     28,367     36,543     45,699        20,085          22,193
                                 -------    -------    -------    -------    -------       -------         -------
Operating expenses:
  Costs of revenues............    8,635     10,253     13,949     19,703     24,604        11,488          11,822
  Sales, general and
    administrative.............    4,404      6,031      7,738     12,214     20,325         8,940           9,638
  Product development..........    1,545      1,979      3,644      2,796      4,272         2,610           1,032
  Depreciation and
    amortization...............      275        328        701      1,032      1,326           850             661
                                 -------    -------    -------    -------    -------       -------         -------
    Total operating expenses...   14,859     18,591     26,032     35,745     50,527        23,888          23,153
                                 -------    -------    -------    -------    -------       -------         -------
Operating (loss) income........     (291)     1,121      2,335        798     (4,828)       (3,803)           (960)
Loss from discontinued
  operations (net of tax)......       --         --         --         --         --        (1,270)         (1,580)
Gain on sale of discontinued
  operations (net of tax)......       --         --         --         --         --            --          21,196
  Interest income, and other...       12         49        875      1,955      1,404         1,086             722
                                 -------    -------    -------    -------    -------       -------         -------
  Interest expense.............      (25)       (31)       (17)        (9)        (1)           --              --
                                 -------    -------    -------    -------    -------       -------         -------
(Loss) income before income
  taxes........................     (304)     1,139      3,193      2,744     (3,425)       (3,987)         19,378
Provision for (benefit from)
  income taxes.................        2        593        984        583     (1,846)        2,052             301
                                 -------    -------    -------    -------    -------       -------         -------
Net (loss) income..............  $  (306)   $   546    $ 2,209    $ 2,161    $(1,579)      $(1,935)        $19,679
                                 =======    =======    =======    =======    =======       =======         =======
Basic net (loss) income per
  share........................  $ (0.16)   $  0.08    $  0.32    $  .026    $ (0.19)      $   .23         $  2.50
Diluted net (loss) income per
  share........................  $ (0.16)   $  0.07    $  0.30    $  0.25    $ (0.19)      $   .23         $  2.37
Basic weighted average shares
  outstanding..................    3,550      3,550      6,667      8,372      8,311         8,413           7,879
Diluted weighted average shares
  outstanding..................    3,550      3,972      7,317      8,519      8,311         8,413           8,315



                                                                  DECEMBER 31,                       SEPTEMBER 30,
                                              ----------------------------------------------------       1999
                                                1994       1995       1996       1997       1998      (UNAUDITED)
                                              --------   --------   --------   --------   --------   -------------
Consolidated Balance Sheet Data:
Working capital.............................   $1,167     $1,956    $54,817    $46,636    $41,653       $72,006
Total assets................................    6,074      8,107     64,282     67,407     62,587        99,351
Common stockholders' (deficit) equity.......   (1,892)      (974)    57,202     59,870     53,541        74,254

                           FORWARD-LOOKING STATEMENTS

    Some statements contained in this proxy statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements. These statements relate to, among other things, the merger, and future capital expenditures, cost reduction, cash flow and operating results. The words "expect," "project," "estimate," "predict," "anticipate," "believe," "plan," "intend," and similar expressions are also intended to identify forward-looking statements. These statements are subject to numerous risks, uncertainties and assumptions, including but not limited to:

    - general business and economic conditions in our operating region, including the rate of inflation, population, employment and job growth in our markets;

    - pricing pressures and other competitive factors;

    - results of our efforts to reduce costs;

    - our ability to achieve operating improvements;

    - issues arising from addressing year 2000 information technology issues;

    - conditions to the consummation of the merger, including regulatory approval, which could affect the timing of the merger;

    - our estimates of cash balances and working capital, as they relate to the calculation of the merger consideration;

    - legal proceedings; and

    - changes in state or federal legislation or regulations.

    Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. WPP Group U.S. Finance and we do not undertake to update forward-looking information contained in this proxy statement to reflect actual results, changes in assumptions or changes in other factors affecting the forward-looking information. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in, contemplated by or implied by such statements.

                 TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING


    Our board of directors is soliciting your proxy. These proxies will be used at the special meeting to be held at 10:00 a.m., local time, on December 20, 1999 at our executive offices located at 1250 Capital of Texas Highway South, Building One, Suite 600, Austin, Texas 78746, and at any and all adjournments or postponements of the special meeting. The purpose of the special meeting is to consider and vote on a proposal to adopt and approve the merger agreement and the merger. Our board of directors has unanimously approved the merger agreement and the merger. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.


                     RECORD DATE AND VOTING OF COMMON STOCK


    Stockholders of record at the close of business on November 15, 1999 will be entitled to vote at the special meeting. On November 15, 1999 there were 7,909,682 shares of our common stock issued and outstanding. The presence, in person or by proxy, of the holders of shares representing at least a majority of the outstanding shares of our common stock at the special meeting will constitute a quorum. Shares represented by proxies that reflect abstentions or broker non-votes, which are shares held by a broker or nominee that are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.


    All shares represented by properly executed and unrevoked proxies will be voted at the special meeting. Each share of our common stock is entitled to one vote. You may revoke your proxy before it is voted by executing another proxy at a later date, by notifying our corporate secretary in writing of your revocation or by attending the special meeting and voting in person.

    At the special meeting, you will vote on the proposal to adopt and approve the merger agreement and the merger. Holders of a majority of all the issued and outstanding shares of our common stock must vote in favor of adopting and approving the merger agreement and the merger in order for the proposal to be adopted. Votes withheld, abstentions and broker non-votes will not be counted as votes cast and will not be voted. A failure to vote, a vote to abstain or a broker non-vote will have the same legal effect as a vote cast against adoption of the merger agreement and the merger.

    If the enclosed proxy is duly executed and received in time for the special meeting, and if no contrary instructions are included on the proxy, the persons named as proxies intend to vote those shares of our common stock in favor of the merger proposal to adopt and approve the merger agreement and the merger, and in the discretion of the persons named as proxies in connection with any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

    At this time, we know of no other matters that may be presented for stockholder action at the special meeting. However, if any matters, other than the proposal for the merger agreement and the merger, should properly come before the special meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

    In the event that there are not sufficient votes to adopt the proposal for the merger agreement and the merger, we expect that the special meeting will be postponed or adjourned in order to permit further solicitation of proxies by us.

    The delivery of this proxy statement will not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                            SOLICITATION OF PROXIES

    Our officers and regular employees may solicit proxies from stockholders by telephone, facsimile or in person. We will not pay these individuals any additional compensation for such services, except for the reimbursement of any reasonable out-of-pocket expenses that they incur. We will pay all additional expenses of the solicitation of proxies for the special meeting, including the cost of mailing.

                                   THE MERGER

BACKGROUND OF THE MERGER

1998

    In October 1998, our board, after hearing presentations from various members of management on the prospects for our two divisions, decided to engage an investment banking firm to assist it in reviewing and analyzing strategic and financial alternatives, in part because of increasing competition and consolidation in our industry and the need for greater financial resources to successfully compete. In early November 1998, our board engaged U.S. Bancorp Piper Jaffray for this analysis and asked U.S.

Bancorp Piper Jaffray to consider a number of alternatives, including continuing the business independently under current or modified strategic objectives; merger, sale or divestiture opportunities involving all or a portion of our businesses or assets; consideration of significant acquisitions; and a potential going private transaction. During November, representatives of IntelliQuest and U.S. Bancorp Piper Jaffray met to discuss strategic and financial alternatives, our financial results and prospects and potential strategic partners.

    On December 11, 1998, representatives of U.S. Bancorp Piper Jaffray had discussions with our board concerning potential strategic transactions involving all or a part of our business. At the conclusion of this meeting, our board authorized U.S. Bancorp Piper Jaffray to contact potential strategic partners to acquire all or part of our business beginning in January 1999.

JANUARY/FEBRUARY 1999

    Between January 4, 1999 and February 14, 1999, U.S. Bancorp Piper Jaffray and we contacted approximately 35 potential strategic partners and provided information about us to approximately 20 of them. On February 4, 1999, U.S. Bancorp Piper Jaffray sent letters to potential strategic partners requesting a preliminary indication of interest in acquiring our entire company or one or both of our two business divisions.

    On January 6, 1999, Brian Sharples, our Chief Executive Officer and President, contacted Martin Sorrell, Chief Executive Officer of WPP Group, WPP Group U.S. Finance's indirect parent, to discuss a potential transaction. On January 20, 1999, WPP Group executed a confidentiality/standstill agreement with us.

    In early February 1999, WPP submitted an indication of interest with a range of $10-12 per share, payable in cash or WPP stock. Representatives of U.S. Bancorp Piper Jaffray had subsequent telephone conversations with Andrew Hall, Executive Vice President of WPP Group USA, Inc., to discuss the valuation range set forth in WPP's indication of interest. Subsequently, and prior to February 14, 1999, WPP submitted a revised indication of interest with a range of $15-18 per share.

    On February 14, 1999, our board of directors considered indications of interest from a number of potential buyers of all or a portion of our business. Representatives of U.S. Bancorp Piper Jaffray participated in the discussion by telephone. All of these indications of interest were preliminary and were subject to completion of due diligence and various other contingencies. From mid-February through early March, our management met with several interested buyers of the entire company or one of our divisions.

MARCH/APRIL 1999

    On March 3, 1999, we met with WPP. Participants included Mr. Sharples (by telephone), Kit Webster, our Chief Financial Officer, Marianne Grogan, President of Research Operations, Charles Stryker, President of IQ2.net Operations,
Mr. Hall, Richard Beanland, Chief Financial Officer of The Kantar Group Limited, Bob Meyers, Group Chief Executive Officer for Millward Brown International, a subsidiary of The Kantar Group Limited, and a representative of U.S. Bancorp Piper Jaffray. At this meeting, we made a preliminary due diligence presentation and the parties determined to continue the diligence process.

    On March 10, 1999, U.S. Bancorp Piper Jaffray sent letters to potential buyers involved in the process requesting firm offers for the purchase of all of our outstanding stock or one or both of our divisions. Two parties submitted indications of interest in accordance with U.S. Bancorp Piper Jaffray's instructions. One party ("Third Party 1") proposed purchasing the assets of the research business for $32-35 million cash, and the other party ("Third Party 2") reaffirmed its preliminary interest in acquiring our stock for between $11.50 and $13.00 per share. Each of these indications of interest was subject to numerous assumptions and qualifications.

    On March 23, 1999, our board met with representatives of U.S. Bancorp Piper Jaffray to discuss the status of discussions with potential buyers. Our board determined to continue to explore a possible sale of our outstanding stock or one or both of our divisions.

    On March 26, 1999, WPP submitted a proposal to purchase our outstanding stock for approximately $42 million, subject to certain assumptions.

    In late March, Mr. Stryker contacted Naviant Technology Solutions, Inc. and certain financial investors regarding a possible purchase of the IQ2.net business by Naviant. In April 1999, Naviant submitted an indication of interest to purchase the IQ2.net business.

    Also during April, Third Party 1 submitted two revised indications of interest--first, a proposed purchase of the assets of the research business for $40 million in cash plus an amount equal to our cash balances at closing and second, later that month, the same proposed purchase for $42 million plus cash balances. In addition, Third Party 1 proposed an alternative transaction to purchase all of our outstanding stock for $117.4 million based on certain assumptions, including an assumed sale of the IQ2.net business for $59.5 million and cash balances of $34 million.

    On April 16, 1999, after conducting due diligence Third Party 2 submitted a revised indication of interest to purchase all of our outstanding stock for $9.00 per share in cash, which continued to contain numerous assumptions and qualifications.

    On April 30, 1999, our board of directors met to discuss the proposals from Naviant, WPP and the other interested parties. Representatives of U.S. Bancorp Piper Jaffray joined the meeting for the discussion with our board. Our board determined to continue the process of exploring a possible sale of our outstanding stock or one or both of our divisions.

MAY 1999

    Throughout the month of May, our representatives, including
Messrs. Sharples and Stryker, and representatives of U.S. Bancorp Piper Jaffray had discussions with additional interested parties relating to a sale of all or part of our business as well as strategic alliances, but those discussions did not advance beyond the preliminary stage.

    Also during the first part of May, Third Party 1 submitted a letter indicating its interest in acquiring all of our outstanding stock in exchange for cash in the amount of $113 million based upon certain assumptions concerning the sale of the IQ2.net business and our cash balances. After reaffirming its interest, the Chairman of Third Party 1 and Mr. Stryker met and discussed the IQ2.net business and potential mutual opportunities for Third Party 1 and us. Following this meeting, Third Party 1 submitted a revised indication of interest with a proposed purchase price of $121 million for all of our outstanding stock under certain assumptions but subsequently indicated in writing to us that it was withdrawing its indication of interest. However, on May 20, 1999, after Mr. Sharples provided written information to Third Party 1's financial advisor about the status of the process for selling all or part of us, Third Party 1, through its financial advisor, submitted yet another indication of interest to purchase our outstanding stock for $47 million plus an amount equal to our cash balances, assuming we made an election under 338(h)(10) of the Internal Revenue Code, which would have resulted in the "double taxation" of us and our stockholders, thereby reducing the amount that our stockholders would receive.

    From late April until May 21, 1999, WPP and we, directly and through our advisors, had a number of conversations regarding the term of a proposed transaction and a potential no shop agreement. On May 7, 1999, WPP submitted an indication of interest to purchase our research business for

$42-48 million based on certain assumptions. On May 12, 1999, WPP submitted a revised indication of interest to purchase our research business for $50 million based on certain assumptions, including an assumption that we would retain a 2-10% interest in the IQ2.net business. On May 21, 1999, we entered into a no shop agreement providing WPP with an exclusive period to negotiate the purchase of our outstanding stock based on WPP's indication of interest to purchase our research business for $50 million, the basic terms of which were set forth in a negotiated term sheet.

    On May 27, 1999, our board met and discussed the status of negotiations with WPP and Naviant. Representatives of U.S. Bancorp Piper Jaffray participated in the discussions.

JUNE/JULY 1999

    During the months of June and July, our legal counsel and Naviant's legal counsel negotiated a definitive purchase agreement. On July 22, 1999, we entered into a definitive agreement to sell the IQ2.net business to Naviant for approximately $46.5 million in cash. We did not retain an interest in the IQ2.net business.

    After negotiating a term sheet in early June, WPP and we directed our legal counsel to negotiate a definitive merger agreement based on the terms contained in the term sheet. During the first half of June, representatives of WPP and their accountants conducted due diligence by reviewing documents provided by us and participating in a number of telephone conferences with our management. On June 22, 1999, WPP's exclusivity period under its no shop agreement expired, and on June 24, 1999, our board met to discuss the status of the negotiations with WPP. After hearing an update on the status of the definitive agreements from legal counsel and on the status of business discussions between WPP and us from a representative of U.S. Bancorp Piper Jaffray, our board determined not to extend WPP's exclusivity period but did direct management to continue to finalize the terms of a definitive agreement with WPP based on the term sheet. On June 30, 1999, in a telephone conversation with a representative of U.S. Bancorp Piper Jaffray, Mr. Hall proposed holding back at least $5 million of the purchase price which would be released if we met certain performance objectives during 1999. Between June 30, 1999 and August 9, 1999, WPP and we, directly and through representatives of U.S. Bancorp Piper Jaffray, had several conversations regarding the terms of the proposed transaction. WPP expressed concerns about assuming liabilities that could be related to the IQ2.net division, our 1999 performance to date and our level of working capital.

    On July 6, 1999, Mr. Gettle, Group Financial Director of Millward Brown International, and Mr. Hall met with Messrs. Sharples, Webster and Frazier in an attempt to address these concerns. At the end of the meeting, Messrs. Gettle and Hall requested further financial information and the details of the potential transaction with Naviant. At the July 21 board meeting where our board approved the sale of the IQ2.net business, after receiving advice and counsel from representatives of U.S. Bancorp Piper Jaffray and our legal counsel, our board authorized management to work with U.S. Bancorp Piper Jaffray to seek new opportunities for a sale of the remainder of the company or another strategic alliance. Following this board meeting, Mr. Hall telephoned a representative of U.S. Bancorp Piper Jaffray to propose a new purchase price of $40 million cash plus an amount equal to our cash balances, assuming a maintained level of working capital at closing, plus a contingent amount of up to $5 million, to be released if we met certain gross margin targets through September 30, 1999.

AUGUST 1999

    On August 5, 1999, Mr. Sharples and a representative of U.S. Bancorp Piper Jaffray met with Messrs. Sorrell and Hall. Mr. Sharples and a representative of U.S. Bancorp Piper Jaffray also met with representatives of Third Party 1 and representatives from two other companies that had not previously submitted indications of interest. All of these discussions focused on a sale of our outstanding stock to a strategic investor or our combination with another company. Following these meetings, on August 6, 1999:

    - Mr. Hall spoke with a representative of U.S. Bancorp Piper Jaffray to reaffirm WPP's interest in purchasing our outstanding stock, after the sale of the IQ2.net business, for $42.5 million plus an amount equal to our cash balances, assuming a maintained level of working capital at closing, plus a contingent payment of up to $2.5 million based on our gross margins through September 30, 1999. Mr. Hall understood that we would not retain any interest in the IQ2.net business following its sale to Naviant. Mr. Hall reassured a representative of U.S. Bancorp Piper Jaffray that WPP was committed to moving forward, that he would direct his legal counsel to finalize the documentation with all due speed and that WPP would not conduct any additional due diligence; and

    - a representative from Third Party 1 spoke with Mr. Sharples and a representative of U.S. Bancorp Piper Jaffray to indicate its interest in purchasing our outstanding stock, after the sale of the IQ2.net business, for $13.00 per share. This price was based on certain assumptions concerning the sale of the IQ2.net business and our cash balances and subject to due diligence which the representative assured would be commenced promptly.


    On August 9, 1999, our legal counsel and WPP's legal counsel began finalizing the documentation for the transaction outlined by Messrs. Hall and Sharples, and Mr. Sharples requested Third Party 1 to submit its indication of interest in writing and without qualification. Mr. Sharples also invited representatives from Third Party 1 to commence due diligence as soon as possible. Third Party 1 did not respond to this invitation.


    During the negotiations, as legal counsel finalized the formula for determining the merger consideration, WPP's representatives again raised the issue of maintaining a level of working capital as of the closing and maintained that balance sheet cash had to be calculated as of closing. We resisted setting these calculations as of closing because of the inability to calculate a final per share merger consideration before our stockholders meeting. After extensive discussions, the parties agreed that working capital and balance sheet cash would be calculated as of the date of the stockholders meeting, WPP would be allowed to take over our operations following approval at our stockholders meeting and we would be able to terminate the merger agreement if the final merger consideration fell below an agreed upon amount per share. In addition, we negotiated a reduction in the termination fee (from $4.0 million to $1.5 million) we would have to pay if we terminated the merger agreement in order to accept a "superior proposal" from another party.

    On August 11, 1999, our board met to consider the final terms of the transaction with WPP, as well as the other proposals. Our board focused on the contingent portions of the purchase price, including the $2.5 million holdback for meeting September 30, 1999 gross margins and the required level of working capital at closing, the ability to terminate the merger agreement or seek approval again from the stockholders if the merger consideration fell below an agreed upon amount per share and the impact of the "no solicitation" provisions of the agreement which imposed a $1.5 million termination fee upon us if we terminated the merger agreement in order to accept a "superior proposal." Our board also discussed Third Party 1's indication of interest and noted its continuing lack of willingness to commit to a firm offer and its insistence on conducting additional due diligence which it had yet to commence. Our board concluded that Third Party 1's indication of interest was not firm enough to risk endangering the transaction with WPP. Our board also focused on the factors set forth below under "--Recommendation of our Board of Directors."

    At the meeting, U.S. Bancorp Piper Jaffray rendered an oral opinion to the effect that, as of such date, subject to certain assumptions (including those discussed in "--Opinion of our Financial Advisor"), the consideration to be received in the merger was fair, from a financial point of view, to our stockholders (other than Kantar Media Research and its affiliates) as of that date. Our board approved the merger and the merger agreement and unanimously recommended that the stockholders adopt and approve the merger and the merger agreement.

    On August 12, 1999, the parties executed the merger agreement.

    The parties subsequently amended the merger agreement as of October 14, 1999 to change the acquiring party to WPP Group U.S. Finance Corp.


    The parties amended the merger agreement further on November 18, 1999 to clarify the definition of working capital and change the measurement date for calculating balance sheet cash and working capital to October 31, 1999, so long as the stockholders meeting to approve the transaction occurs on or before December 20, 1999, and the end of the month immediately prior to the date of any stockholders meeting that occurs after December 20.


RECOMMENDATION OF OUR BOARD OF DIRECTORS

    Our board of directors unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interest of, our stockholders, and our board of directors recommends that you vote to adopt and approve the merger agreement and the merger. Our board of directors based these conclusions upon a number of factors, including:

    (1) information provided to our board by members of our management, and information presented by U.S. Bancorp Piper Jaffray at our August 11, 1999 board of directors meeting, including the opinion of U.S. Bancorp Piper Jaffray to the effect that, based upon and subject to the matters set forth in their opinion, as of the date of that opinion, the consideration to be received by our stockholders pursuant to the merger agreement is fair to our stockholders from a financial point of view, as more fully described in the following section under the heading "Opinion of our Financial Advisor";

    (2) current industry, economic and market conditions, including the potential for further consolidation within our industry and the need for substantial capital in order for us to compete effectively and that stockholder value may be maximized by selling us to a larger, better capitalized company;

    (3) our financial condition, results of operations, cash flow, business and prospects, both on a historical and a prospective basis, including the increasingly competitive nature of the markets in which we operate and our position in these markets; and

    (4) the terms and conditions of the merger agreement, including the ability of our board to respond to alternative proposals to acquire us, the size of the breakup fee payable under the merger agreement and the fact that the transaction is subject to the approval of a majority of our issued and outstanding shares of common stock.

    Our board did not assign relative weights to the factors discussed above or determine that any one factor was of particular importance; rather our board viewed its determinations as being based on the totality of the information presented to and considered by it.

    In approving the transaction, our board of directors was aware of and considered as a negative factor that as a result of the merger, our current stockholders would no longer participate in our future growth and earnings. It considered the possibility that our common stock could significantly increase in value. However, our board of directors believed that our sale would achieve greater value at this time for our current stockholders as compared with remaining a public company.

OPINION OF OUR FINANCIAL ADVISOR

    U.S. Bancorp Piper Jaffray was retained by our board to assist it in its evaluation of possible strategic or financial alternatives and, at the request of the board, to render an opinion to the board concerning the fairness, from a financial point of view, of the consideration to be received by you in the merger.

    U.S. Bancorp Piper Jaffray delivered to the board on August 11, 1999 its oral opinion (subsequently confirmed by its written opinion) to the effect that, as of the date of the opinion, based on and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to our stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to our stockholders. A copy of the opinion is attached as Appendix B to this proxy statement. You should read the attached opinion in its entirety.

    U.S. Bancorp Piper Jaffray was not asked to, and did not, make any recommendation to the board as to the form or amount of the consideration to be received by our stockholders in the merger, which was determined through negotiations between the parties to the merger. The opinion was rendered to our board and does not constitute a recommendation as to how you should vote with respect to the merger. The opinion does not address our underlying business decision to proceed with or effect the merger, the IQ2.net sale or any alternative transaction.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

       - a draft of the merger agreement dated August 10, 1999;

       - publicly available financial, operating and business information related to IntelliQuest;

       - our internal forecasted financial information furnished by our management;

       - publicly available securities and market data related to us;

       - to the extent publicly available, financial terms of selected acquisition transactions; and

       - financial and securities data of public companies deemed comparable to us giving effect to the IQ2.net sale.

    In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of our management concerning our financial condition, current operating results and business outlook on a stand alone basis after giving effect to the IQ2.net sale.

    In delivering the opinion to our board on August 11, 1999, U.S. Bancorp Piper Jaffray presented information containing various analyses material to the opinion. The following is a summary of these analyses:

    PROPOSED CONSIDERATION

    For purposes of its analyses, U.S. Bancorp Piper Jaffray calculated an enterprise value for IntelliQuest giving effect to the IQ2.net sale of $41.139 million based on the stated purchase price of $42.5 million and estimates from management of fees and expenses related to the merger and debt attributable to the business of IntelliQuest following the IQ2.net sale. Giving effect to management's estimate of the net after tax proceeds from the IQ2.net sale and cash balances outstanding at June 30, 1999, U.S. Bancorp Piper Jaffray calculated an aggregate consideration payable in the merger of $104.269 million or $12.22 per share on a fully diluted basis. In this connection, U.S. Bancorp Piper Jaffray assumed:

    - no portion of the $2.5 million of contingent purchase price contemplated by the merger agreement would be paid to our stockholders;

    - no reduction in the estimated cash consideration to be paid would result from the various provisions in the merger agreement relating to working capital adjustments;

    - there would be no change in the amount of cash outstanding between June 30, 1999 and the closing of the merger; and

    - management's estimates of the amount of cash to be paid to cash-out the holders of options to purchase our common stock in connection with the merger were accurate.

    MARKET ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed market and stock trading information concerning us. U.S. Bancorp Piper Jaffray presented the following stock price data for our common stock for specified periods prior to the date of its opinion:

Closing stock price as of 8/10/99...........................       $9.25
30 to 180 trading day average as of 8/10/99.................  $9.04 - 10.17
Market capitalization (based on 8/10/99 close)..............  $77.462 million
12-month high and low stock price (as of 8/10/99)...........  $4.13 - $13.00
Latest 12 months volume weighted average stock price........       $8.84

    U.S. Bancorp Piper Jaffray also presented a comparison of weekly price performance of our common stock relative to the NASDAQ composite index and the comparable group described below.

    COMPARABLE COMPANY ANALYSIS

    U.S. Bancorp Piper Jaffray compared financial information relating to us giving effect to the IQ2.net sale to corresponding data and ratios from a group of nine selected publicly traded companies deemed comparable to us giving effect to the IQ2.net sale. These comparable companies included AC Nielsen, Information Resources, NFO Worldwide, Forrester, M/A/R/C, Opinion Research, Gartner Group, Meta Group and Total Research.

    U.S. Bancorp Piper Jaffray presented the following valuation multiple data for us, based on the portion of the consideration relating to our marketing research business, and the comparable companies:

                                                                                COMPARABLE COMPANIES
                                                                      -----------------------------------------
                                                       INTELLIQUEST     LOW        MEAN      MEDIAN      HIGH
                                                       ------------   --------   --------   --------   --------
Enterprise value/LTM revenue.........................      1.6x         0.8x       1.6x       1.3x       2.6x
Enterprise value/estimated Calendar 1999 revenue.....      1.3x         0.5x       1.4x       1.3x       2.4x
Enterprise value/estimated Calendar 2000 revenue.....      1.0x         0.4x       1.2x       1.1x       1.9x
Enterprise value/LTM operating income................       neg        11.5x      15.0x      13.4x      23.5x
Equity value/LTM net income..........................       neg          neg      24.1x      22.1x      40.3x
Equity value/estimated Calendar 1999 net income......        nm         9.3x      19.6x      19.3x      27.2x
Equity value/estimated Calendar 2000 net income......      9.9x        13.8x      17.5x      16.5x      23.0x

    MERGER AND ACQUISITION MULTIPLE ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed eight recent merger and acquisition transactions since January 1, 1997 for which information was publicly available involving companies engaged in businesses comparable to our market research business.

    U.S. Bancorp Piper Jaffray calculated the following valuation multiple data for this comparable transactions group:

                                                                                COMPARABLE TRANSACTIONS
                                                                       -----------------------------------------
                                                        INTELLIQUEST     LOW        MEAN      MEDIAN      HIGH
                                                        ------------   --------   --------   --------   --------
Enterprise value/LTM revenue..........................      1.6x         0.8x       1.9x       1.6x       3.8x
Enterprise value/LTM operating income.................       neg          neg      22.6x      18.7x      35.6x
Equity value/LTM net income...........................       neg          neg      39.8x      35.6x      57.5x

    PREMIUMS PAID ANALYSIS

    U.S. Bancorp Piper Jaffray analyzed the implied premium or discount paid in acquisitions relative to recent public market pre-announcement trading prices for completed transactions since January 1, 1998 of $50 million to $150 million.

    U.S. Bancorp Piper Jaffray calculated a one-day, one-week and one-month implied premium based upon the $12.22 per share estimated cash proceeds payable to our stockholders in the merger as a percentage of our closing stock price on the corresponding date prior to an assumed public announcement on August 11, 1999.

                                                                           IMPLIED (DISCOUNT) PREMIUM
                                                                    -----------------------------------------
                                                     INTELLIQUEST     LOW        MEAN      MEDIAN      HIGH
                                                     ------------   --------   --------   --------   --------
One day prior to announcement......................      30.3%       (29.1)%     32.2%      22.9%     167.6%
One week prior to announcement.....................      26.6%       (26.0)%     38.3%      28.5%     159.2%
One month prior to announcement....................      33.9%       (43.8)%     47.0%      36.4%     273.2%

    DISCOUNTED CASH FLOW ANALYSES

    Using discounted cash flow analysis, U.S. Bancorp Piper Jaffray estimated the present value of our projected cash flows giving effect to the IQ2.net sale (but without reinvestment of the estimated net proceeds from that sale or existing cash balances) using internal financial planning data prepared by our management. U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of projected revenue of 1.0x to 1.5x and a range of discount rates of 24.0% to 28.0%. This analysis yielded a range of estimated present values of our enterprise value of approximately $37.6 million to $55.3 million, with a midpoint of $46.0 million.

    In reaching its conclusion as to the fairness of the merger consideration and in its presentation to our board, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

    The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to us giving effect to IQ2.net sale. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which we were compared and other factors that could affect the public trading value of the companies.

    For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by us or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility for the independent verification of such information. U.S. Bancorp Piper Jaffray relied upon the assurances of our management that:

    - the information provided to it by us was prepared on a reasonable basis;

    - the financial planning data and other business outlook information and anticipated net proceeds from the IQ2.net sale and other cash balances reflect the best currently available estimates of management; and

    - management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any of our specific assets or liabilities, and were not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed us as a going concern and accordingly expressed no opinion as to our liquidation value. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of our common stock have traded or at which these shares may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion.

    U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Our board selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with us and the business information services industry in general. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of IntelliQuest or WPP Group, an affiliate of WPP Group U.S. Finance, for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

    Under the terms of the engagement letter dated November 4, 1998, as amended, we paid U.S. Bancorp Piper Jaffray $75,000 upon its engagement and presentation of strategic alternatives, and have agreed to pay $1.120 million upon consummation for financial advisory services rendered in connection with the merger. In addition, we have agreed to pay U.S. Bancorp Piper Jaffray $250,000 for rendering its opinion, which fee is not contingent on consummation of the merger. We have paid U.S. Bancorp Piper Jaffray $1.130 million in connection with the IQ2.net sale. Whether or not the merger is consummated, we have agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by our board.

WPP GROUP U.S. FINANCE'S REASONS FOR THE MERGER

    WPP Group U.S. Finance's board of directors has unanimously approved WPP Group U.S. Finance's acquisition of IntelliQuest and authorized management to negotiate and enter into the merger agreement. WPP Group U.S. Finance is not required to obtain the approval of its stockholders to consummate the merger.

    In reaching its conclusion to approve the merger agreement and the merger, WPP Group U.S. Finance's board of directors considered a number of factors, including:

    - Leveraging IntelliQuest's excellent reputation and capabilities for servicing Information Technology clients; and

    - Enhancing the development of WPP Group U.S. Finance and Millward Brown's Internet research capabilities.

    WPP Group U.S. Finance believes that IntelliQuest is a leader in this arena and works closely with many high technology clients, including IBM, Microsoft, Compaq and Hewlett Packard. The resulting depth of knowledge of the industry has allowed IntelliQuest to have a consultative positioning with their clients, rather than a traditional research role. With the very specific marketing needs of the high technology arena, including shorter product lifecycles and significant time pressures, the industry-dedicated model has significant advantages. Also, similar to Millward Brown, IntelliQuest is highly focused on brand research. As a result, from both a capability and a cultural perspective, IntelliQuest is a very good fit for Millward Brown. Because of the skill-sets of the organization and its people, we believe that Millward Brown products can be very effectively leveraged within IntelliQuest.

    The license of data from IQ2.net provides WPP Group U.S. Finance and Millward Brown with access for research purposes to the "panel" of individuals whose details are obtained through IQ2.net's business. With several million people being potentially available through this source WPP Group U.S. Finance believes that it will be possible to conduct research via the Internet using large and high quality respondent sample sizes. IQ2.net has software that can accelerate WPP Group U.S. Finance's and Millward Brown's ability to address client needs using the Internet. For example, SurveyNet, IntelliQuest's core survey preparation system, allows the researcher to move quickly, and efficiently report survey data at the end of the survey. SurveyNet will also provide a platform allowing further automation of the research process.

PERSONS INTERESTED IN THE MERGER

    In considering the merger, you should be aware that certain of our directors and officer have interests in the merger, as described below.


SEVERANCE AND BONUS ARRANGEMENTS


    We have in effect severance agreements with Brian Sharples, Kit Webster, Peter Zandan and Ed Frazier. Our obligations under each severance agreement are triggered if such person's employment is terminated without cause. The merger agreement provides that Brian Sharples, Kit Webster, and Ed Frazier will be terminated without cause immediately following the effective time of the merger. Upon termination, Brian Sharples, Kit Webster, Peter Zandan and Ed Frazier will be entitled to the following benefits:

    1. All salary, vacation pay and PRO RATA bonus that they have accrued and not yet been paid through the date of termination;

    2.  All rights they possess with respect to their outstanding stock options;

    3. Continuation of any health care insurance in effect at the date of termination for a period of 12 months at the same rates then in effect for our other employees; and

    4. An aggregate amount, payable in bi-weekly installments over 12 months in accordance with our normal payroll practices, equal to:

       - $250,000, in the case of Brian Sharples;


       - $185,000, in the case of Kit Webster; and

       - $200,000, in the case of Ed Frazier.


    Peter Zandan will receive $250,000 in the aggregate as severance and as consideration for executing a non-competition agreement with us.



    We have created a bonus pool, out of which payments aggregating $210,000 will be made to certain employees for their services prior to closing of the merger.


STOCK OPTIONS

    Holders of our stock options outstanding at the time of the merger will receive a cash payment for each option in the amount equal to the difference between the exercise price of the option and the per share consideration received by our stockholders in connection with the merger. Under the terms of our stock options, all options will become fully vested and exercisable in connection with the merger.

    The following table indicates for each person who is one of our current executive officers or directors and who holds stock options:

    (1) the number of shares of our common stock subject to those options that were vested on August 16, 1999;

    (2) the number of shares of our common stock subject to those options that were not vested August 16, 1999; and

    (3) the aggregate value, net of the exercise price, for those options if those options were fully vested and cashed out based on a per share price of $12.70.

NAME                                                VESTED OPTIONS   UNVESTED OPTIONS   VALUE OF OPTIONS
----                                                --------------   ----------------   ----------------
Peter Zandan .....................................      19,207            78,972           $  755,978
  Chairman

Brian Sharples ...................................      42,605            88,647           $1,010,640
  Chief Executive Officer, President and Director

Ed Frazier .......................................      21,352            78,648           $  707,500
  Chief Operating Officer

F. S. (Kit) Webster III ..........................      17,187            57,813           $  577,500
  Chief Financial Officer

Marianne Grogan ..................................      35,557            36,692           $  552,067
  President, Research Operations

Lee Walker .......................................      22,130            27,620           $  383,075
  Director

William Wood .....................................      13,435            36,565           $  385,000
  Director

LIMITATION OF LIABILITY OF OUR DIRECTORS AND OFFICERS; DIRECTORS AND OFFICERS
  INSURANCE

    The merger agreement provides that WPP Group U.S. Finance and the surviving corporation will cause to be maintained in effect for a period of six years following the time of the merger:

    - the current provisions in our certificate of incorporation, bylaws and indemnification agreements regarding indemnification of our current and former officers and directors; and

    - an insurance and indemnification policy that provides coverage for the benefit of our officers and directors for events occurring at or prior to the time of the merger that is no less favorable than the existing policies; provided that WPP Group U.S. Finance will not be required to pay an annual premium for this insurance in excess of 1.5 times the last annual premium paid prior to the date of the merger agreement, but in that case will purchase as much coverage as possible for such amount.

THE MERGER AGREEMENT

    The following summary of the material terms of the merger agreement is subject to, and qualified in its entirety by, the complete text of the merger agreement which is attached to this proxy statement as Appendix A. The terms of the merger agreement are the result of arm's-length negotiations between us on the one hand and WPP Acquisition Corp. and WPP Group U.S. Finance on the other.

    TERMS OF THE MERGER. Subject to and as soon as practicable following the receipt of the requisite vote of our stockholders and the satisfaction or waiver of the conditions to the consummation of the merger set forth in the merger agreement, the parties will cause the merger to be consummated by filing a certificate of merger as contemplated by the Delaware General Corporation Law. The merger will be effective at the time the certificate of merger is filed with the Delaware Secretary of State.

    When the certificate of merger is filed with the Delaware Secretary of State, WPP Acquisition Corp. will be merged with and into us, the separate corporate existence of WPP Acquisition Corp. will cease, and we will continue as the surviving corporation and a wholly-owned subsidiary of WPP Group U.S. Finance.

    The merger agreement provides that at the time the certificate of merger is filed, our certificate of incorporation will be amended to read in its entirety as the certificate of incorporation of WPP Acquisition Corp. as in effect when the certificate of merger is filed. The merger agreement further provides that the bylaws of WPP Acquisition Corp., as in effect when the certificate of merger is filed, will be our bylaws immediately after the certificate of merger is filed. The merger agreement further provides that those persons who are the directors and officers of WPP Acquisition Corp. when the certificate of merger is filed will be the directors and officers of the surviving corporation immediately after the certificate of merger is filed.

    CONVERSION OF SECURITIES. At the time the certificate of merger is filed, each share of our common stock that is issued and outstanding immediately prior to the filing of the certificate of merger with the Delaware Secretary of State, other than shares held in our treasury or by any of our subsidiaries, shares held by WPP Group U.S. Finance, WPP Acquisition Corp. or any other subsidiary of WPP Group U.S. Finance and shares as to which appraisal rights have been demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law, will, by virtue of the merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, in cash and without interest, a cash payment equal to the sum of
(1) the aggregate purchase price, as described below and (2) the aggregate amount of cash to be paid to our option holders, as described below, divided by the sum of (3) the number of issued and outstanding shares and (4) the number of shares subject to our in-the-money stock options. Stock options are in-the-money if the option holder will receive a cash payment in connection with the cashing out of the option as a result of the merger.


    The aggregate purchase price is equal to (A) $42.5 million plus balance sheet cash plus database proceeds plus a holdback amount, if any, less (B) the amount of balance sheet cash necessary, if any, to provide a minimum of $4,000,000 of working capital on the following date: (i) October 31, 1999 solely in the event the stockholders approve the merger on or before December 20, 1999 or (ii) in the event the stockholders approve the merger at any time after December 20, the last day of the calendar month in which the merger is approved by the stockholders (the "Determination Date"). For purposes of the merger agreement, the following terms have the following definitions:



    - "Balance sheet cash" means all cash and cash equivalents, calculated in accordance with U.S. generally accepted accounting principles, excluding database proceeds and excluding any taxes with respect ot the database proceeds which have not yet been paid, set forth on our balance sheet as of the Determination Date.


    - "Database proceeds" means cash proceeds actually received by us with respect to our sale of our database business multiplied by one minus our effective tax rate for the database business transaction as determined by PricewaterhouseCoopers.

    - "Deduction amount" means the product of 4 times the difference between $10,525,000 and the gross margin, if less than $10,525,000.

    - "Direct costs" means all costs and expenses incurred by us during the measuring period which are related to the projects and services performed by us during the measuring period, all determined in accordance with U.S. generally accepted accounting principles as consistently applied by us.

    - Gross margin for the measuring period will be equal to revenues less direct costs.

    - "Holdback amount" means (1) in the event the gross margin equals or exceeds $10,525,000, which is known as the "margin target," an amount equal to $2,500,000 or (2) in the event the gross margin is less than $10,525,000, an amount equal to $2,500,000 less the deduction amount, except that in no event will the deduction amount exceed $2,500,000.

    - "Measuring period" means the period commencing on January 1, 1999 and ending on September 30, 1999.

    - Revenues will be revenues generated by us during the measuring period as determined in accordance with U.S. generally accepted accounting principles as consistently applied by us.


    - "Working capital" means our current assets which are realizable in one year or less, minus our current liabilities, calculated in accordance with U.S. generally accepted accounting principles. For purposes hereof current liabilities shall include, without limitation, the following accruals whether paid before or after the determination of Working Capital:



       1. All amounts payable by the Company relating to severance agreements or arrangements as described under--"Persons Interested in the Merger."



       2. All amounts payable by the Company relating to restrictive covenants and non-competition arrangements with employees or former employees entered into on or before the Closing Date.



       3. All costs, including without limitation, legal, accounting, printing and filing fee costs incurred by the Company in connection with the litigation referred to under--"Litigation" or resulting from the need to hold a second meeting of stockholders.



    Two components of the purchase price, balance sheet cash and working capital as of the Determination Date, will not be determined until after the special meeting. Since we have not yet determined those numbers, we can only give you an estimate of what we think the price per share will be. Our current estimate of the amount WPP Group U.S. Finance will pay you in cash per share is approximately $12.70. If the actual amount is less than $12.25, we will either seek your approval again or terminate the merger agreement. Once we have determined the per share amount, we will issue a press release to inform you of the amount.



    Upon the merger, all shares of our common stock, by virtue of the merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist, except for the right to receive a cash payment in exchange for shares. Each holder of a certificate formerly representing any such shares will cease to have any rights with respect to such shares other than the right to receive a cash payment for the shares upon surrender of the certificate.

Upon filing of the certificate of merger with the Delaware Secretary of State, each share of our common stock held in our treasury or by one of our subsidiaries and each share of our common stock held by WPP Group U.S. Finance, WPP Acquisition Corp. or any of WPP Group U.S. Finance's other subsidiaries immediately prior to the filing will be canceled and cease to exist, and no payment shall be made with respect to those shares.


    TREATMENT OF STOCK OPTIONS. Each outstanding option to purchase shares of our common stock that was granted under any stock option plan, will, to the extent not previously vested, become fully vested immediately prior to the filing of the certificate of merger with the Delaware Secretary of State. We will cancel each stock option, and the holders of each of those options will receive a cash payment equal to the difference between the per share amount paid to our stockholders and the exercise price of each option.

    PAYMENT FOR SHARES. Prior to the filing of the certificate of merger with the Delaware Secretary of State, WPP Group U.S. Finance will deposit in trust with a paying agent or agents as may be appointed by WPP Group U.S. Finance and WPP Acquisition Corp., cash in U.S. dollars in an amount necessary to make all of the payments to our stockholders and option holders pursuant to the merger agreement. Out of this fund, the paying agent will, pursuant to instructions from our stockholders and option holders, make the payments to our stockholders and option holders referred to in the merger agreement. Any amount remaining in the fund twelve months after the time of the merger will be repaid to the surviving corporation. After that time, you will need to look to either WPP Group U.S. Finance or the surviving corporation to receive a cash payment in exchange for your stock certificates.

    Upon surrender to the paying agent of a certificate representing our common stock for cancellation in accordance with the merger agreement, that certificate will be canceled and cease to exist, and each holder of a certificate or certificates that represented shares of our common stock issued and outstanding immediately prior to the filing of the certificate of merger with the Delaware Secretary of State will cease to have any rights as a stockholder of IntelliQuest with respect to the shares of our common stock represented by the certificate or certificates, except for the right to receive the payment provided pursuant to the merger agreement. Until so surrendered, after the certificate of merger is filed, each certificate will be deemed after the merger to represent only the right to receive a cash payment upon such surrender, without interest. No transfer of shares of our common stock issued and outstanding immediately prior to the filing of the certificate of merger will be made on our stock transfer books after that time.

DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO YOU PROMPTLY FOLLOWING THE FILING OF THE CERTIFICATE OF MERGER EXPLAINING THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF COMMON STOCK FOR THE CASH PAYMENT DUE UNDER THE MERGER AGREEMENT. YOU SHOULD NOT SEND CERTIFICATES REPRESENTING YOUR SHARES OF COMMON STOCK TO THE PAYING AGENT OR TO US PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

    REPRESENTATIONS AND WARRANTIES. We have made various representations and warranties in the merger agreement, in respect of us and our subsidiaries, including those relating to the following customary matters, which representations and warranties are subject, in certain cases, to specified exceptions:

    - corporate organization, authority and good standing;

    - capitalization;

    - consents, approvals and absence of violations;

    - SEC reports and financial statements;

    - absence of certain changes and events;

    - litigation;

    - compliance with applicable law;

    - employee benefit plans and labor matters;

    - taxes;

    - intellectual property; and

    - contracts.

    The merger agreement specifies that the representations and warranties with respect to us do not include IQ2.net.

    WPP Group U.S. Finance and WPP Acquisition Corp. have made various customary representations and warranties in the merger agreement including having necessary financing to make the payments required by the merger agreement.

    CONDUCT OF BUSINESS PENDING THE MERGER. The merger agreement provides that, except as described in the merger agreement, in the schedules to the merger agreement, or with respect to the sale of IQ2.net, from the date of the merger agreement through the filing of the certificate of merger with the Delaware Secretary of State, we will, and will cause each of our subsidiaries to, in all material respects conduct our operations only in the ordinary course of business and seek to preserve our relationships with customers, suppliers and others having business dealings with us. The merger agreement provides that, except as described in the merger agreement, in the schedules to the merger agreement, or with respect to the sale of IQ2.net, from the date of the merger agreement through the filing of the certificate of merger with the Delaware Secretary of State, neither we nor any of our subsidiaries will do any of the following without the prior written consent of WPP Group U.S. Finance and WPP Acquisition
Corp.:

    - declare, set aside or pay any dividends on, or make any actual, constructive or deemed distributions in respect of, any of our capital stock, or otherwise make any payments to our stockholders, other than dividends payable to us declared by any of our subsidiaries;

    - split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

    - purchase, redeem or otherwise acquire any shares of capital stock or other securities of ours or any of our subsidiaries or any rights, warrants or options to acquire any such shares or other securities, except pursuant to the terms of our stock option plans;

    - except for the disposition of shares of IQ2.net in connection with the IQ2.net sale, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of our capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent, other than, in the case of us, the issuance of shares during the period from the date of the merger agreement through the merger upon the exercise of stock options outstanding or the issuance of stock options in the ordinary course of business consistent with past practice in accordance with our current terms or enter into any agreement or contract with respect to the sale or issuance of any of our securities;

    - amend our charter or bylaws;

    - acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, other than in the ordinary course of business consistent with past practice;

    - sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of our material assets, other than IQ2.net or in the ordinary course of business consistent with past practice;

    - incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice for working capital purposes, or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to us, any of our wholly-owned subsidiaries, or other than in the ordinary course of business;

    - alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of our subsidiaries or adopt any plan with respect to any of the foregoing, other than with respect to our database business;

    - other than as provided in the agreements related to the sale of our database business, grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, adopt, or amend any existing severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan, including, without limitation, stock option plans, or enter into or amend any employment or consulting agreement, except as required by law or as set forth in the merger agreement;

    - enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by us and our subsidiaries in excess of, $150,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by, us and our subsidiaries in excess of, $200,000, in the aggregate;

    - except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the merger agreement, increase the compensation or fringe benefits of any of our directors, officers or employees provided that, with respect to employees that are not executive officers or directors, we may increase compensation associated with promotions and regular reviews in the ordinary course of business consistent with past practice;

    - agree to the settlement of any material claim or litigation;

    - make or rescind any material tax election or settle or compromise any material tax liability;

    - except as required by applicable law or generally accepted accounting principles, make any material change in our method of accounting;

    - except as required under stock option plans or any existing agreements we have made available to WPP Group U.S. Finance or WPP Acquisition Corp. or by law, and as otherwise provided in the merger agreement, the agreements related to the sale of our database business, or any employment-related agreements in connection with the sale of our database business, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

    - pay, discharge or satisfy any claims, liabilities or obligations, absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction of any claims, liabilities or obligations in the ordinary course of business and consistent with past practice or as provided in the agreements related to the sale of our database business, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements, or the related notes, contained in our SEC reports;

    - except as provided in the agreements related to the sale of our database business, enter into any agreement, understanding or commitment that restrains, limits or impedes our or any of our subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on our or any of our subsidiaries' activities;

    - except as provided in the agreements related to the sale of our database business, modify, amend or terminate any material contract to which we are a party or waive any of our material rights or claims except in the ordinary course of business consistent with past practice; and

    - incur, assume or suffer to exist any material liability or obligation in connection with the sale of our database business which is not reflected in the agreements related to the sale of our database business.

    THIRD PARTY STANDSTILL AGREEMENTS. Prior to the delivery of the certificate of merger to the Delaware Secretary of State, we may not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which we or any of our subsidiaries is a party, other than any involving WPP Group U.S. Finance.

    OTHER POTENTIAL ACQUIRERS. We, our affiliates, as such term is defined under Rule 12b-2 under the Exchange Act, and our officers, directors, employees, advisors, attorneys and other representatives and agents have agreed that we will immediately cease any discussions or negotiations which may be ongoing with third parties with respect to any takeover proposal, as defined below, except in connection with the sale of our database business. We will not, and we will not authorize or permit anyone to:

    - solicit, initiate or encourage the submission of a takeover proposal; or

    - enter into any agreement with respect to any takeover proposal or enter into any arrangement requiring us to abandon or fail to consummate the merger.

    We may, however, in response to an unsolicited takeover proposal, participate in discussions or negotiations with or furnish information to any third party which makes a superior proposal, as defined below, if our board of directors believes it would be in the best interests of our stockholders to do so.

    As used in the merger agreement, "takeover proposal" means

    - any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of our assets or any of our subsidiaries, or of over 20% of any class of our equity securities or of any of our subsidiaries (other than the securities and assets related to the sale of our database business);

    - any tender offer or exchange offer that, if consummated, would result in any person's or entity's beneficially owning 20% or more of any class of our equity securities or of any of our subsidiaries, other than IQ2.net; or

    - any merger, consolidation, business combination, sale of all, or substantially all, of our assets or similar transaction involving us or any of our subsidiaries, other than any transaction relating to the securities and assets related to the sale of our database business.

    As used in the merger agreement, "superior proposal" means a bona fide takeover proposal on terms which our board of directors determines in its good faith reasonable judgment to be more favorable to our stockholders than the transactions contemplated by the merger agreement with WPP Group U.S. Finance for which financing is then available, and which is not subject to any financing or due diligence condition.

    Except as described below, neither our board of directors nor any committee thereof may:

    - withdraw or modify, or propose to withdraw or modify in a manner adverse to WPP Group U.S. Finance their approval or recommendation of the merger;

    - approve or recommend, or propose to approve or recommend, any takeover proposal; or

    - cause us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal.

    In the event we receive a superior proposal, our board of directors may enter into an agreement relating to the superior proposal and recommend the superior proposal to our stockholders. In such case, our board of directors may withdraw, modify or refrain from making its recommendation of the merger with WPP Group U.S. Finance, and, to the extent it does so, we may refrain from calling, providing notice of and holding the stockholders meeting to adopt and approve the merger with WPP Group U.S. Finance and from soliciting proxies or consents to secure the vote or written consent of our stockholders to adopt and approve the merger with WPP Group U.S. Finance and may terminate the merger with WPP Group U.S. Finance; provided, however, that we:

    - provide WPP Group U.S. Finance at least 24 hours prior written notice of our intention to execute or enter into an agreement relating to the superior proposal;

    - terminate the merger agreement by written notice to WPP Group U.S. Finance provided no sooner than 48 hours after WPP Group U.S. Finance's receipt of a copy of the superior proposal, or a description of the significant terms and conditions thereof; and

    - pay $1,500,000 to WPP Group U.S. Finance within five business days of terminating the merger agreement with WPP Group U.S. Finance.

    Notwithstanding anything else in the merger agreement, we may take or disclose to our stockholders any position contemplated by the Exchange Act or make any disclosure to our stockholders if, in the good faith judgment of our board of directors, such disclosure is required by applicable state or federal securities laws or is necessary in order to comply with its fiduciary duties to our stockholders under applicable law.

    PAYMENT OF ACQUISITION EXPENSES. We have agreed that we will pay all legal, accounting, printer's and investment banking fees in connection with the merger agreement prior to the delivery of the certificate of merger to the Delaware Secretary of State.

    ADDITIONAL COVENANTS. Pursuant to the merger agreement, we have agreed, among other things, to:

    - call a meeting of our stockholders for the purpose of voting upon the merger and take all action necessary or advisable to obtain stockholder approval of the merger;

    - recommend to our stockholders the approval of the merger;

    - prepare and file a preliminary proxy statement with the SEC, respond to any comments of the SEC or its staff and cause the proxy statement to be cleared by the SEC;

    - take all such action as may be reasonably necessary or advisable to obtain the necessary approvals by our stockholders of the merger; and

    - afford to WPP Group U.S. Finance, and to WPP Group U.S. Finance's accountants, counsel, financial advisers and other representatives, reasonable access to our books and records and permit them to make such inspections as they may reasonably request during normal business hours.

    WPP Group U.S. Finance and WPP Acquisition Corp. have agreed, among other things, to cause shares of our common stock owned by WPP Group U.S. Finance, WPP Acquisition Corp. or any of WPP Group U.S. Finance's subsidiaries to be voted in favor of the approval of the merger.

    We, WPP Group U.S. Finance and WPP Acquisition Corp. each have agreed to:

    - consult with each other before issuing any press release or otherwise making any public statements with respect to the merger agreement, and to not issue any press release or make any public statement prior to consultation, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market; and

    - take all such action as may be necessary or advisable to obtain such approvals and take such actions as are necessary or advisable under any statute or regulation that shall become applicable to the merger agreement, so that the merger agreement may be consummated as promptly as practicable, and otherwise act to minimize the effects of any such statute or regulation on the merger agreement.

    INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE. Under the terms of the merger agreement the current provisions regarding indemnification of current or former officers and directors will be maintained for a period of six years after the merger. Furthermore, for a period of six years after the merger, WPP Group U.S. Finance will maintain an insurance and indemnification policy for the benefit of our current directors and officers that provides coverage for events occurring at or prior to the merger that is no less favorable than the existing policies.


    TERMINATION OF EMPLOYMENT. Immediately following the merger, WPP Group U.S. Finance will terminate Brian Sharples, Kit Webster and Ed Frazier without cause. The severance cost of such terminations, and the severance costs relating to the termination of any accounting personnel and any other personnel who have severance arrangements with us, (including, without limitation, all payments to be made to Peter Zandan with respect to both severance and non-competition arrangements) will be charged to us as an expense for purposes of determining our working capital and therefore may reduce the amount being paid to our stockholders.


    OTHER AGREEMENTS RELATING TO STOCK OPTIONS. We have agreed to obtain the consent of at least 90% of the holders of stock options under the 1994 Incentive Stock Option Plan, the IntelliQuest Information Group, Inc. 1996 Stock Plan, and the IntelliQuest Information Group, Inc. 1997 Supplemental Stock Plan to the termination of their option agreements in exchange the cash payment.

    INTERIM OPERATIONS. WPP Group U.S. Finance will assume responsibility for our operation, subject to consultation and review with Brian Sharples and our board of directors, during the period between (1) your approval of the merger and (2) the merger, while we make a final determination of the purchase price, or the termination of the merger agreement. Approval of Brian Sharples and our board of directors will be required for all matters, other than matters in the ordinary course of business.

    CONDITIONS TO THE MERGER. The obligations of ourselves, WPP Group U.S. Finance and WPP Acquisition Corp. to complete the merger are subject to the fulfillment of the following conditions:

    - we shall have obtained our stockholders' approval of the merger;


    - no legal restraint shall be in effect preventing consummation of the merger;


    - six of our key employees shall have entered into employment agreements. Brian Sharples shall have entered into a consulting agreement in a form mutually acceptable to himself and WPP Group U.S. Finance;

    - Brian Sharples shall have entered into a two-year extension of a non-competition agreement previously made with us;


    - Peter Zandan shall have entered into a non-competition agreement mutually acceptable to him and WPP Group U.S. Finance;


    - WPP Group U.S. Finance, WPP Acquisition Corp. and we shall have performed and complied with in all material respects all covenants and agreements required by the merger agreement;

    - the purchase price per share payable to our stockholders shall be no less than the minimum amount set forth in this proxy statement; and

    - we shall have either amended Section 2.2 of the cooperation agreement between us and Naviant Technology Solutions, Inc. in order to extend the exclusive offer period another 90 days beyond the 120 day period set forth therein, or requested affinity marketing services to be provided to us pursuant to the terms of the cooperation agreement in a manner sufficient to satisfy the requirements for extending the period of exclusivity under the cooperation agreement.

    TERMINATION OF MERGER AGREEMENT. The merger agreement may be terminated and the merger may be abandoned at any time prior to the filing of the certificate of merger with the Delaware Secretary of State in the event of any of the following:

    (1) by mutual written consent of WPP Group U.S. Finance and us.

    (2) by WPP Group U.S. Finance or WPP Acquisition Corp.:

       - if we have breached in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement which (1) cannot or has not been cured prior to 20 business days after the giving of written notice of such breach to us and (2) has not been waived by WPP Group U.S. Finance;

       - if our board of directors withdraws or modifies its recommendation of the merger or resolves or publicly announces its intention to do so;

       - if we recommend any superior proposal to our stockholders or resolve to do the same; or

       - if we enter into an agreement to engage in a superior proposal with any person other than WPP Group U.S. Finance or an affiliate of WPP Group U.S. Finance.

    (3) by us:

       - if WPP Group U.S. Finance or WPP Acquisition Corp. has breached in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement which (1) cannot be or has not been cured within 20 business days after the giving of written notice to WPP Group U.S. Finance or WPP Acquisition Corp. and (2) has not been waived by us; or

       - if our board of directors determines to accept a superior proposal.

    (4) by either WPP Group U.S. Finance or us:

       - if the merger has not occurred on or prior to the close of business on December 31, 1999; provided, that the right to terminate the merger agreement pursuant to this clause will not be available to any party whose failure to fulfill any material obligation of the merger agreement or other material breach of the merger agreement has been the cause of, or resulted in, the failure of the merger to have occurred on or prior to that date;

       - if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement and that order, decree, ruling or other action shall have become final and non-appealable;

       - if at a duly held meeting of our stockholders, including any adjournment thereof, held for the purpose of voting on the merger agreement and the merger, the holders of a majority of the outstanding shares of our common stock shall not have approved the merger agreement and the merger; or

       - if at the time of the determination of working capital, the condition precedent related to the minimum purchase price shall not have been satisfied and WPP Group U.S. Finance shall not otherwise agree to pay the amount of merger consideration necessary to satisfy such condition.

    EFFECT OF TERMINATION. In the event of termination of the merger agreement by either WPP Group U.S. Finance or us, the merger agreement will become void and there will be no liability thereunder on the part of us, WPP Group U.S. Finance or WPP Acquisition Corp. or our respective officers or directors; provided, however, that nothing will relieve us, WPP Group U.S. Finance or WPP Acquisition Corp. from any liability for any willful breach of any covenant or agreement contained in the merger agreement. We have also agreed to pay $1,500,000 to WPP Group U.S. Finance on the fifth business day following termination of the merger agreement in the event that the merger agreement is terminated:

    - By WPP Group U.S. Finance as a result of any willful or intentional action or inaction by us which causes us to breach in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement, and within six months of that termination we enter into any agreement with respect to any takeover proposal;

    - By WPP Group U.S. Finance if:

       (1) our board of directors withdraws or modifies its recommendation of the merger or resolves or publicly announces its intention to do so;

       (2) we recommend a superior proposal to you or resolve to do so; or

       (3) we enter into an agreement to engage in a superior proposal with any person other than WPP Group U.S. Finance or an affiliate of WPP Group U.S. Finance.

    - By us if our board determines to accept a superior proposal.

    AMENDMENT. WPP Group U.S. Finance, WPP Acquisition Corp., and ourselves may amend the merger agreement in writing at any time before or after approval of the merger by our stockholders, but, after such stockholder approval, no amendment will be made that requires the approval of our stockholders under applicable law without their approval.

    ACCOUNTING TREATMENT. The merger will be treated as a "purchase" for accounting purposes.

    STOCKHOLDER RIGHTS AGREEMENT. Because our board has approved the merger agreement and the merger, the rights issued under our stockholder rights agreement are not triggered by the merger agreement or the merger and will terminate at the time of the merger.

REGULATORY COMPLIANCE

    A certificate of merger must be filed on behalf of WPP Group U.S. Finance, WPP Acquisition Corp. and us with the Secretary of State of Delaware in order to effect the merger.

    Under the Hart-Scott-Rodino Improvements Act and the rules that have been promulgated under the that act, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the FTC and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The acquisition of shares of our common stock pursuant to the merger is subject to the provisions of that act.


    WPP Group U.S. Finance and we each filed on October 4, 1999, with the Antitrust Division of the U.S. Department of Justice and the FTC, a Hart-Scott-Rodino Notification and Report Form with respect to the acquisition of the shares of our common stock by WPP Group U.S. Finance and received early termination of the waiting period on October 27, 1999.


FINANCING FOR THE MERGER

    The total amount required to make all payments to our stockholders in exchange for their shares, including amounts payable with respect to outstanding stock options, and to pay related fees, expenses and other transaction costs of WPP Group U.S. Finance and WPP Acquisition Corp., will be paid for by WPP Group U.S. Finance with current cash balances. The merger is not conditioned upon the receipt of financing.

APPRAISAL RIGHTS

    If the merger is consummated, a holder of record of shares of our common stock who objects to the terms of the merger may seek an appraisal under
Section 262 of the Delaware General Corporation Law of the "fair value" of such holder's shares. The following is a summary of the principal provisions of
Section 262 and does not purport to be a complete description. A copy of
Section 262 is attached to this proxy statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262.

    (1) A stockholder electing to exercise appraisal rights must (a) deliver to us, before our stockholders vote on the merger agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of our common stock for which appraisal is demanded and (b) not vote in favor of adopting the merger agreement. The demand must be delivered to us at 1250 Capital of Texas Hwy. South, Building One, Austin, Texas 78746. A proxy or vote against adopting the merger agreement does not constitute a demand. A stockholder electing to take this action must do so by a separate written demand that reasonably informs us of the identity of the holder of record and of the stockholder's intention to demand appraisal of the holder's shares of our common stock. Because a proxy left blank will, unless revoked, be voted FOR adoption of the merger agreement, a stockholder electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the merger agreement or ABSTAIN from voting for or against adoption of the merger agreement.

    (2) Only holders of record of our common stock are entitled to demand appraisal rights for their shares of our common stock registered in their name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If our common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If our common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly

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       disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

       A holder of record, such as a broker, who holds shares of our common stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to shares of our common stock held for all or less than all of the beneficial owners. In that case, the written demand should set forth the number of shares of our common stock covered by the demand. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of our common stock standing in the name of the holder of record.

    (3) Within 10 days after the filing of the certificate of merger with the Delaware Secretary of State, we will send notice of the effectiveness of the merger to each person who prior to that time satisfied the foregoing conditions.

    (4) Within 120 days after the filing of the certificate of merger with the Delaware Secretary of State, we or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of our common stock. Stockholders seeking to exercise appraisal rights should not assume that we will file a petition to appraise the value of their shares of our common stock or that we will initiate any negotiations with respect to the "fair value" of such common stock. Accordingly, holders of our common stock should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

    (5) Within 120 days after the filing of the certificate of merger with the Delaware Secretary of State, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the aggregate number of holders of that common stock. We are required to mail such statement within 10 days after we receive a written request to do so.

    (6) If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise our common stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the merger and will determine the amount of interest, if any, to be paid upon the value of our common stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of our common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of our common stock, including asset values, the investment value of our common stock and any other valuation considerations generally accepted in the investment community. The value so determined for our common stock could be more than, less than or the same as the consideration paid pursuant to the merger agreement. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all shares of our common stock entitled to appraisal.

    (7) Any stockholder who has duly demanded an appraisal in compliance with
       Section 262 will not, after the filing of the certificate of merger with the Delaware Secretary of State, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on those shares of our common stock, other than those payable or deemed to be payable to stockholders of record as of a date prior to the filing of the certificate of merger.

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
    (8) Holders of our common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the filing of the certificate of merger with the Delaware Secretary of State, or if a stockholder delivers to us a written withdrawal of that stockholder's demand for an appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the filing of the certificate of merger requires our written approval. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger agreement.

    (9) If an appraisal proceeding is timely instituted, that proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the Delaware Court of Chancery.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    Upon consummation of the merger each outstanding share of our common stock, except for those shares with respect to which statutory appraisal rights are exercised, those shares which are held in our treasury or by any of our subsidiaries and those shares held by WPP Group U.S. Finance, WPP Acquisition Corp. or any other subsidiary of WPP Group U.S. Finance, will be converted into the right to receive a cash payment pursuant to the terms of the merger agreement. The following discussion is a summary of the material federal income tax consequences of the merger to stockholders whose shares of our common stock are surrendered pursuant to the merger, including the federal income tax consequences of the receipt of any cash amounts by dissenting stockholders pursuant to the exercise of appraisal rights. The discussion applies only to stockholders holding our common stock as capital assets and may not apply to shares of our common stock received pursuant to the exercise of employee stock options or otherwise as compensation or to stockholders that have special treatment under the federal income tax laws, including, without limitation, stockholders that are non-U.S. persons, life insurance companies, tax-exempt organizations, financial institutions, or stockholders holding shares as part of a straddle, a conversion transaction, a hedging transaction or other similar transaction.

THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISER TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO YOU AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of cash payments pursuant to the merger, including any cash amounts received by dissenting stockholders pursuant to the exercise of their appraisal rights, will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. In general, for federal income tax purposes, a stockholder will recognize capital gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger agreement and the stockholder's adjusted tax basis in the shares of our common stock surrendered pursuant to the merger agreement. Gain or loss will be calculated separately for each block of shares of our common stock surrendered in the merger. If a non-corporate stockholder's holding period for the shares of our common stock exceeds one year, either a 20 percent or a 10 percent capital gains rate generally will apply to the gain, depending on the amount of taxable income of the stockholder for such year. If the stockholder's holding period for the shares of our common stock is one year or less, the gain will be taxed at the same rates as ordinary income. The deductibility of capital losses is subject to certain limitations.

    WPP Group U.S. Finance or its payment agent will be required to withhold 31% of the gross proceeds payable to a stockholder in the merger unless the stockholder provides, in a properly completed substitute Form W-9, his, her or its taxpayer identification number and certifies under penalties of perjury that such number is correct and that the stockholder is not subject to backup withholding, unless an exemption applies under applicable law and regulations. Therefore, unless such an exemption exists and is demonstrated in a manner satisfactory to WPP Group U.S. Finance or its payment agent in accordance with the instructions that will accompany the substitute Form W-9, each stockholder should complete and sign the substitute Form W-9 that will be made available to the stockholder with the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. Stockholders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the Internal Revenue Service.

CERTAIN EFFECTS OF THE MERGER

    Upon consummation of the merger, WPP Acquisition Corp. will be merged with and into us, the separate corporate existence of WPP Acquisition Corp. will cease and we will continue as the surviving corporation. After the filing of the certificate of merger with the Delaware Secretary of State, the present holders of our common stock will no longer have any equity interest in us, will not share in the future earnings or growth of us and will no longer have rights to vote on corporate matters. We are currently subject to the information filing requirements of the Exchange Act, and in accordance with that act, are required to file reports and other information with the SEC relating to our business, financial statements and other matters. As a result of the merger, there will cease to be any public market for our common stock, and, after the filing of the certificate of merger, our common stock will be delisted from the Nasdaq National Market. Upon such event, we will apply to the SEC for the deregistration of our common stock under the Exchange Act. The termination of the registration of our common stock under the Exchange Act would make certain provisions of the Exchange Act, including the proxy solicitation provisions of
Section 14(a) and the short-swing trading provisions of Section 16(b), no longer applicable to us.


LITIGATION



    On November 4, 1999, a purported class action lawsuit was filed by a holder of our stock against WPP Acquisition and us in the Delaware Court of Chancery styled William M. Skeen V. IntelliQuest Information Group, Inc. and WPP Acquisition, Inc., C.A. No. 17526NC. The complaint sets forth allegations of violations of 8 Del. C. Sections 251 and 262 due to improper notice of the November 1, 1999 special meeting of our stockholders. The plaintiff seeks an order from the Court (i) declaring that defendants violated and are violating
8 Del. C. Sections 251 and 262, (ii) declaring the action to be a class action,
(iii) enjoining the consummation of the merger with WPP Acquisition,
(iv) directing defendants to account for damages and injuries sustained by the stockholder plaintiff and the class, (v) ordering the payment, in a quasi-appraisal proceeding or otherwise, of the fair value of shares of our common stock plus damages and interest, (vi) awarding rescissory damages,
(vii) awarding plaintiff costs, expert witness fees and attorneys' fees and
(viii) granting such other and further relief as may be just and proper. We have determined to notice and hold this special meeting of stockholders in order to comply with Delaware law. Because we are noticing and holding this meeting, we believe that the lawsuit should be dismissed since it will be moot. The Delaware court may determine that attorneys fees are to be paid to the plaintiff's attorneys. In determining the current estimate of the merger consideration payable to IntelliQuest stockholders described in this Proxy Statement, we have included an estimate of the costs of this lawsuit.


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
                       INFORMATION REGARDING INTELLIQUEST

    We are a leading provider of information solutions and services which help technology companies and Internet marketers improve their marketing performance. Our primary line of business is marketing research. On September 15, 1999, we closed the sale of our database marketing business, which was conducted primarily through our subsidiary, IQ2.net. Our research business provides services supporting clients' needs to understand and improve the strategic position of their brands, products, media, channels and use of the Internet. Prior to its sale, IQ2.net provided services which addressed clients' tactical needs for reliable detailed data reflecting customers' and prospects' demographics, technology product use, lifestyles, interests, and their Internet, mail and telephone contact information.

    Since our founding in 1985, we have focused on meeting the specialized marketing information needs of companies whose businesses and clients are driven by technology. We supported over 300 clients in 1998, primarily serving four market sectors:

    - Technology product manufacturers such as 3Com, Compaq Computer, Hewlett-Packard, IBM, Intel and Microsoft;

    - Media companies that reach technology buyers, such as Dow Jones, Gannett, IDG, Time Warner and Ziff-Davis.

    - Communications services providers such as AT&T, Bell South, British Telecom, ICG/Netcom, MCI, Sprint and US West.

    - Internet marketers, including pure Internet companies such as America Online, Garden.com, Infoseek and Yahoo!, as well as established companies who are pursuing strategic business advantages through the Internet, including companies such as Barnes & Noble, Dell Computer, Mattel and Visa USA.

    We believe that our ability to consistently provide the highest-quality information and analysis regarding technology-driven markets at both the strategic and tactical level differentiates us from our competitors and enhances our ability to capitalize on investments in Internet marketing and the continued strong growth in the technology manufacturing sector.

    We supply timely, objective, accurate and cost-effective information to clients about technology and Internet markets, customers and products through subscription services and proprietary custom projects. We use proprietary techniques, databases and technology to help companies track product performance and customer satisfaction, measure advertising effectiveness, assess brand strength and competitive position, develop media plans, determine price sensitivity, and evaluate new products, markets and other business opportunities.

    In May 1996, we merged with Pipeline Communications, Inc., a leading provider of electronic customer registration and marketing services for a number of leading computer hardware, software and peripheral companies. Our merger with Pipeline Communications, Inc. enabled us to expand our offerings of electronic customer registration products.

    In February 1997, we merged with Zona Research, Inc., a leading provider of subscription-based advisory services, reports and conferences that monitor the Internet and intranet markets. Zona Research uses a limited amount of quantitative research to support forward-looking projections and analysis designed to help Internet-related vendor companies successfully develop marketing strategies.

    In December 1997, we entered into an exclusive licensing agreement with First Data Solutions, a premier provider of consumer, lifestyle and public record information, to market and sell First Data's popular database products to the high-tech, telecommunications, cable and utility industries. In
February 1998, we formed a dedicated business unit to focus on database marketing. Initially named IntelliQuest Marketing Information Solutions, the business unit was created to leverage our assets in product registration services and our rights under the First Data licensing agreement to help clients enhance their sales and marketing effectiveness in customer acquisition, retention, cross-selling and up-selling. Dr. Charles Stryker was named as president of IntelliQuest Marketing Information Solutions, bringing the guidance of an internationally-recognized authority on database marketing to our efforts. In February 1999, we relaunched the database marketing business with a new name and a new Web site "IQ2.net."

    We moved aggressively into Internet-based marketing services during 1998. IQ2.net offerings were strengthened through alliances with CoolSavings.com and with 24/7 Media, enabling clients to leverage state-of-the-art Internet direct marketing techniques into their total direct marketing programs. We announced an alliance with CoolSavings.com in September 1998 to provide product registration clients with real-time, Internet-delivered coupons to customers when they register.

    The Internet has also become an integral part of our research business. We launched multiple new research products and services to meet the increasing demand for Internet marketing information, including: Ebranding-TM-, a syndicated research product measuring brand perceptions of e-commerce sites; Technology Panel, which provides research clients with fast access to Internet-enabled survey respondents; and Zona Consulting, providing custom consulting for clients considering ecommerce strategies, in creating preference and other positive perceptions among their target audience. Zona Research continued to play a major role in shaping opinions about the industry and the medium, and began creating offerings targeted toward mainstream companies seeking to leverage the Internet as a marketing channel. The Internet was used to gain efficiency and effectiveness in research operations, with over 40% of all custom projects fielded over the Internet in 1998, providing clients with faster response times while improving cost effectiveness. We deployed our proprietary online survey tool, SurveyNet, in 1998, allowing the rapid creation and deployment of many of those surveys conducted online.

    Our revenue stream is derived from a mix of continuous services, one-time projects, data-licensing fees and conference fees. In 1998, 86.3% of our total revenues were generated from the sale of continuous services.

    PRODUCTS AND SERVICES. We offer information-based marketing products and services through our research business, marketed as IntelliQuest Research and as Zona Research. Prior to its sale, we also offered database marketing products and services, marketed as IntelliQuest Marketing Information Solutions during 1998 and marketed as "IQ2.net" beginning in February 1999.

    RESEARCH PRODUCTS & SERVICES CUSTOM RESEARCH. Our research business provides custom proprietary market research studies to technology companies and Internet marketers, offering full service support for "strategic assessment," as well as "longitudinal tracking" of marketing issues and performance. These studies are fielded through our data collection centers in Austin, Texas, and London, England, as well as partner facilities around the world providing marketing data for technology consumers in the United States, Canada, Mexico, Latin America, France, the U.K., Germany, Italy, Japan and other countries.

    "Strategic assessment" projects meet clients' needs for quantification of their customers' or prospective customers' needs, beliefs or perceptions to support crucial marketing issues and decisions. These projects may address issues such as market opportunity assessment, market segment analysis, advertising testing, product or service offering concept tests, or pricing and profitability assessments. Market opportunity assessment projects enable clients to explore the potential and pitfalls of new products, channels or services. Market segmentation studies assist clients in identifying segments with varying needs, quantifying the sizes and potential economic opportunities of the segments, describing the composition of each segment, analyzing each segment's sources of product information and evaluating alternative marketing communications messages. Profitability studies compare customers' perceptions of price relative to other attributes, allowing us to create models of pricing strategies for the client. We meet those various "strategic assessment" needs by designing survey questionnaires, developing sampling plans of survey respondents who fit the profile of the clients' target audience, fielding the surveys, by telephone, mail, fax or online, compiling and analyzing the results, and delivering tabulated data and executive summary results to the client.

    When clients are making high-impact decisions, the strategic studies may require random recruitment of survey respondents. Alternatively, when research data is urgently required for a decision or when client budgets are constrained, respondents may be drawn from our Technology Panel. The Technology Panel is a pre-recruited sample of approximately 35,000 persons influential in the purchase of technology goods and services who have agreed to participate in ongoing research projects. Technology Panel participants are drawn from a variety of corporate functional areas, such as senior management, MIS director or departmental head, and are involved in the purchase of various types of technology product categories, and also includes consumer high tech purchasers.

    "Longitudinal tracking" projects provide clients with proprietary monitoring of their brand, advertising, products or customers. Proprietary brand tracking studies help clients monitor customers' perceptions of their brands in unique product or market segments and may be combined with syndicated tracking data as described below. Advertising tracking enables clients to measure the return on advertising investments on an ongoing basis. Customized product and customer tracking research enables clients to follow products and customers through all phases of the product life cycle.

    SYNDICATED RESEARCH. Our research division provides a variety of syndicated marketing research services which address issues common to many competing vendors. Syndicated research studies provide marketing research data to clients at a fraction of the cost required to study such issues independently. Moreover, in nearly all cases, the rigor of the methodology and quality of the syndicated data are superior to stand-alone custom studies due to the larger pool of financial support and opportunity for technique refinement over the life of the study. The primary areas of Syndicated research we provide are media tracking, CIMS, brand tracking, IntelliTrack IQ and Ebranding, and Internet usage tracking, WWITS. These studies are fielded through our data collection centers in Austin, Texas, and London, England, as well as partner facilities around the world providing marketing data for technology consumers in the United States, Canada, Mexico, Latin America, France, the U.K., Germany, Italy, Japan and other countries.

    "Brand tracking" services provide clients with an assessment of the status of buyers' and prospects' perceptions of their brands and their competitors' brands. This helps marketing executives assess the effectiveness of their advertising and branding efforts, and the studies provide indicators of why customers are, or are not, considering or purchasing their brand.

    IntelliTrack IQ is a family of market and brand tracking studies delivered monthly or quarterly. The studies are provided on an annual subscription basis by product category and by geographic market. In 1998 we offered sixteen product category modules; the geographic markets tracked include the United States, Canada, Mexico, Brazil, the U.K., France, Germany, Italy and Japan. To deliver these services, we complete over 80,000 interviews per year with home and business purchase influencers of computer-related equipment.

    IntelliTrack IQ also offers proprietary omnibus and recontact services. The omnibus service allows customers to add confidential questions to the IntelliTrack survey, providing additional in-depth data customized to customers' individual needs. Recontact studies allow customers direct access to original respondents so that follow-up research can be conducted with specific target groups. Both services provide a cost-effective alternative to stand-alone custom research services.

    Ebranding is a syndicated research service launched in 1998 to provide marketing managers building online commerce sites with a means to measure their competitive marketing effectiveness. The study measures brand awareness, preference and conversion rates among current and future online

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
shopping and buyers of seven categories of consumer products: autos, books, clothing, computers, music, software and travel. Online financial services will be added in 1999. Unlike our other marketing research projects, Ebranding is fielded and delivered completely over the Internet. In each semi-annual wave of research, at least 10,000 respondents are randomly recruited over the Internet. After the data is compiled and analyzed, it is delivered to clients through a secure, password-protected Internet Web site.

    The Computer Industry Media Study, CIMS, is an annually-fielded syndicated study of the media readership and viewership habits of business and household technology purchase influencers in the United States. The research provides technology advertisers and the media companies that target technology buyers with objective, comparable information about how to efficiently target advertising at key buying groups. The study supports analysis down to sub-audiences for specific product categories, including desktop PCs, notebook PCs, workstations, microprocessors, printers, peripherals, applications software, operating systems, LAN hardware/software, networking, Internet and intranet products and services, and wide-area networking and communications products. In addition to the advertising targeting information, the scope of the study, which included over 8,500 completed business surveys and 5,000 home surveys, makes CIMS a comprehensive annual benchmark of market trends in both buying patterns and media behavior.

    The Worldwide Internet Tracking Service, WWITS, is a quarterly tracking study of Internet and online service, or OLS, usage in the United States. The research was designed to provide the industry's most accurate and comprehensive measurement of the size and growth of the Internet and OLS user population. Additionally, the study monitors the online activities of Internet users, including their brand preferences, e-commerce activity and satisfaction levels. Specific brand categories tracked include online services, browsers and navigation guides.

    Zona Research provides subscription-based advisory services and reports that focus on trends in the Internet and intranet markets. Zona Research combines quantitative research with industry expertise and opinion to construct forward-looking projections and analysis to help Internet-related vendor companies and those looking to leverage the Internet as a marketing tool to successfully develop their marketing strategies.

    CONFERENCES. We host conferences which produce revenue from admission fees and generate client good will and contacts. The IntelliQuest Brand Tech Forum, which is co-hosted with The Wall Street Journal, is devoted to presentations on creating, managing and measuring technology brands. The IntelliQuest Marketing Research Tech Forum focuses on state-of-the-art research methods for technology markets. The Zonathon conference explores topics such as commerce on the Internet, security issues, collaborative computing and how organizations implement Internet/intranet technologies to meet enterprise needs.

    CONSULTING SERVICES. We provide custom consulting services in conjunction with other research offerings. These consulting services help clients to better analyze, understand and take action based on data generated by the research services.

    CLIENTS. During 1998, we served over 300 client companies, including technology manufacturers such as: 3Com, 3M, AT&T, Compaq Computer, Dell Computer, Hewlett-Packard, IBM, Intel, Microsoft, Netscape, Novell, Symantec, Texas Instruments and Toshiba; publishers that market to technology advertisers, including Dow Jones, Gannett, Time Warner and Ziff-Davis; communications services providers, including GTE, MCI, Sprint and US West; and Internet marketers including Netscape, Yahoo!, Barnes&Noble.com, Garden.com and CNET. International revenues from the research division and IQ2.net were $5.8 million and $1.6 million in 1998, respectively, or approximately 22.1% and 8.5% of total revenues, respectively.

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
    Our two largest customers, Sprint and Hewlett-Packard, accounted for 13.1% and 12.1%, respectively, of 1998 revenues. No other customer accounted for 10% or more of revenues in 1998. Substantially all of our subscriptions and customer contracts are renewable annually at the option of our customers, although no obligation to renew exists and a customer generally has no minimum purchase commitments thereunder. In addition, there is consolidation of companies in the technology industries served by us, a trend that we believe will continue. Consolidation among our top customers could adversely affect customer budgets for our products and services.

    SALES AND MARKETING. We have historically generated most of our new business through customer referrals supplemented by our own sales and marketing efforts. We have historically maintained a small, focused direct sales force to market our products and services to potential new customers. An initiative launched during the second half of 1997 to create a centralized formal sales force and management structure was found, by the first quarter of 1998 to be ineffective. In April 1998 as part of a restructuring, we formed discrete autonomous business units, our research business and IQ2.net. Each business unit was given responsibility for managing our own sales force, and the centralized salesforce was disbanded.

    We also train and encourage all of our employees to monitor the information needs of existing customers in order to provide additional products and services. In addition, our senior management actively participates in developing and maintaining customer relationships.

    Our primary marketing event is the annual IntelliQuest Brand Tech Forum, attended by nearly 400 of the technology industry's marketing professionals. The conference features outside speakers on a variety of topics related to branding and technology marketing, and provides a public showcase for our products and services. The 1998 Forum was co-hosted by the Wall Street Journal and sponsored by Ziff-Davis and Conde Nast. In addition, we host user conferences for subscribers of certain information services. These conferences provide customer feedback on potential product improvements and service enhancements. We also conduct conferences on specific topics for technology marketers such as pricing technology products, aftermarketing and product registration, database marketing, evaluating emerging technologies and Internet and intranet trends.

    Publishers frequently contract us to conduct research that is published or distributed to technology companies. We also provide data for editorial use.

    PRODUCT DEVELOPMENT AND TECHNOLOGY. We are actively developing new subscription-based information products. We focus our product development efforts in areas where there is a demonstrated customer demand for consistent worldwide market research, but where quality research is cost prohibitive unless shared among several customers.

    We are also investing in enabling technologies that increase the quality and efficiency of the data collection process. This includes continued enhancements to SurveyNet.Com, our proprietary web site and automated web-based survey technology. SurveyNet is a rapid research development tool designed for non-technical users to conduct rapid marketing research on the World Wide Web. SurveyNet v1.0 was released December 1998 and has been used for a number of production surveys throughout the end of 1998 and 1999.

    We have also entered into a licensing agreement with Quantime Limited for use of our Quancept web survey technology. We have extended the Quancept web survey technology to provide support for a variety of sophisticated survey requirements including respondent authentication and multi-language support for a number of European and Asian languages.

    Additionally, we have extended our use of web-based technology to field surveys via the technology panel, thereby improving data collection cost and effectiveness, and further reducing turnaround time on panel studies. Overall panel creation and membership administration has been streamlined with the

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
release of our proprietary Panel Manager v1.0 application. Further, we have also developed a new, exclusively web-based Consumer Panel.

    We are also developing tools to further automate the reporting and communication of survey results via the Web. This includes additional interactive features such as real-time reporting, query capabilities, and electronic cross tabulation and data manipulation for client use.

    COMPETITION. The technology-focused market research industry is highly competitive. The principal bases of competition in our business are quality, industry knowledge, data delivery, geographic coverage, cost-effectiveness and customer service. We have traditionally competed directly with relatively small local providers of survey-based technology-focused market research. In our other product groups, we compete indirectly with significant providers of:

    - analyst-based, technology-focused market research, such as Gartner Group, Inc., META Group, Inc. and Forrester Research, Inc.;

    - survey-based, general market research, such as NFO Research, Inc., Market Facts, Inc., and The NPD Group, Inc.;

    - web-based survey research firms, such as Greenfield On-line and Harris Interactive; and

    - analyst-based, general business consulting.

    Most of these competitors have substantially greater financial, information gathering and marketing resources than we do and could decide to increase their resource commitments to our market. Moreover, each of these companies currently competes indirectly, if not directly, for funds available within aggregate industry-wide market research budgets. There are few barriers to entry into our market, and we expect increased competition in one or more market segments addressed by us.

    INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. Our success is in part dependent upon our proprietary software technology, research methods, data analysis techniques, and internal systems and procedures that we have developed specifically to serve customers in the technology industry. We have no patents; consequently, we rely on a combination of copyright, trademark and trade secret laws and employee and third-party non-disclosure agreements to protect our proprietary systems, software and procedures. We cannot assure you that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or that third parties will not independently develop functionally equivalent or superior systems, software or procedures. We believe that our systems, software and procedures and other proprietary rights do not infringe the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims against us in the future or that any such claims will not require us to enter into materially adverse license arrangements or result in protracted and costly litigation, regardless of the merits of the claims.

    EMPLOYEES. As of December 31, 1998, we employed a total of 278 persons on a full-time basis, consisting of:

                                                        RESEARCH DIVISION   IQ2.NET    CORPORATE    TOTAL
                                                        -----------------   --------   ---------   --------
Research and other technical..........................          80             42       --           122
Sales and marketing...................................          16             12       --            28
Operations staff......................................          79             18         31         128
                                                               ---             --         --         ---
      Total...........................................         175             72         31         278

    We also employed part-time individuals in our data collection operations, representing approximately 195 full-time equivalent employees. None of our employees is represented by a collective bargaining agreement. We consider our relationship with our employees to be good.

    PRIVACY POLICY. We have adopted a privacy policy that includes the following: we are committed to responsible management of consumer information and abides by rules, both ethical and legal, with respect to the use of consumer information. We adhere to industry guidelines, and continually monitor and enhance how we manage the use and security of consumer information.

    We support the self-regulatory efforts of the direct marketing industry and believe such actions are the best way to protect the privacy of the consumer. We support legislation and regulatory efforts that introduce fair, workable guidelines to protect the privacy of consumers. We will work to ensure that any such guidelines are consistent with and complement established self-regulatory measures, and that they allow the consumer to continue receiving the benefits that sophisticated marketing techniques can provide.

    In our general business practice, we do not disclose the identity of our registration consumers.

    We append our technographic information to existing third-party consumer databases already available in the marketplace.

    We pledge to make every effort to determine the source of any data errors brought to our attention. If the error originates with us, we will correct it. If the error originates with a third party, we will immediately notify the provider of that data.

    We require a commitment from our clients that any data sent to us has been legally and ethically obtained and that in the use of any data received from us, our clients will comply with data protection laws and applicable industry policies. Our contracts with third-party information providers contain a commitment that the data provided to us has been legally obtained for the uses described above.

    If we determine that a client or an information provider is not in compliance with these commitments, we will terminate our relationship with them.

               INFORMATION REGARDING WPP GROUP U.S. FINANCE CORP.

    WPP Group U.S. Finance acts as the main financing company for all of the United States operations of WPP Group plc and manages the centralized cash management system for such operations. WPP Group U.S. Finance also acts as a holding company for certain companies within the WPP Group of companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our "Selected Consolidated Financial Data" presented elsewhere in this proxy statement.

                                    GENERAL


    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS TREND ANALYSIS AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, OUR EXPECTATIONS REGARDING ITS FUTURE FINANCIAL CONDITION AND OPERATING RESULTS, PRODUCT DEVELOPMENT, BUSINESS AND GROWTH STRATEGY, CONTEMPLATED DISPOSITIONS, MARKET CONDITIONS AND COMPETITIVE ENVIRONMENT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO RISKS ASSOCIATED WITH RELIANCE ON DATABASE MARKETING INFORMATION SERVICES; KEY CUSTOMERS/TECHNOLOGY INDUSTRY CONSOLIDATION; DEPENDENCE ON SUBSCRIPTION AND CONTRACT RENEWALS; FLUCTUATIONS IN OPERATING RESULTS/ SEASONALITY; MANAGEMENT OF GROWTH/POSSIBLE ACQUISITIONS; COMPETITION; DEPENDENCE ON KEY PERSONNEL; DEVELOPMENT OF DIRECT SALES FORCE; RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT INTRODUCTION; DATA COLLECTION RISKS; RISKS RELATED TO CIMS; HISTORY OF NET LOSSES/UNCERTAIN PROFITABILITY; LIMITED PROTECTION OF PROPRIETARY SYSTEMS, SOFTWARE AND PROCEDURES; OUR PURSUIT OF STRATEGIC ALLIANCES; AND RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.


SALE OF IQ2.NET

    On July 22, 1999 we signed an agreement with Naviant to sell the IQ2.net division, which includes all of the capital stock of IQ2.net and certain other related assets, and the sale closed on September 15, 1999. The purchase price was $46.5 million.

RESULTS OF OPERATIONS

    The table below sets forth certain income statement components as a percentage of sales:

                                                                                              1997          1998
                                                                                              OVER          OVER
                                                    1996          1997          1998          1996          1997
                                                  --------      --------      --------      --------      --------
Revenues:
  Continuous services...........................    83.6 %        87.0 %        86.3 %         34.0 %        24.1 %
  Other services................................    16.4 %        13.0 %        13.7 %          2.5 %        31.4 %
                                                   -----         -----         -----         ------        ------
    Total revenues..............................   100.0 %       100.0 %       100.0 %         28.8 %        25.1 %
                                                   -----         -----         -----         ------        ------
Operating expenses:
Cost of revenues................................    49.2 %        53.9 %        53.8 %         41.3 %        24.9 %
  Sales, general and administrative.............    27.3 %        33.4 %        44.5 %         57.8 %        66.4 %
  Product development...........................    12.8 %         7.7 %         9.3 %        (23.3)%        52.8 %
  Depreciation and amortization.................     2.5 %         2.8 %         2.9 %         47.2 %        28.5 %
                                                   -----         -----         -----         ------        ------
    Total operating expenses....................    91.8 %        97.8 %       110.5 %         37.3 %        41.4 %
                                                   -----         -----         -----         ------        ------
Operating income (loss):........................     8.2 %         2.2 %       (10.5)%        (65.8)%      (705.0)%
  Interest income and other.....................     3.2 %         5.3 %         3.1 %        123.4 %       (28.2)%
  Interest expense..............................    (0.1)%         (0.)%         (0.)%        (47.1)%       (88.9)%
                                                   -----         -----         -----         ------        ------
Income (loss) before income taxes...............    11.3 %         7.5 %        (7.4)%        (14.1)%      (224.8)%
                                                   -----         -----         -----         ------        ------
Provision for (benefit from) income taxes.......     3.5 %         1.6 %         (4.)%        (40.8)%      (416.6)%
                                                   -----         -----         -----         ------        ------
Net income (loss)...............................     7.8 %         5.9 %        (3.4)%         (2.2)%      (173.1)%
                                                   =====         =====         =====         ======        ======

    The following table sets forth, for the periods indicated, selected operations data (in thousands):

                                                                               FISCAL 1997   FISCAL 1998
                                                                               OVER FISCAL   OVER FISCAL
                                                1996       1997       1998        1996          1997
                                              --------   --------   --------   -----------   -----------
RESEARCH DIVISION
Revenues:
  Continuous services.......................  $16,095    $19,844    $22,344      $3,749        $2,500
  Other services............................    3,482      3,679      4,019         197           340
                                              -------    -------    -------      ------        ------
    Total revenues..........................   19,577     23,523     26,363       3,946         2,840
                                              =======    =======    =======      ======        ======
  Cost of revenues..........................    8,822     12,317     14,636       3,495         2,319
  Product development.......................    2,515        763        662      (1,752)         (101)

    The following table sets forth, for the periods indicated, selected operations data expressed as a percentage of total revenues and the percentage change in such items versus the prior comparable period:

                                                                                          FISCAL 1997      FISCAL 1998
                                                                                          OVER FISCAL      OVER FISCAL
                                                  1996          1997          1998           1996             1997
                                                --------      --------      --------      -----------      -----------
Revenues:
  Continuous services.........................    82.2%         84.4%         84.8%           23.3 %           12.6 %
  Other services..............................    17.8%         15.6%         15.2%            5.7 %            9.2 %
                                                 -----         -----         -----           -----            -----
    Total revenues............................   100.0%        100.0%        100.0%           20.2 %           12.1 %
                                                 =====         =====         =====           =====            =====
  Cost of revenues............................    45.1%         52.4%         55.5%           39.6 %           18.8 %
  Product development.........................    12.8%          3.2%          2.5%          (69.7)%          (13.2)%

    The following table sets forth, for the periods indicated, selected operations data (in thousands):

                                                                                FISCAL 1997   FISCAL 1998
                                                                                OVER FISCAL   OVER FISCAL
                                                 1996       1997       1998        1996          1997
                                               --------   --------   --------   -----------   -----------
IQ2.NET
Revenues:
  Continuous services........................   $7,624    $11,934    $17,096      $4,310        $5,162
  Other services.............................    1,166        636      2,240        (530)        1,604
    Total revenues...........................    8,790     12,570     19,336       3,780         6,766
  Cost of revenues...........................    5,099      6,991      9,548       1,892         2,557
  Product development........................      483      1,273      1,195         790           (78)

    The following table sets forth, for the periods indicated, selected operations data expressed as a percentage of total revenues and the percentage change in such items versus the prior comparable period:

                                                                                          FISCAL 1997      FISCAL 1998
                                                                                          OVER FISCAL      OVER FISCAL
                                                  1996          1997          1998           1996             1997
                                                --------      --------      --------      -----------      -----------
Revenues:
  Continuous services.........................    86.7%         94.9%         88.4%           56.5 %           43.3 %
  Other services..............................    13.3%          5.1%         11.6%          (45.5)%          252.2 %
                                                 -----         -----         -----          ------            -----
    Total revenues............................   100.0%        100.0%        100.0%           43.0 %           53.8 %
                                                 =====         =====         =====
  Cost of revenues............................    58.0%         55.6%         49.4%           37.1 %           36.6 %
  Product development.........................     5.5%         10.1%          6.2%          163.6 %           (6.1)%


NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1998



    RESULTS OF OPERATIONS



    TOTAL REVENUES. Total revenues increased from $9.1 million to $11.2 million for the quarters ended September 30, 1998 and 1999, respectively, and increased from $20.0 million to $22.1 million for the nine months ended September 30, 1998 and 1999. This represents a 23.1% increase for the three-month period ended September 30, 1999 from the comparable 1998 period and an increase of 10.5% for the nine months ended September 30, 1998 and 1999 respectively.



    Revenues from continuous services were flat at $8.1 million verses $8.1 million for the quarters ended September 30, 1998 and 1999, respectively, and declined 8.4% from $17.2 million to $15.8 million for the nine months ended September 30, 1998 and 1999. This was due to shifts in the product lines and divisional sales mix. Other revenue increased 289.9% to $3.1 million for the three months ended September 30, 1999 from $1.0 million for first quarter of 1998 and 226.9% from $2.8 million to $6.3 million for the nine months ended September 30, 1998 and 1999 respectively.



    Revenues attributable to international market research increased 200.7% from $519,000 to $1.0 million for the quarters ended September 30, 1998 and 1999, respectively, and increased 74.8% from $(3.8) million loss to $(960,000) for the nine months ended September 30, 1998 and 1999 respectively. This was due to increased projects associated with our current customer base.



    COSTS OF REVENUES. Costs of revenues are primarily composed of data collection, labor charges, and other costs directly attributable to products or projects. Costs of revenues increased from $5.4 million to $5.8 million for the quarters ended September 30, 1998 and 1999, respectively. Costs of revenues decreased as a percentage of total revenues from 59% to 52% for the quarters ended September 30, 1998 and 1999, respectively, and increased 2.9% from $11.5 million to $11.8 million for the nine months ended September 30, 1998 and 1999 respectively. The dollar increase in third quarter resulted from an increase in project work, thus requiring more direct costs. The decrease as a percentage of revenue was due to increased labor efficiencies.



    SALES, GENERAL AND ADMINISTRATIVE EXPENSES. Sales, general and administrative expenses consist primarily of personnel and other costs associated with sales, marketing, administration, finance, information systems, human resources and general management. Sales, general and administrative expenses increased 54.8% from $2.4 million to $3.7 million for the quarters ended September 30, 1998 and 1999, respectively, and increased from $8.9 million to $9.6 million for the nine months ended September 30, 1998 and 1999. As a percentage of total revenues, sales, general and administrative expenses increased to 33.4% for the third quarter of 1999 from 26.3% for the third quarter of 1998 and decreased from 44.5% to 43.4% for the nine months ended September 30, 1998 and 1999 respectively.

This increase is due primarily to increased salaries and benefits resulting from under utilization of the direct labor force in which non-productive time is charged to S,G&A.



    PRODUCT DEVELOPMENT EXPENSES. Product development expenses include costs incurred to develop or design new products, services or processes and significantly enhance existing products, services, and processes. Product development expenses were $511,000 and $341,000 for the three months ended September 30, 1998 and 1999, respectively, and decreased 39.5% from $2.6 million to $1.0 million for the nine months ended September 30, 1998 and 1999 respectively. This decrease was a result of a one-time charge in 1998 for internally developed software that was written off. As a percentage of total revenues, product development expenses represented 5.6% and 3.0% for the third quarters of 1998 and 1999, respectively, and 13.0% to 4.6% for the nine months ended September 30, 1998 and 1999 respectively. The decrease in 1999 is primarily related to the reorganization of the "Research Development Group" and the concerted effort to control development costs.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased 18.8% from $282,000 to $229,000 for the quarters ended September 30, 1998 and 1999, respectively, and 22.2% from 850,000 to 661,000 for the nine months ended, September 30, 1998 and 1999 respectively. The decrease is primarily due to full depreciation of booked assets.



    INCOME TAXES. Provision for income taxes was 38.6% of income before income taxes for the quarter ended September 30, 1999 and the income tax benefit was 48.6% for the nine months ended September 30, 1999. This rate is higher than our combined federal and state income tax rates due to significant interest income derived from tax-free investments, as a percentage of loss before taxes. As a percentage of operating income before investment income the rate is 38.3%, as calculated during 1998, which approximates our effective tax rate.


YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    RESEARCH DIVISION

    TOTAL REVENUES. Total revenues increased 12.1% in 1998 to $26.4 million from $23.5 million in 1997. Revenues from continuous services increased 12.6% to $22.3 million in 1998 from $19.8 million in 1997. Other revenues increased 9.2% to $4.0 million in 1998 from $3.7 million in 1997. Revenue growth was primarily attributable to an increase in sales of panel services. Revenues attributable to international market research decreased 11.2% to $5.0 million in 1998 from $5.7 million in 1997.

    COST OF REVENUES. Cost of revenues increased 18.8% to $14.6 million in 1998 from $12.3 million in 1997. Cost of revenues increased as a percentage of revenues to 55.5% in 1998 from 52.4% in 1997. This was primarily due to an increase in cost for certain syndicated products.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses are composed of resources, primarily labor, dedicated to the development of new products and proprietary processes. Product development expenses decreased to $660,000 during 1998 from $760,000 during 1997, a 13.2% decrease. Product development costs decreased as a percent of revenue to 2.5% in 1998 from 3.2% in 1997

    As a result of the uncertainty of these market demands, future product development expenses may fluctuate.

    IQ2.NET

    TOTAL REVENUES. Total revenues increased 53.8% in 1998 to $19.3 million from $12.6 million in 1997. Revenues from continuous services increased 43.3% to $17.1 million in 1998 from $11.9 million in 1997. Other revenues increased 252.2% to $2.2 million in 1998 from $640,000 in 1997. Revenue growth was primarily attributable to the addition of database marketing products. This increase was partially offset by the anticipated discontinuation of data medium sales in late 1997 as the market shifted to more electronic solutions for customer registration. Revenues attributable to international market research decreased 63.9% to $1.7 million in 1998 from $4.7 million in 1997. This decrease was directly attributable to the discontinuation of data medium sales in late 1997.

    COST OF REVENUES. Cost of revenues increased 36.6% to $9.5 million in 1998 from $7.0 million in 1997. Cost of revenues decreased as a percentage of revenues to 49.4% in 1998 from 55.6% in 1997. This was primarily due to the addition of database marketing services in late December 1997, with varied product margins for specific database marketing products.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses are composed of resources, primarily labor, dedicated to the development of new products and improving the efficiency of current database processes. Product development expenses decreased to $1.2 million during 1998 from $1.3 million during 1997, a 6.1% decrease. Product development costs decreased as a percent of revenue to 6.2% in 1998 from 10.1% in 1997. Included in products development expenses for 1998 was a write down of capitalized internally developed software of $580,000.

    TOTAL OPERATIONS

    PRODUCT DEVELOPMENT. In 1998, a write down of capitalized internally developed software in the amount of $920,000 occurred. These charges were not allocated to the research division or IQ2.net since the pro rata benefit to each unit was not determinable.

    SALES, GENERAL AND ADMINISTRATIVE EXPENSES. Sales, general and administrative expenses consist primarily of personnel and other costs associated with sales, marketing, administration, finance, information systems, human resources and general management. Sales, general and administrative expenses increased 66.4% to $20.3 million, or 44.5% of total revenues, during 1998 from $12.2 million, or 33.4% of total revenues during 1997. The increase was related to an investment in a more experienced senior management team. In addition, our database marketing group required a higher sales, general and administrative operating cost component. During 1998, we incurred one-time adjustments related to reorganization efforts of $1.5 million. Sales, general and administrative expenses directly attributable to segments are recorded as an expense of that segment. Sales, general and administrative expenses for share services, such as administration, finance and information systems, are allocated to the segments based upon labor costs incurred, revenues and percentage utilization in 1997 and labor costs incurred in 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 28.5% to $1.3 million in 1998 from $1.0 million in 1997. This increase was primarily due to the acquisition and amortization of the exclusive licensing agreement to provide database services and to the purchases of computer equipment and data processing systems required to support business growth. Depreciation and amortization of office furniture and equipment are allocated to the segments based upon labor costs incurred.

    INCOME TAXES. Our benefit for income taxes represents 53.9% of the loss before income taxes for 1998. In 1997, the provision for income taxes represented 21.2% of income before taxes. This rate varied from our combined federal and state income tax rates as a percentage of income (loss) before taxes due to significant interest income derived from tax-free investments.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

    RESEARCH DIVISION

    TOTAL REVENUES. Total revenues increased 20.2% in 1997 to $23.5 million from $19.6 million in 1996. Revenues from continuous services increased 23.3% to $19.8 million in 1997 from $16.1 million in 1996 due primarily to an increased demand for proprietary tracking products and the increased number of subscribers for the four subscription-based product families. Other revenues increased 5.7% to $3.7 million in 1997 from $3.5 million in 1996, due primarily to growth of our non-recurring proprietary projects and technology panel research. Revenues attributable to international market research decreased 2.0% to $5.7 million in 1997 from $5.8 million in 1996.

    COST OF REVENUES. Cost of revenues increased 39.6% to $12.3 million in 1997 from $8.8 million in 1996. Cost of revenues increased as a percentage of revenues to 52.4% in 1997 from 45.1% in 1996. The increase in cost of revenues as a percentage of revenues reflected an increase in the unit cost for proprietary research projects, an increase in overall fixed costs associated with syndicated products, and a higher ratio of custom panel work with lower gross margins.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses decreased to $760,000 during 1997 from $2.5 million during 1996, a 69.7% decrease. Product development costs decreased as a percent of revenue to 3.2% in 1997 from 12.8% in 1996 attributable to the fact that expenses in 1996 were unusually high due to three large product efforts.

    IQ2.NET

    TOTAL REVENUES. Total revenues increased 43.0% in 1997 to $12.6 million from $8.8 million in 1996. Revenues from continuous services increased 56.5% to $11.9 million in 1997 from $7.6 million in 1996 due primarily to growth in registration services. Other revenues decreased 45.5% to $640,000 in 1997 from $1.2 million in 1996, due primarily to the shift from third party relationships to contracts with clients for registration. Revenues attributable to market research from international services increased 124.8% to $4.7 million in 1997 from $2.1 million in 1996. The increase was attributable to a contract for data medium sales as a short-term customer solution as the market shifted to more electronic solutions for customer registration.

    COST OF REVENUES. Cost of revenues increased 37.1% to $7.0 million in 1997 from $5.1 million in 1996. Cost of revenues decreased as a percentage of revenues to 55.6% in 1997 from 58.0% in 1996. The decrease in cost of revenues as a percentage of revenues reflected a higher ratio of affinity revenues.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased to $1.3 million during 1997 from $480,000 during 1996, a 163.6% increase. Product development costs increased as a percent of revenue to 10.1% in 1997 from 5.5% in 1996. We made significant investments in 1997 to improve the registration database operations.

    TOTAL OPERATIONS

    SALES, GENERAL AND ADMINISTRATIVE EXPENSES. Sales, general and administrative expenses increased 57.8% to $12.2 million, or 33.4% of total revenues, during 1997 from $7.7 million, or 27.3% of total revenues, during 1996. The increase was a result of costs to build infrastructure throughout 1997. During 1997, we strengthened our management team with the addition of several highly seasoned executives. We also committed significant resources in the reorganization of our sales and marketing infrastructure. This resulted in an increase in recruiting fees, relocation fees and severance payments. Sales, general and administrative expenses directly attributable to segments are recorded as an expense of that segment. Sales, general and administrative expenses for share services are allocated to the segments based on labor costs incurred, revenues and percentage utilization in 1996 and 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 47.2% to $1.0 million in 1997 from $700,000 in 1996. This increase was due to a high level of property and equipment purchases in 1997 as a result of a significant increase in number of employees and capital equipment acquisitions during mid-year 1996 including establishing two new data collection facilities and installation of corporate-wide standardized computer platforms, networks and software to accommodate more efficient data communications.

    INCOME TAXES. Our provision for income taxes represented 21.2% and 30.8% of income before income taxes for 1997 and 1996, respectively. The 1997 and 1996 rates were below our combined federal and state income tax rates principally due to tax-free investment income.

SELECTED QUARTERLY OPERATING RESULTS


    The following tables set forth unaudited consolidated statement of operations data for each of the ten quarters in the period beginning April 1, 1997 and ending September 30, 1999, as well as the percentage of our total revenues represented by each item. In management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement. The operating results for any quarter are not necessarily indicative of results for any future period.


                             JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                               1997       1997        1997       1998        1998       1998
                             --------   ---------   --------   ---------   --------   ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
TOTAL OPERATIONS
Total revenues.............   $7,517     $12,527     $9,015     $ 9,959     $9,987     $13,844
Gross margin...............    3,467       5,316      4,530       4,161      4,874       6,156
Net income (loss)..........   $  814     $ 1,382     $ (618)    $(2,369)    $ (267)    $   701
                              ======     =======     ======     =======     ======     =======
Net income (loss) per
  share:
  Basic....................     0.10        0.16      (0.07)      (0.28)     (0.03)       0.08
  Diluted..................     0.09        0.16      (0.07)      (0.28)     (0.03)       0.08
Weighted average shares:
  Basic....................    8,348       8,390      8,410       8,484      8,452       8,307
  Diluted..................    8,560       8,587      8,410       8,484      8,452       8,353

                                              AS A PERCENTAGE OF TOTAL REVENUE

Total revenues.............    100.0%      100.0%     100.0 %     100.0 %    100.0 %     100.0%
Gross margin...............     46.1%       42.4%      50.2 %      41.8 %     48.8 %      44.5%
Net income (loss)..........     10.8%       11.0%      (6.9)%     (23.8)%     (2.7)%       5.1%

                             DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                               1998       1999        1999       1999
                             --------   ---------   --------   ---------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
TOTAL OPERATIONS
Total revenues.............  $11,909     $10,981     $9,301     $11,207
Gross margin...............    5,904       5,267      4,229       5,354
Net income (loss)..........  $   356     $  (271)    $ (993)     20,943
                             =======     =======     ======     =======
Net income (loss) per
  share:
  Basic....................     0.04       (0.03)     (0.13)       2.65
  Diluted..................     0.04       (0.03)     (0.13)       2.52
Weighted average shares:
  Basic....................    8,011       7,858      7,883       7,897
  Diluted..................    8,235       7,858      7,883       8,299
                                  AS A PERCENTAGE OF TOTAL REVENUE
Total revenues.............    100.0%      100.0 %    100.0 %     100.0 %
Gross margin...............     49.6%      47.95 %    45.47 %     47.78 %
Net income (loss)..........      3.0%      (2.47)%   (10.68)%    186.87 %


                             JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                               1997       1997        1997       1998        1998       1998
                             --------   ---------   --------   ---------   --------   ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESEARCH DIVISION
  Total revenues...........   $4,437     $ 9,636     $5,454     $ 5,691     $5,230     $ 9,163
  Gross margin.............    2,325       4,149      2,529       2,835      2,397       3,726
  EBIT.....................   $  541     $  (322)    $  728     $  (798)    $ (912)    $   386
                              ======     =======     ======     =======     ======     =======

                                              AS A PERCENTAGE OF TOTAL REVENUE

Total revenues.............    100.0%      100.0 %    100.0%      100.0 %    100.0 %     100.0%
Gross margin...............     52.4%       43.1 %     46.4%       49.8 %     45.8 %      40.7%
Net income (loss)..........     12.2%       (3.3)%     13.3%      (14.0)%    (17.4)%       4.2%

                             DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                               1998       1999        1999       1999
                             --------   ---------   --------   ---------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESEARCH DIVISION
  Total revenues...........  $ 6,279     $ 6,034    $ 4,958         n/a
  Gross margin.............    2,768         n/a        n/a         n/a
  EBIT.....................  $  (485)    $  (571)   $(1,432)        n/a
                             =======     =======    =======     =======
                                  AS A PERCENTAGE OF TOTAL REVENUE
Total revenues.............    100.0 %     100.0 %    100.0 %       n/a
Gross margin...............     44.1 %       n/a        n/a         n/a
Net income (loss)..........     (7.7)%     (9.46)%   (28.91)%       n/a


                              JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                1997       1997        1997       1998        1998       1998
                              --------   ---------   --------   ---------   --------   ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
IQ2.NET
  Total revenues............   $3,080     $2,891     $ 3,111     $ 4,268    $ 4,757     $4,681
  Gross margin..............    1,142      1,167       1,946       1,721      2,476      2,430
  EBIT......................   $  154     $ (103)    $  (981)    $(1,498)   $    78     $  120
                               ======     ======     =======     =======    ========    ======

                                               AS A PERCENTAGE OF TOTAL REVENUE

Total revenues..............    100.0%     100.0 %     100.0 %     100.0 %   100.0%      100.0%
Gross margin................     37.1%      40.4 %      62.5 %      40.3 %    52.0%       51.9%
Net income (loss)...........      5.0%      (3.6)%     (31.5)%     (35.1)%     1.6%        2.6%

                              DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                1998       1999        1999       1999
                              --------   ---------   --------   ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
IQ2.NET
  Total revenues............  $ 5,630     $ 4,946    $ 4,349        n/a
  Gross margin..............    3,161         n/a        n/a        n/a
  EBIT......................  $   724     $  (301)   $  (755)       n/a
                              =======     =======    =======     ======
                                   AS A PERCENTAGE OF TOTAL REVENUE
Total revenues..............    100.0%      100.0 %    100.0 %      n/a
Gross margin................     56.1%        n/a        n/a        n/a
Net income (loss)...........     12.9%      (6.09)%   (17.36)%      n/a

LIQUIDITY AND CAPITAL RESOURCES


    As of September 30, 1999, we had cash of $4.3 million and short-term investments of $72.9 million and working capital of $73.2 million.



    During the nine months ended September 30, 1999, we provided $44.4 million for operating activities versus $3.4 million used by operations during the same period in the prior year. This increase in cash flow provided by operations was primarily due to sale of IQ2.net division for $46.5 million, of which $2.0 million was released from escrow in October. We record billed amounts as deferred revenues on our financial statements and recognize these amounts as income when earned. As of December 31, 1998 and September 30, 1999, we had $2.1 million and $6.4 million, respectively, of deferred revenues. In addition, when work is performed in advance of billing, we will record this work as unbilled revenue. As of December 31, 1998 and September 30, 1999, we had $3.5 million and $7.5 million of unbilled revenues, respectively. Substantially all deferred and unbilled revenues will be earned and billed, respectively, within 12 months of the respective period ends.



    We had net outflows of $45.9 million and provided cash from investing activities of $3.3 million for the nine months ended September 30, 1999 and 1998, respectively.



    We generated cash from financing activities of $204,000 and $84,000 for the nine months ended, September 30, 1999 and 1998, respectively.



    We believe that the cash flows from operations, together with existing cash balances, short term investments and the line of credit, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Beyond that time, if cash flows from operations and available borrowing from the line of credit are not sufficient to satisfy our financing needs, we may seek additional funding through the sale of our securities, including equity securities. There can be no assurance that such funding can be obtained on favorable terms, if at all.


YEAR 2000 ISSUE

    The Year 2000 issue is a result of computer programs that were written using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using 00 as the year 1900 rather than the year 2000. To the extent that our software applications contain operating instructions that are unable to interpret appropriately the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications will be necessary to avoid system failures and the temporary inability to process transactions or engage in other normal business activities.

    Our management has implemented a company-wide program to assess the computer systems and applications for the year 2000. A team was established in 1998, headed by our chief operating officer, to coordinate our Year 2000 compliance efforts. The Year 2000 team is staffed with representatives of our management information group and the business units. Consultants and legal counsel are being consulted as needed. The chief operating officer reports regularly on the status of the Year 2000 project to our board of directors.

    This project has followed a systematic approach and has undertaken to:

       - create awareness among staff and management regarding the issues and the project;

       - ensure that executive management and the board of directors were actively involved in the project;

       - inventory hardware, software and other systems as well as vendors, suppliers and clients;

       - assess the risk and prioritized those systems most critical to business functioning;

       - take corrective action by retiring, upgrading and/or remediating hardware, software and other equipment; and

       - develop and implement action plans and testing strategies.

    The project focus has not been limited to our business. We have requested that critical vendors supply us with their Year 2000 readiness statements so that we have sufficient time to install upgrades and complete testing where appropriate. We have been working with our major suppliers and customers to assess their Year 2000 readiness. The goal of these efforts is to ensure that the Year 2000 issue will not impact our ability to provide services.

    We believe we have taken appropriate measures to make our "mission critical" systems Year 2000 ready in accordance with our criteria. "Year 2000 Ready" means that the system will not fail because of problems handling dates associated with the year change from December 31, 1999 to January 1, 2000, including leap year calculations, provided that all other systems, such as hardware, software and firmware, used with the system, properly exchange accurate date data with it. We are also putting in place certain contingency plans to address problems which could arise as a result of the Year 2000 date change. Based on our test results of mission critical systems, we do not anticipate problems that would cause disruption of normal business functions. In addition, our review of vendor and supplier readiness has revealed minimal impact to our ongoing operations. In the event that issues outside of our control occur, we will make all reasonable efforts to minimize the impact on our services.

    We expect to incur costs of approximately $150,000 to $250,000 through 1999 for consulting, administration, hardware, software and other expenses associated with Year 2000 compliance. These charges are reported as a component of selling, general and administrative expenses. We plan to expense maintenance costs as incurred, while costs of updated software and hardware will be amortized over the respective lives of the assets. The total cost of the project is being funded through operating cash flows.

    We rely on third-party providers for key services such as telecommunications and database marketing services. Interruption of these services could, in management's view, have a material impact on our operations. Efforts have begun to evaluate the readiness of these critical suppliers. Our management believes that, should we or other third parties, with whom we have a significant business relationship, have a Year 2000-related systems failure, the most significant impact would likely be the inability to deliver products in a timely fashion to our clients, to receive certain products from vendors or to process electronically certain internal database programs. The impact could be material to our liquidity or results of operations.


    As part of the Year 2000 readiness effort, the Year 2000 team will be establishing and implementing a contingency plan to provide for viable alternatives to ensure that our core business operations are able to continue in the event of a Year 2000-related systems failure.


STOCK REPURCHASE PROGRAM

    In January 1998, our board of directors approved the repurchase of up to 850,000 shares of our outstanding common stock. As of August 12, 1999, we had repurchased 720,000 shares under the plan.

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1998, the Financial Accounting Standards Board issued SFAS
No. 128, "Earnings Per Share." This new standard simplifies the earnings per share calculation and makes the U.S. standard for computing EPS more consistent with international accounting standards. We adopted SFAS 128 in the fourth quarter of 1997. Earnings per share for prior years has been restated where necessary to comply with SFAS 128.

    Under SFAS 128, primary earnings per share was replaced with a simpler calculation called basic earnings per share. Basic earnings per share is calculated by dividing income available to common shareholders by the weighted average common shares outstanding. Previously, primary earnings per share was based on the weighted average of both outstanding and issuable shares assuming all dilutive options had been exercised. Under SFAS 128 fully diluted earnings per share has not changed significantly, but has been renamed diluted earnings per share. Diluted earnings per share includes the effect of all potentially dilutive securities, such as options. Our basic and diluted earnings per share are materially the same.

    In June 1998, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income. We began presenting the required disclosures in our financial statements beginning in the 1999 first quarter. This statement does not have a material impact on us.

    Also in June 1998, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance.
SFAS 131 requires companies to disclose a measure of segment profit or loss, such as operating income, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. We adopted SFAS 131 in our 1998 year-end financial statements.

    In February 1999, the FASB issued SFAS No 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and the values of plan assets. If the merger does not occur, we will adopt SFAS 132 in our 1999 year-end financial statements. This statement is not expected to have a significant effect on our pension plan disclosures.

FOREIGN CURRENCY


    Our exposure to foreign currency rate fluctuations has been relatively low. First, we generally require payment from our customers in U.S. dollars. Second, we control vendor related foreign currency risk both through contractual clauses requiring clients to reimburse us for any material losses on contracts caused by exchange rate fluctuations and by locking in forward currency contracts. Our objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes. Accordingly, we may utilize foreign currency option contracts and forward contracts to hedge a portion of our exposure on anticipated transactions and firm commitment transactions. The currency hedged is the British pound. We monitor our foreign exchange exposures to ensure the overall effectiveness of our foreign currency hedge positions. However, we cannot assure you that our foreign currency hedging activities will substantially reduce the impact of fluctuations in currency exchange rates on our results of operations and financial position. As of September 30, 1999, we had no outstanding forward contracts in place.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth stock ownership information as of March 1, 1999, with respect to:

    - anyone known to be the beneficial owner of more than five percent of our common stock;

    - each of our current directors and executive officers; and

    - all of our current directors and executive officers as a group.

                                                              NO. OF SHARES
                                                              BENEFICIALLY    % OF TOTAL:
FIVE PERCENT OWNERS, DIRECTORS, EXECUTIVE OFFICERS              OWNED(1)      AUGUST 1999
--------------------------------------------------            -------------   -----------
Safeco Corporation .........................................    1,544,400(2)      19.7%
5333 Brooklyn Ave. NE
Seattle, WA 98185

T. Rowe Price & Associates, Inc. ...........................    1,068,056(3)      13.6%
100 E. Pratt Street
Baltimore, MD 21202

GEO Capital Corp. ..........................................      992,000         12.6%
767 Fifth Ave, 45th Floor
New York, NY 10153

William Blair & Company LLC ................................      795,000(4)      10.1%
222 West Adams Street, 34th Floor
Chicago, IL 60606

Wagner Asset Management, LP ................................      761,500(5)       9.7%
Wagner Asset Management Ltd.
227 West Monroe Street, Suite 3000
Chicago, IL 60606

Peter Zandan ...............................................      453,759(6)       5.8%
c/o IntelliQuest Information Group, Inc
1250 Capital of Texas Highway
Building One, Suite 600
Austin, TX 78746

Brian Sharples .............................................      439,167(7)       5.6%
c/o IntelliQuest Information Group, Inc
1250 Capital of Texas Highway
Building One, Suite 600
Austin, TX 78746

Ed Frazier..................................................       10,936(8)         *

Marianne Grogan.............................................       31,546(9)         *

F. S. (Kit) Webster III.....................................        9,375(10)        *

Lee Walker..................................................       58,398(11)        *

William Wood................................................       63,382(12)        *

All directors and executive officers as a group (7              1,066,545         13.3%
persons)....................................................

------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of March 1, 1999, are deemed outstanding for computing the percentage of the person holding such option, warrant or convertible note but are not outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Includes 839,900 and 454,900 shares of common stock held by Safeco Common Stock Trust and Safeco Resource Series Trust, respectively, investment companies registered under the Investment Company Act of 1940, to which Safeco Asset Management Co., a subsidiary of Safeco Corporation, provides investment advice. Also includes 259,600 shares of common stock held by employee benefit plans for which Safeco Corporation is a plan sponsor. Safeco Corporation disclaims beneficial ownership of all such shares.

(3) Includes 750,000 shares of common stock over which T. Rowe Price New Horizons Fund, Inc. has sole voting power and 318,056 shares of common stock over which T. Rowe Price Associates, Inc. has sole voting power.

(4) Includes 119,094 shares of common stock held by William Blair & Company, L.L.C. over which William Blair & Company, L.L.C. has sole voting power. William Blair & Company, L.L.C. disclaims voting power over the remaining shares of common stock.

(5) Acquired on behalf of discretionary clients of Wagner Asset Management.

(6) Includes 3,352 shares of common stock held by Mr. Zandan as custodian for Mr. Zandan's children. Mr. Zandan disclaims beneficial ownership of all such shares. Includes 8,535 shares issuable pursuant to stock options exercisable within 60 days of March 1, 1999.

(7) Includes 37,382 shares issuable pursuant to stock options exercisable within 60 days of March 1, 1999.

(8) Includes 10,396 shares issuable pursuant to stock options exercisable within 60 days of March 1, 1999.

(9) Includes 30,172 shares issuable pursuant to stock options exercisable within 60 days of March 1, 1999.

(10) Includes 9,375 shares issuable pursuant to stock options exercisable within 60 days of March 1, 1999.

(11) Includes 18,398 shares issuable pursuant to stock options exercisable within 60 days of March 1, 1999.

(12) Includes 536 shares of common stock held by Mr. Wood as custodian for Mr. Wood's children. Mr. Wood disclaims beneficial ownership of such shares. Includes 11,873 shares issuable pursuant to stock options exercisable within 60 days of March 1, 1999.

                             STOCKHOLDER PROPOSALS

    We will hold an annual meeting of stockholders in the year 2000 only if the merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in our proxy materials for that meeting, stockholders' proposals must have been received at our principal executive offices no later than December 7, 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements contained in this proxy statement for the year ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report, which is also contained in this proxy statement.

    We expect representatives of PricewaterhouseCoopers LLP to be present at the special meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                             ADDITIONAL INFORMATION

    As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE LATER THAN THE DATE HEREOF, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                          By order of our board of directors,

                                          [SIG]

                                          F. S. (Kit) Webster III
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

                INDEX TO INTELLIQUEST INFORMATION GROUP, INC.'S
                       CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Independent Accountants...........................     F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................     F-3

Consolidated Statements of Operations for the three years
  ended December 31, 1998...................................     F-4

Consolidated Statements of Comprehensive Income (Loss) for
  the two years ended December 31, 1998.....................     F-5

Consolidated Statements of Common Stockholders' Equity
  (Deficit) for the three years ended December 31, 1998.....     F-6

Consolidated Statements of Cash Flows for the three years
  ended December 31, 1998...................................     F-7

Notes to Consolidated Financial Statements..................     F-9

Condensed Consolidated Balance Sheets as of September 30,
  1999 (unaudited) and December 31, 1998....................    F-25

Condensed Consolidated Statements of Operations (unaudited)
  for the three months ended September 30, 1999 and 1998....    F-26

Condensed Consolidated Statements of Operations (unaudited)
  for the nine months ended September 30, 1999 and 1998.....    F-27

Consolidated Statements of Comprehensive Income (Loss)
  (unaudited) for the three months ended September 30, 1999
  and 1998..................................................    F-28

Consolidated Statements of Comprehensive Income (Loss)
  (unaudited) for the nine months ended September 30, 1999
  and 1998..................................................    F-29

Condensed Consolidated Statements of Cash Flows (unaudited)
  for the nine months ended September 30, 1999 and 1998.....    F-30

Notes to Consolidated Financial Statements..................    F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of IntelliQuest Information Group, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of IntelliQuest Information Group, Inc. and its subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Austin, Texas
February 26, 1999

                      INTELLIQUEST INFORMATION GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                     ASSETS

Current assets:
  Cash......................................................  $ 1,785    $ 5,611
  Short term investments....................................   40,752     28,010
  Accounts receivable, net of allowances for doubtful
    accounts of $375
    and $852, respectively..................................    7,904     10,978
  Unbilled revenues.........................................    2,840      3,532
  Projects in process.......................................      127        153
  Prepaid expenses and other assets.........................      593      2,336
                                                              -------    -------
      Total current assets..................................   54,001     50,620
  Property and equipment, net...............................    4,436      2,850
  License agreement, net....................................    7,500      7,324
  Other assets..............................................    1,470      1,793
                                                              -------    -------
      Total assets..........................................  $67,407    $62,587
                                                              =======    =======

                   LIABILITIES AND COMMON STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 2,474    $ 3,996
  Accrued liabilities.......................................    1,918      2,826
  Deferred revenues.........................................    2,420      2,145
  Other current liabilities.................................      553         --
      Total current liabilities.............................    7,365      8,967
  Deferred rent and other...................................      172         79
      Total liabilities.....................................    7,537      9,046
  Commitments and contingencies (Note 7)
  Series A junior participating preferred stock (Note 11)...       --         --
  Common stockholders' equity:
    Common stock, $0.0001 par value, 30,000,000 shares
      authorized,
      8,411,000 and 8,563,000 shares issued and outstanding,
      respectively 0 and
      720,000 shares in treasury, respectively..............        1          1
    Capital in excess of par value..........................   58,834     53,976
    Other...................................................       13        121
    Accumulated earnings (deficit)..........................    1,022       (557)
                                                              -------    -------
      Total common stockholders' equity.....................   59,870     53,541
                                                              -------    -------
      Total liabilities and common stockholders' equity.....  $67,407    $62,587
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1996         1997         1998
                                                           ----------   ----------   ----------
Revenues:
  Continuous services....................................  $   23,719   $   31,778   $   39,440
  Other services.........................................       4,648        4,765        6,259
                                                           ----------   ----------   ----------
      Total revenue......................................      28,367       36,543       45,699
                                                           ----------   ----------   ----------
Operating expenses:
  Cost of revenues.......................................      13,949       19,703       24,604
  Sales, general and administrative......................       7,738       12,214       20,325
  Product development....................................       3,644        2,796        4,272
  Depreciation and amortization..........................         701        1,032        1,326
      Total operating expenses...........................      26,032       35,745       50,527
                                                           ----------   ----------   ----------
Operating income (loss)..................................       2,335          798       (4,828)
                                                           ----------   ----------   ----------
Other income (expense):
  Interest income and other..............................         875        1,955        1,404
  Interest expense.......................................         (17)          (9)          (1)
Income (loss) before income taxes........................       3,193        2,744       (3,425)
Provision for (benefit from) income taxes................         984          583       (1,846)
                                                           ----------   ----------   ----------
Net income (loss)........................................  $    2,209   $    2,161   $   (1,579)
                                                           ==========   ==========   ==========
Basic net income (loss) per share........................  $     0.32   $     0.26   $    (0.19)
                                                           ==========   ==========   ==========
Diluted net income (loss) per share......................  $     0.30   $     0.25   $    (0.19)
                                                           ==========   ==========   ==========
Basic weighted average number of common and common
  equivalent shares outstanding..........................   6,667,000    8,372,000    8,311,000
                                                           ==========   ==========   ==========
Diluted weighted average number of common and common
  equivalent shares outstanding..........................   7,317,000    8,519,000    8,311,000
                                                           ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                     (IN THOUSANDS) (EXCEPT PER SHARE DATA)

                                                                 FOR THE YEAR
                                                                     ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997       1998
                                                               ------    -------
Net income (loss)...........................................   $2,161    $(1,579)
Other comprehensive (loss) income, net of tax: Foreign
  currency translation adjustments, net.....................       (3)        27
  Unrealized gain on securities, net........................       17         28
                                                               ------    -------
Other comprehensive income..................................       14         55
Comprehensive income (loss).................................   $2,175    $(1,524)
                                                               ======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.

        CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    COMMON STOCK
                                --------------------   CAPITAL IN               ACCUMULATED        TOTAL
                                              PAR      EXCESS OF                 EARNINGS      STOCKHOLDERS'
                                 SHARES      VALUE     PAR VALUE     OTHER       (DEFICIT)         EQUITY
                                ---------   --------   ----------   --------   -------------   --------------
Balance, January 1, 1996......  3,495,000      $1       $ 2,371       $(61)       $(3,285)        $  (974)
Accretion of preferred stock
  to redemption value.........         --      --            --         --            (63)            (63)
Conversion of redeemable
  convertible preferred stock
  and warrants upon initial
  public offering.............  2,118,000      --         5,020         --             --           5,020
Common stock issued upon
  initial public offering,
  net.........................  1,635,000      --        25,248         --             --          25,248
Common stock issued upon
  secondary offering, net.....  1,000,000      --        25,572         --             --          25,572
Issuance of common stock under
  employee plans, including
  tax effects.................     84,000      --           151         --             --             151
Other.........................         --      --            --         39             --              39
Net income....................         --      --            --         --          2,209           2,209
                                ---------      --       -------       ----        -------         -------
Balances, December 31, 1996...  8,332,000       1        58,362        (22)        (1,139)         57,202
Issuance of common stock under
  employee plans, including
  tax effects.................     79,000      --           601         --             --             601
Other.........................         --      --          (129)        35             --             (94)
Net income....................         --      --            --         --          2,161           2,161
                                ---------      --       -------       ----        -------         -------
Balances, December 31, 1997...  8,411,000       1        58,834         13          1,022          59,870
Issuance of common stock under
  employee plans, including
  tax effects.................     84,000      --           330         --             --             330
Issuance of unregistered stock
  (Note 2)....................     68,000      --           733         --             --             733
Treasury stock purchases......   (720,000)     --        (5,921)        --             --          (5,921)
Other.........................         --      --            --        108             --             108
Net loss......................         --      --            --         --         (1,579)         (1,579)
                                ---------      --       -------       ----        -------         -------
Balances, December 31, 1998...  7,843,000      $1       $53,976       $121        $  (557)        $53,541
                                =========      ==       =======       ====        =======         =======

    The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $   2,209   $   2,161   $  (1,579)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization.........................        812       1,225       1,598
      Bad debt expense......................................        141         374         380
      Asset impairment and loss on disposal of assets.......         --          --       2,873
      Other.................................................         34         104          13
  Net changes in assets and liabilities:
      Accounts receivable and unbilled revenues.............     (4,768)     (1,831)     (4,454)
      Prepaid expenses and other assets.....................       (231)       (269)     (2,098)
      Projects in process...................................        (27)        (29)        (26)
      Accounts payable and accrued expenses.................      1,262         667       2,340
      Deferred revenues.....................................        883        (380)       (275)
      Other.................................................        113         688        (418)
                                                              ---------   ---------   ---------
        Net cash provided by (used in) operating
          activities........................................        428       2,710      (1,646)
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of short-term investments.......................   (167,438)   (220,375)   (176,385)
  Sales and maturities of short-term investments............    116,286     229,263     188,919
  Purchases of property and equipment, net..................     (1,605)     (3,353)     (1,497)
  Purchase of exclusive licensing rights....................         --      (7,500)         --
  Purchase of Information Technology Forum Operations.......         --                    (138)
  Purchase of treasury stock................................         --          --      (5,921)
  Other.....................................................       (149)         --         171
                                                              ---------   ---------   ---------
        Net cash (used in) provided by investing
          activities........................................    (52,906)     (1,965)      5,149
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................     51,508         472         330
  Borrowings under line of credit...........................        761       2,265          --
  Repayments under line of credit...........................       (575)     (2,451)         --
  Other.....................................................       (158)         20          (7)
                                                              ---------   ---------   ---------
        Net cash provided by financing activities...........     51,536         306         323
                                                              ---------   ---------   ---------
Net (decrease) increase in cash.............................       (942)      1,051       3,826
Cash at the beginning of the period.........................      1,676         734       1,785
                                                              ---------   ---------   ---------
Cash at the end of the period...............................  $     734   $   1,785   $   5,611
                                                              =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.

                                 (IN THOUSANDS)

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Supplemental cash flow disclosures:
  Interest paid.............................................   $   --      $ 31      $   1
                                                               ======      ====      =====
  Property and equipment acquired under capital leases......   $   47      $ --      $  --
                                                               ======      ====      =====
  Taxes paid................................................   $  278      $968      $  51
                                                               ======      ====      =====
Schedule of noncash investing and financing activities:
  Purchase of Information Technology Forum operations
    Working capital other than cash.........................   $   --      $ --      $  43
    Equipment and leasehold improvements....................       --        --         17
    Intangibles.............................................       --        --        821
    Capital lease assumed...................................       --        --        (10)
    Issuance of common stock................................       --        --       (733)
                                                               ======      ====      =====
  Conversion of preferred stock to common stock.............   $5,020      $ --      $  --
                                                               ======      ====      =====

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY

    IntelliQuest Information Group, Inc. ("IntelliQuest" or the "Company"), a Delaware corporation, is a leading provider of quantitative marketing information to technology companies and direct marketing services to the Internet. IntelliQuest's Research Division supplies customers with information about technology markets, customers and products on both a subscription basis and a proprietary project basis. The Company's IQ2.net Division focuses on a suite of online and database marketing services which can greatly improve the identification and segmentation of customers and prospects for more effective customer acquisition and retention.

    IntelliQuest merged with Pipeline Communications, Inc. during May 1996 and Zona Research, Inc. during February 1997. Unless otherwise specified, references herein to the "Company" or "IntelliQuest" mean IntelliQuest Information
Group, Inc. and all of its wholly-owned subsidiaries.

2. MERGERS AND ACQUISITIONS--PIPELINE COMMUNICATIONS, ZONA RESEARCH AND INFORMATION TECHNOLOGY FORUM, INC.

    In May 1996, IntelliQuest completed a merger with Pipeline
Communications, Inc. ("Pipeline") which became a wholly-owned subsidiary of IntelliQuest. A total of 562,500 shares of IntelliQuest common stock and common stock options were exchanged for all outstanding shares of common stock, stock options, and warrants of Pipeline. The transaction was accounted for as a pooling of interests and therefore, all prior period financial statements have been restated as if the merger had taken place at the beginning of such periods.

    In February 1997, IntelliQuest completed a merger with Zona Research, Inc. ("Zona Research") in which Zona Research became a wholly-owned subsidiary of IntelliQuest. A total of 250,000 shares of IntelliQuest common stock were exchanged for all the outstanding shares of common stock of Zona Research. The transaction was accounted for as a pooling of interests and, therefore, all prior period financial statements have been restated as if the merger took place at the beginning of such periods.

    Combined and separate results of operations for the periods prior to the mergers with Pipeline and Zona Research were as follows (in thousands):

                                                              1996       1997
                                                            --------   --------
Revenues:
  IntelliQuest (including Pipeline after May 1996 and Zona
    Research after February 1997).........................  $24,895    $36,094
  Pipeline (through May 1996).............................    1,557         --
  Zona Research (through February 1997)...................    1,915        449
                                                            -------    -------
Combined..................................................  $28,367    $36,543
                                                            =======    =======
Net income (loss):
  IntelliQuest (including Pipeline after May 1996 and Zona
    Research after February 1997).........................  $ 2,662    $ 2,352
  Pipeline (through May 1996).............................      (83)        --
  Zona Research (through February 1997)...................     (370)      (191)
                                                            -------    -------
Combined..................................................  $ 2,209    $ 2,161
                                                            =======    =======

    Effective January 1, 1998, the Company purchased certain assets of Information Technology Forum, Inc. ("ITF") a company wholly owned by Charles W. Stryker, who was a Director of the

                      INTELLIQUEST INFORMATION GROUP, INC.

2. MERGERS AND ACQUISITIONS--PIPELINE COMMUNICATIONS, ZONA RESEARCH AND INFORMATION TECHNOLOGY FORUM, INC. (CONTINUED)

Company at the time of the acquisition. The assets were purchased with cash and stock and the transaction was accounted for under the purchase method. The assets purchased were recorded at fair value at the time of purchase. The excess of the purchase price over the fair value of amounts assigned to the net tangible assets purchased has been assigned to goodwill in the amount of approximately $831,000. As the operations of ITF are immaterial to the Company as a whole, pro forma financial statements are not disclosed. There were no transactions in 1998.

3.  SIGNIFICANT ACCOUNTING POLICIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Since much of the Company's Research Division revenues are based upon percentage of projects completed based on costs incurred compared to total estimated project costs, the determination of the resultant revenue requires ongoing estimates by management of costs to complete these projects. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all domestic and foreign subsidiaries, which are all wholly owned. All significant intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION

    CONTINUOUS SERVICES

    The Company offers renewable subscription-based products which provide similar information to a number of clients at a shared-cost price. The Company also offers proprietary tracking products that manage ongoing market feedback and proprietary research. Revenue from certain annual subscription-based products, such as Computer Industry Media Study (CIMS), and the related costs are deferred until delivery. Revenues from other renewable subscription-based and proprietary tracking products containing a subscription period are recognized on a straight-line basis over the subscription period. Revenue from processing transactions is recognized as the transactions are processed for customers. The Company recognizes revenue for marketing services at the time services are provided. For sales of data under annual agreements, the Company recognizes revenue upon the delivery of data. Revenue from conferences is recognized upon completion of each conference. Losses on a given contract are recognized when determined probable.

    During 1997, the Company made a change in its reporting of revenue from certain recurring conferences (including Brand Tech Forum). In 1997, revenue from recurring conferences is included in continuous services. Financial information from prior years was reclassified to conform to the 1997 classification of revenues.

                      INTELLIQUEST INFORMATION GROUP, INC.

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    OTHER SERVICES

    Revenues from proprietary research service contracts are recognized in proportion to performance required under the contracts (percentage of completion) based on cost input; losses on a given contract are recognized when determined probable.

    The Company bills its clients for products and services based on terms of the contracts, which may not coincide with criteria required for revenue recognition. Deferred revenue represents amounts invoiced prior to rendering the related services while unbilled revenue represents the billing value of services rendered prior to being invoiced. Substantially all the deferred and unbilled revenue will be earned and billed, respectively, within twelve months of the respective period ends.

PRODUCT DEVELOPMENT COSTS

    Product development costs include costs incurred to develop or design new products, services or processes and significantly enhance existing products, services and processes and are expensed as incurred. If material, costs to develop software, which is an integral part of a product or service, that are incurred subsequent to attaining technological feasibility are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED". These costs are then amortized on a straight line basis over the estimated economic life or on the ratio of current revenues to total projected product revenues, whichever is greater.

    The Company capitalized internal software development costs of $100,000 and $1.4 million for the years ended December 31, 1996 and 1997, respectively. There were no software development costs capitalized in 1998. Amortization of such costs was $180,000 for the year ended December 31, 1997. Based on changes in management's plan, the Company recorded an impairment charge of $1.4 million related to capitalized software development costs during the year ended
December 31, 1998.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the respective assets, which range from three to seven years. Leasehold improvements are depreciated over the life of the related lease. Amortization of assets acquired under capital leases is included in depreciation and amortization.

PROJECT COSTS

    Costs associated with CIMS are deferred and included in projects in process until the results of the study are delivered. These costs include personnel and other direct costs, as well as associated overhead. Upon release of the study, these costs are included in cost of revenues.

    Costs relating to all other projects are expensed as incurred.

INTANGIBLE ASSETS

    Intangible assets consists of goodwill, resulting from business acquisitions and representing the excess of purchase price over the estimated fair value of net assets acquired, deferred financing costs, deferred acquisition costs and an exclusive licensing agreement (Note 5).

                      INTELLIQUEST INFORMATION GROUP, INC.

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Goodwill at December 31, 1998 was approximately $8.3 million and is amortized on a straight-line basis over 12 years, the expected period of benefit. The Company periodically evaluates whether events and circumstances have occurred that indicate that these intangibles may not be recoverable. When factors indicate that these intangibles should be evaluated for possible impairment, the Company uses the projected undiscounted net cash flows of the related businesses acquired in measuring the recoverability of these intangibles.

INCOME TAXES

    Deferred income taxes are provided using the liability method for the tax effects of differences between the financial reporting bases and the income tax bases of the Company's assets and liabilities as measured at the enacted tax rates.

SHORT-TERM INVESTMENTS

    Short-term investments are carried at market value, which approximates cost, at the balance sheet date. Short-term investments consist of funds primarily invested in government securities. Investment securities generally have maturities of less than one year.

    The Company accounts for investment securities under SFAS No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES". SFAS
No. 115 requires investment securities to be classified as held-to-maturity, trading or available-for-sale based on the characteristics of the securities and the activity in the investment portfolio. At December 31, 1998, all investment securities are classified as available-for-sale.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, including cash, short-term investments, and trade receivables and payables, approximates fair value. The carrying amount of short-term investments approximates fair value because of the short maturity and nature of these instruments. The Company places its cash investments in quality financial instruments and limits the amount invested in any one institution or in any type of instrument. The Company has not experienced any significant gains or losses on its investments.

FOREIGN CURRENCIES

    The foreign subsidiary operates in a local currency environment. Balance sheet accounts are translated at exchange rates existing at the balance sheet date. Revenue and expense accounts are translated at average exchange rates prevailing during the period. Translation adjustments are accumulated and reported as a separate component of stockholders' equity. There have not been material transaction gains or losses through December 31, 1998.

SEGMENT REPORTING

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing

                      INTELLIQUEST INFORMATION GROUP, INC.

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see
Note 14).

EARNINGS PER SHARE

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE" ("SFAS 128"). SFAS 128 provides guidance on the computation of earnings per share. The Company adopted the statement in the fourth quarter of 1997, as required. SFAS 128 requires all prior earnings per share data be restated to conform with the provisions of the statement. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interest. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computations plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.

                                             FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1996         1997         1998
                                           ----------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT SHARE
                                                   AND PER SHARE DATA)
Net income (loss)........................  $    2,209   $    2,161   $   (1,579)
Preferred stock accretion................          63           --           --
                                           ----------   ----------   ----------
Net income (loss) available to common
  stockholders...........................  $    2,146   $    2,161   $   (1,579)
                                           ----------   ----------   ----------
Weighted average common shares
  outstanding (basic)....................   6,667,000    8,372,000    8,311,000
Convertible preferred stock..............     399,000           --           --
Warrants.................................      53,000           --           --
Stock options (1)........................     198,000      147,000           --
                                           ----------   ----------   ----------
Weighted average common shares
  outstanding (diluted)..................   7,317,000    8,519,000    8,311,000
                                           ----------   ----------   ----------
Earnings (loss) per share:
Basic....................................  $     0.32   $     0.26   $    (0.19)
Diluted..................................  $     0.30   $     0.25   $    (0.19)

------------------------

(1) Due to the net loss in the year ended December 31, 1998, diluted weighted average shares excludes the effect of the diluted securities.

                      INTELLIQUEST INFORMATION GROUP, INC.

4.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                DECEMBER 31
                                                            -------------------
                                                              1997       1998
                                                            --------   --------
Equipment.................................................  $ 3,802    $ 4,110
Purchased software........................................      638        690
Internally developed software.............................    1,404         --
Furniture and fixtures....................................    1,306      1,301
Leasehold improvements....................................      306        642
                                                            -------    -------
                                                              7,456      6,743
Less--Accumulated depreciation and amortization...........   (3,020)    (3,893)
                                                            -------    -------
                                                            $ 4,436    $ 2,850
                                                            =======    =======

Included in the December 31, 1997 and 1998 balances of equipment are $283,000 of assets acquired under lease. Accumulated amortization for these assets was $196,000 and $250,000 at December 31, 1997 and 1998, respectively, and amortization expense was $40,000, $54,000, and $54,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

5.  LICENSE AGREEMENT

    On December 22, 1997, the Company paid $7.5 million for an exclusive perpetual licensing agreement (cancelable under certain conditions) to market and sell database products to the high-tech, telecommunications, cable and utility industries. In conjunction with the agreement the Company will pay the licensor royalties and fees on revenue generated from the sale of data and services. The amortizable rights in data and the non-compete portion of the license agreement are amortized on a straight-line basis over the estimated useful life of the agreement. Accumulated amortization at December 31, 1997 and 1998 was $0 and $211,000, respectively.

    Of the total license fee of $7.5 million, $5 million is refundable under certain conditions. Should the license be canceled by the Company, or canceled due to the acquisition by the Company of a competitor of the licensor or to the acquisition of the Company by a competitor of the licensor, or under certain other conditions, the $5 million portion may be recoverable by the Company.

    The Company prepares an annual assessment to identify any potential impairment of assets.

    The agreement provides for annual target minimum payments. Royalties and service fees for the database marketing products were less than that required to satisfy the annual target minimum payments under this agreement; therefore, the Company recognized a liability during the year ended December 31, 1998 for the difference between the actual and target minimum payments (Note 6).

                      INTELLIQUEST INFORMATION GROUP, INC.

6.  ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Accrued payroll and benefits................................   $1,412     $1,441
Taxes payable...............................................      101         47
Accrued target minimum payments.............................       --        787
Other accrued liabilities...................................      405        551
                                                               ------     ------
                                                               $1,918     $2,826
                                                               ======     ======

7.  COMMITMENTS AND CONTINGENCIES

    The Company leases office space, equipment and software under certain noncancellable operating lease agreements. These leases have expiration dates ranging from 1999 through 2008. Rent expense under operating leases totaled $542,000, $959,000 and $1.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

    Future minimum lease payments under all leases as of December 31, 1998 are as follows (in thousands):

                                                              OPERATING
                                                                LEASES
                                                              ----------
1999........................................................    $1,861
2000........................................................     1,556
2001........................................................     1,480
2002........................................................       684
2003........................................................       424
Thereafter..................................................       753
                                                                ------
    Total minimum lease payments............................    $6,758
                                                                ======

8.  INCOME TAXES

    The income tax provision (benefit) is as follows (in thousands):

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1996       1997       1998
                                                       --------   --------   --------
Current provision (benefit)..........................   $1,091      $(22)    $  (269)
Deferred (benefit) provision.........................     (107)      605      (1,577)
                                                        ------      ----     -------
    Total provision for (benefit from) income tax....   $  984      $583     $(1,846)
                                                        ======      ====     =======

                      INTELLIQUEST INFORMATION GROUP, INC.

8.  INCOME TAXES (CONTINUED)

    The difference between the income tax provisions in the consolidated financial statements and the tax at the statutory federal rate are as follows (in thousands):

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                     ------------------------------
                                                       1996       1997       1998
                                                     --------   --------   --------
Income tax provision at statutory rate.............   $1,211     $1,056    $(1,258)
Utilization of net operating loss of Pipeline......      (75)        --         --
State taxes, net of federal benefit................      118         61       (158)
Tax free income....................................     (284)      (647)      (460)
Other, net.........................................       14        113         30
                                                      ------     ------    -------
    Total provision................................   $  984     $  583    $(1,846)
                                                      ======     ======    =======

    The principal components of the Company's deferred taxes are as follow (in thousands):

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                           1996       1997       1998
                                                         --------   --------   --------
Deferred tax liabilities:
  Depreciation and other...............................    $ 54       $170      $  109
  Cash to accrual adjustments..........................      81         --          --
  Product development costs............................      --        477          --
                                                           ----       ----      ------
    Gross deferred tax liability.......................     135        647         109
                                                           ----       ----      ------
Deferred tax assets:
  Product development costs............................      86         --          --
  Allowance for doubtful accounts......................     101        105         593
  Acquisition costs....................................      53         92         105
  Accrued compensation, vacation pay, and other........      35        518         553
  Alternative minimum tax credit.......................      --         --          88
  Net operating loss carryforward......................     279        279         762
                                                           ----       ----      ------
    Gross deferred tax assets..........................     554        994       2,101
                                                           ----       ----      ------
  Less valuation allowance.............................     295        295         295
                                                           ----       ----      ------
    Net deferred tax asset.............................    $124       $ 52      $1,697
                                                           ====       ====      ======

    The Company has determined that the deferred tax assets are recoverable based upon future projected earnings.

    The valuation allowance relates to the deferred tax assets which carryover from Pipeline, a wholly-owned subsidiary of the Company. These assets include net operating loss carryforwards, and research and experimentation credit carryforwards. These carryforwards may only be used to offset tax liabilities generated by Pipeline. Because of the uncertainties with respect to Pipeline's ability to generate sufficient future taxable income to realize these assets, the Company has provided a valuation allowance against all of Pipeline's net deferred tax assets.

                      INTELLIQUEST INFORMATION GROUP, INC.

8.  INCOME TAXES (CONTINUED)

    As of December 31, 1998, IntelliQuest Information Group, Inc. had a net operating loss of $2.5 million, which expires in 2013.

9.  STOCK OPTIONS

1993 STOCK PLAN

    Under the 1993 Stock Plan (the "1993 Plan"), a total of 344,256 shares of the Company's Common Stock have been authorized for issuance. Under the 1993 Plan, incentive stock options or nonstatutory stock options may be granted with exercise prices equaling the fair market value of the stock at the time of grant, as determined by the Company's Board of Directors, unless the optionee owns greater than 10% of the voting power of all classes of stock, in which case the option price will be 110% of the fair market value at the date of grant, as determined by the Board of Directors. Options granted under the plan generally have a term of ten years from the date of grant and generally vest over a five-year period. As of December 31, 1998, the Company does not intend to grant any further options under the 1993 Plan.

1996 STOCK PLAN

    The Company has reserved an aggregate of 700,000 shares of Common Stock for issuance under its 1996 Stock Plan (the "1996 Plan"). The 1996 Plan provides for grants of incentive stock options or nonstatutory options to employees and consultants (including officers and directors) of the Company and its subsidiaries. With respect to incentive stock options granted under the 1996 Plan, the exercise price must be at least equal to the fair market value per share of the Common Stock on the date of grant, and the exercise price of any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock must be equal to at least 110% of the fair market value of the Common Stock on the date of grant. The maximum term of incentive stock options granted under the 1996 Plan may not exceed ten years from the date of grant (five years in the case of a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock). In the event of termination of an optionee's employment or consulting arrangement, incentive stock options may only be exercised, to the extent vested as of the date of termination, for a period not to exceed 90 days (12 months in the case of termination due to death or disability) following the date of termination. Options under the 1996 Plan generally vest and become exercisable at a rate of 25% on the first anniversary of the commencement of vesting and 1/48th per month upon the last day of the calendar month thereafter. Options outstanding under the 1996 Plan generally have a term of ten years.

1996 DIRECTOR OPTION PLAN

    Non-employee directors are entitled to participate in the Company's 1996 Director Option Plan (the "Director Plan"). A total of 100,000 shares of Common Stock have been reserved for issuance under the Director Plan. The Director Plan provides that each non-employee director shall be granted, at the discretion of the Board of Directors, a nonstatutory option to purchase shares of Common Stock (the "First Option") upon the date such non-employee director first becomes a director. In addition, each non-employee director who has been a non-employee director for longer than six months will annually be granted, at the discretion of the Board of Directors, a nonstatutory option to purchase shares of Common Stock (a "Subsequent Option"). Each First Option and Subsequent Option will

                      INTELLIQUEST INFORMATION GROUP, INC.

9. STOCK OPTIONS (CONTINUED)

have a term expiring on the earlier of the tenth anniversary of the date of grant or twelve months after the date on which the optionee ends his or her service as a director. The vesting terms to both the First Option and the Subsequent Option shall be at the discretion of the Board of Directors. The exercise price for director options are comparable to options granted under the 1996 Plan described above.

PIPELINE COMMUNICATIONS, INC. 1994 INCENTIVE STOCK OPTION PLAN

    The Company has reserved an aggregate of 50,000 shares of Common Stock for issuance under the Pipeline 1994 Incentive Stock Options Plan (the "Pipeline Plan"). The Pipeline Plan provides for grants of options to the former employees of Pipeline Communications, Inc. (Note 2). The provisions of the Pipeline Plan are comparable to the provisions of the 1996 Plan as described above except that the vesting schedule is determined by the Board of Directors.

1997 STOCK PLAN

    The Company has reserved an aggregate of 375,000 shares of Common Stock for issuance under its 1997 Supplemental Option Plan (the "1997 Plan"). The 1997 Plan provides for grants of nonstatutory stock options to employees, directors and consultants of the Company and its subsidiaries. The 1997 Plan provides that vesting terms shall be at the discretion of the Board of Directors. The terms and exercise price for options granted under the 1997 Plan are comparable to those granted under the 1996 Plan described above.

SUBSEQUENT OPTION POLICY

    In 1997, the Company's Board of Directors adopted a policy that provides for immediate monthly vesting for option grants to persons who have a preexisting option agreement with the Company ("Subsequent Options"). The policy applies to Subsequent Options under all of the Company's plans for grants dated on or after April 29, 1997.

RE-PRICING OF STOCK OPTIONS

    In 1998, the Company's Board of Directors twice approved the 1998 re-pricing of stock options. The grant date of the first re-pricing was February 4, 1998, where the price was reduced to $11.00. The vesting period for these re-priced stock options was extended by an additional 12 months. The second re-pricing grant date was October 16, 1998, where the stock option price was reduced to $5.00. Unvested stock options on October 16, 1998 will vest over the next
48 months. These re-pricing policies apply to options granted under all of the Company's plans for stock grants.

    The Company applies APB No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", and related Interpretations in accounting for its stock plans, which are described above. Accordingly, no compensation cost has been recognized for its stock plans. Had compensation cost for the Company's stock plans been determined based on the fair market value at the grant dates for awards under those plans consistent with the method provided by SFAS No. 123, "ACCOUNTING FOR STOCK BASED

                      INTELLIQUEST INFORMATION GROUP, INC.

9. STOCK OPTIONS (CONTINUED)

COMPENSATION", the Company's net income and net income per share would have been reflected by the following pro forma amounts for the years ended December 31, 1996, 1997 and 1998:

                                              FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                              1996         1997         1998
                                           ----------   ----------   -----------
Net income (loss)
  As reported............................  $2,209,000   $2,161,000   $(1,579,000)
  Pro forma..............................  $1,780,000   $  624,000   $(2,725,000)
Diluted net income (loss) per share
  As reported............................  $      .30   $      .25   $      (.19)
  Pro forma..............................  $      .24   $      .07   $      (.33)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 1996, 1997 and 1998:

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------
                                             1996                1997                1998
                                           --------            --------            --------
Dividend yield...........................      --                  --                  --
Expected volatility......................   59.84%              60.60%              67.60%
Risk-free rate of return.................    6.25%               6.35%               4.69%
Expected life............................    4.67 years          3.54 years          3.97 years

    The following table summarizes activity under all Plans for each of the three years ended December 31, 1998 (share amounts in thousands):

                                                       1996                  1997                  1998
                                                     WEIGHTED              WEIGHTED              WEIGHTED
                                                     AVERAGE               AVERAGE               AVERAGE
                                                     EXERCISE              EXERCISE              EXERCISE
                                                      PRICE      SHARES     PRICES     SHARES     PRICE      SHARES
                                                     --------   --------   --------   --------   --------   --------
Outstanding at the beginning of the year...........   $ 1.02      215       $14.29       429      $15.62        844
  Granted..........................................    20.14      300        15.42       711        7.44      2,089
  Exercised........................................      .71      (71)        1.89       (76)       3.23        (66)
  Canceled.........................................      .51      (15)       17.16      (220)      13.28     (1,694)
                                                      ------      ---       ------      ----      ------     ------
Outstanding at the end of the year.................   $14.29      429       $15.62       844      $ 5.13      1,173
                                                      ======      ===       ======      ====      ======     ======
Options exercisable at year end....................   $ 2.06       82       $14.40       180      $ 5.52        260
                                                      ======      ===       ======      ====      ======     ======
Weighted average fair value of options granted
  during the year..................................   $11.12                $ 7.52                $ 2.38
                                                      ======                ======                ======

                      INTELLIQUEST INFORMATION GROUP, INC.

9. STOCK OPTIONS (CONTINUED)

                                                                 OPTIONS OUTSTANDING
                                             ------------------------------------------------------------
                                                  NUMBER           WEIGHTED-AVERAGE
                                              OUTSTANDING AT     REMAINING CONTRACTUAL   WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES                     DECEMBER 31, 1998           LIFE             EXERCISE PRICE
------------------------                     -----------------   ---------------------   ----------------
$.14.......................................           12         5.5 years                    $  .14
$.40.......................................            6         4.2                             .40
$.68.......................................            4         6.4                             .68
$1.38......................................            7         6.7                            1.38
$5.00 - 7.00...............................        1,113         9.0                            5.02
$8.75 - 12.00..............................            5         5.4                            9.87
$13.89 - 17.25.............................           26         1.8                           14.49
                                                   -----               ---------              ------
$.14 - 17.25...............................        1,173         8.7 years                    $ 5.13
                                                   =====               =========              ======

                                                       OPTIONS OUTSTANDING
                                               ------------------------------------
                                                    NUMBER
                                                EXERCISABLE AT     WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES                       DECEMBER 31, 1998    EXERCISE PRICE
------------------------                       -----------------   ----------------
$.14.........................................          12               $  .14
$.40.........................................           6                  .40
$.68.........................................           4                  .68
$1.38........................................           7                 1.38
$5.00 - 7.00.................................         205                 5.00
$8.75 - 12.00................................           3                 9.77
$13.89 - 17.25...............................          25                14.45
                                                      ---               ------
$.14 - 17.25.................................         260               $ 5.52
                                                      ===               ======

    Options canceled represent the unexercised options of former employees, returned to the option pool in accordance with the terms of the stock option plan, upon their departure from the Company.

OTHER STOCK OPTION GRANTS

    Pipeline had previously issued stock options and warrants to non-employees. Pipeline's options and warrants outstanding as of December 31, 1995 were converted into options to purchase 20,641 shares of IntelliQuest common stock upon the merger of Pipeline.

1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company has reserved an aggregate of 100,000 shares of common stock for issuance under its 1996 Employee Stock Purchase Plan (the "ESPP"). The ESPP permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 15% of their compensation provided that no employee may purchase more than $25,000 worth of stock in any calendar year. The ESPP has been implemented as a series of successive six-month offering periods, the first of which commenced on July 1, 1996. The price of common stock purchased under the ESPP will be 85% of the lower of the fair market of the common stock on the first and last day of each offering period. Shares of common stock issued under the ESPP totaled 2,247, 6,875 and 15,865 for the years ended December 31, 1996, 1997 and 1998, respectively.

                      INTELLIQUEST INFORMATION GROUP, INC.

9. STOCK OPTIONS (CONTINUED)

    The fair value of the employees' purchase rights was estimated using the Black-Scholes model with the following assumptions for the years ended December 31, 1996, 1997 and 1998:

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------
                                                          1996                1997                1998
                                                        --------            --------            --------
Dividend yield........................................       --                  --                  --
Expected volatility...................................    59.84%              60.60%              67.60%
Risk-free rate of return..............................     5.52%               5.24%               5.28%
Expected life.........................................       .5 years            .5 years            .4 years
Weighted average fair value of purchase rights
  granted.............................................   $ 5.73              $ 3.98              $ 3.67

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In May 1993, the Company authorized 1,853,046 shares of redeemable convertible preferred stock, of which 1,055,718 shares were designated as Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and 797,328 shares were designated as Series B Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"). Both Series A Preferred Stock and
Series B Preferred Stock (the "Preferred Stock") had par value of $1.00 and were recorded net of total issuance costs of $100,000.

    The holders of Preferred Stock converted their shares of Preferred Stock into the Company's Common Stock at a conversion ratio of one share of Preferred Stock for one share of Common Stock in connection with the Company's initial public offering in March 1996.

11. SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

    The Company adopted a Stockholder Rights Agreement on October 18, 1998 and declared a dividend of one preferred share purchase right for each outstanding share of common stock of the Company outstanding at the close of business on November 2, 1998. Each right will entitle the registered holder, after the rights become exercisable and until November 2, 2008, to purchase from the Company one one-hundred (1/100) of a share of Class A Junior Participating Preferred Stock at a price of $40.00 per one one-hundred (1/100) of a preferred share, subject to certain anti-dilution adjustments. The rights are not exercisable until the distribution date. The rights will expire on November 2, 2008. The distribution date is the earlier of:

    - ten (10) days following a public announcement that a person or group has acquired a beneficial ownership of 20% or more of the common shares OR

    - ten (10) business days following the announcement or commencement of an intention to make a tender offer or exchange offer the consummation of which would result in a beneficial ownership by a person or group of 20% or more of the common shares.

12. EMPLOYEES' SAVINGS PLAN

    The Company's 401(k) Savings and Retirement Plan (the "401(k) Plan") is a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Code. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan after approximately one year of employment.

                      INTELLIQUEST INFORMATION GROUP, INC.

12. EMPLOYEES' SAVINGS PLAN (CONTINUED)

The 401(k) Plan provides that each participant make elective contributions from 1% to 15% of his or her compensation, subject to statutory limits. Under the terms of the 401(k) Plan, allocation of the matching contribution is integrated with Social Security, in accordance with applicable nondiscrimination rules under the Code. The Company makes discretionary matching contributions. The match vests over a 5 year period. The Company made matching contributions in the amount of $10,000, $0 and $162,000 in 1996, 1997 and 1998, respectively.

13. SIGNIFICANT CLIENTS AND CREDIT RISKS

    The Company has relied on a limited number of key customers for the majority of its revenues. In addition, there has been significant consolidation of companies in the technology industries served by the Company, a trend which the Company believes will continue. The loss of one or more of the Company's large customers or a significant reduction of business from such customers, regardless of the reason, would have a material adverse effect on the Company.

    Revenues from certain significant clients are, as follows:

                                                               1996       1997       1998
                                                             --------   --------   --------
Client 1...................................................     --%        --%        13%
Client 2...................................................      7%        10%        12%
Client 3...................................................     18%        17%         9%
Client 4...................................................     11%         7%         5%

    For the year ended December 31, 1998 all of the revenue derived from Client 1 related to IQ2.net. For the year ended December 31, 1997, all of the revenue derived from Client 3 related to the Research Division. For the year ended December 31, 1996, all of the revenue derived from Clients 3 and 4 related to the Research Division.

    Additionally, at December 31, 1997 and 1998, certain clients had accounts receivable and unbilled revenue balances with the Company which represented the following amounts of total net accounts receivable and unbilled revenues:

                                                                1997       1998
                                                              --------   --------
Client 1....................................................     --%        12%
Client 2....................................................     15%         6%
Client 3....................................................     12%         2%

    The Company sells its products to various companies in technology and publication industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

14. SEGMENT INFORMATION

    In 1998 the Company adopted SFAS 131. The prior year's segment information has been restated to present the Company's two reportable segments: Research Division and IQ2.net.

    The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" (Note 3). Segment data includes charges allocating all corporate-

                      INTELLIQUEST INFORMATION GROUP, INC.

14. SEGMENT INFORMATION (CONTINUED)

headquarters costs to each of its operating segments. The Company evaluates the performance of its segments and allocates resources to them based on labor, revenues and percentage utilization in 1996 and 1997 and labor in 1998.

    The Company is organized on the basis of products and services provided. The table below presents information about reported segments for the years ended December 31, 1996, 1997 and 1998 (in thousands):

                                               RESEARCH DIVISION                     IQ2.NET
                                         ------------------------------   ------------------------------
                                           1996       1997       1998       1996       1997       1998
                                         --------   --------   --------   --------   --------   --------
Revenues...............................  $19,577    $23,523    $26,363     $8,790    $12,570    $19,336
Depreciation and amortization..........  $   107    $   144    $   222     $   33    $   193    $   408
EBIT...................................  $ 2,041    $ 1,399    $(1,809)    $  512    $  (770)   $  (576)

    A reconciliation of total segment revenues to total consolidated revenues and of total segment EBIT to total consolidated operating income (loss), for the years ended December 31, 1996, 1997 and 1998 is as follows (in thousands):

                                                                1996       1997       1998
                                                              --------   --------   --------
REVENUES
Total segment revenues......................................  $28,367    $36,093    $45,699
                                                              -------    -------    -------
Other reconciling items.....................................       --        450         --
Consolidated revenues.......................................  $28,367    $36,543    $45,699
                                                              =======    =======    =======
EBIT
Total EBIT for reportable segments..........................  $ 2,533    $   629    $(2,385)
Reconciling items:
  Write down of capitalized software not attributable to
    defined segment.........................................                           (916)
  Unsuccessful launch of new segment........................                           (805)
  Charges for unsuccessful launch of national sales force...                           (496)
Other.......................................................     (218)       169       (226)
                                                              -------    -------    -------
Operating income (loss).....................................    2,335        798     (4,828)
                                                              -------    -------    -------
Other income, net...........................................      858      1,946      1,403
                                                              -------    -------    -------
Income (loss) before income taxes...........................  $ 3,193    $ 2,744    $(3,425)
                                                              =======    =======    =======

    EBIT is net income before interest and taxes. EBIT is a financial measure commonly used as an indicator of operating performance and should not be construed as an alternative to net income as determined in accordance with generally accepted accounting principles.

    EBIT for Research in 1998 includes a one-time write off of capitalized internally developed software of $580,000.

15. GEOGRAPHIC DATA

    Revenue includes export sales to unaffiliated non-U.S. customers and to unaffiliated U.S. customers commissioning information-gathering services abroad, generally on behalf of their foreign

                      INTELLIQUEST INFORMATION GROUP, INC.

15. GEOGRAPHIC DATA (CONTINUED)

subsidiaries. The Company defines "Europe Sales" as revenues attributable to information gathering services provided in Western Europe and "Other International Sales" as revenues attributable to all other areas located outside of the United States.

    Summarized revenue information by geographic location is as follows (in thousands):

                                                        1996       1997       1998
                                                      --------   --------   --------
RESEARCH DIVISION
Europe..............................................   $4,635     $4,594     $4,804
Other international.................................    1,286      1,315      1,020
                                                       ------     ------     ------
                                                       $5,921     $5,909     $5,824
                                                       ======     ======     ======
IQ2.NET
Europe..............................................   $1,895     $4,353     $1,211
Other international.................................       68        178        431
                                                       ------     ------     ------
                                                       $1,963     $4,531     $1,642
                                                       ======     ======     ======

16. STOCK REPURCHASE PROGRAM

    In January 1998, the Board of Directors approved the repurchase of 850,000 shares of the Company's common stock. As of February 26, 1999, 720,000 shares have been repurchased for $5.9 million in open market transactions.

                      INTELLIQUEST INFORMATION GROUP, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1999            1998
                                                              --------------   -------------
                                                               (UNAUDITED)
                                           ASSETS
Current assets:
  Cash......................................................      $ 4,340         $ 5,611
  Short-term investments....................................       72,868          28,010
  Accounts receivable, net..................................        7,347          10,978
  Unbilled revenues.........................................        7,528           3,532
  Projects in process.......................................           21             153
  Prepaid expenses and other assets.........................        4,829           2,336
                                                                  -------         -------
    Total current assets....................................       96,933          50,620
  Furniture and equipment, net..............................        2,088           2,850
  License agreement, net....................................           --           7,324
  Other assets..............................................          330           1,793
                                                                  -------         -------
  Total assets..............................................      $99,351         $62,587
                                                                  =======         =======

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................      $ 1,943         $ 3,996
  Accrued liabilities.......................................       16,549           2,826
  Deferred revenues.........................................        6,435           2,145
                                                                  -------         -------
    Total current liabilities...............................       24,927           8,967
Obligations under capital leases and deferred rent..........          170              79
                                                                  -------         -------
    Total liabilities.......................................       25,097           9,046
                                                                  -------         -------

Stockholders' equity:
  Series A junior participating preferred stock.............           --              --
  Common stock, $.0001 par value, 30,000,000 shares
    authorized, 8,617,000 and 8,563,000 shares issued and
    outstanding, respectively 720,000 and 720,000 shares in
    treasury, respectively..................................            1               1
  Capital in excess of par value............................       54,169          53,976
  Other.....................................................          966             121
  Accumulated income (deficit)..............................       19,118            (557)
                                                                  -------         -------
    Total stockholders' equity..............................       74,254          53,541
                                                                  -------         -------
    Total liabilities and stockholders' equity..............      $99,351         $62,587
                                                                  =======         =======


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                      INTELLIQUEST INFORMATION GROUP, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)



                                                                 THREE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revenues:
  Continuous services.......................................  $ 8,148     $8,109
  Other services............................................    3,059      1,055
                                                              -------     ------
    Total revenues..........................................   11,207      9,164
                                                              -------     ------

Operating expenses:
  Costs of revenues.........................................    5,853      5,436
  Sales, general and administrative.........................    3,742      2,416
  Product development.......................................      341        511
  Depreciation and amortization.............................      229        282
                                                              -------     ------
    Total operating expenses................................   10,165      8,645
                                                              -------     ------

Operating income............................................    1,042        519

  Income (loss) from discontinued operations (net of tax)...   (1,098)       119
  Gain on sale of discontinued operations (net of tax)......   21,196         --

  Interest income, net......................................      205        318
                                                              -------     ------
  Income before income tax benefit..........................   21,345        956
  Income tax provision on operations........................      402        255
                                                              -------     ------
Net income..................................................  $20,943     $  701
                                                              =======     ======

Basic earnings per share....................................  $  2.65     $  .08

Diluted earnings per share..................................  $  2.52     $  .08

Basic weighted average shares outstanding...................    7,897      8,307

Diluted weighted average shares outstanding.................    8,299      8,353


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                      INTELLIQUEST INFORMATION GROUP, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revenues:
  Continuous services.......................................  $15,829    $17,281
  Other services............................................    6,364      2,804
                                                              -------    -------
    Total revenues..........................................   22,193     20,085
                                                              -------    -------
Operating expenses:
  Costs of revenues.........................................   11,822     11,488
  Sales, general and administrative.........................    9,638      8,940
  Product development.......................................    1,032      2,610
  Depreciation and amortization.............................      661        850
                                                              -------    -------
    Total operating expenses................................   23,153     23,888
                                                              -------    -------
Operating loss..............................................     (960)    (3,803)
  Loss from discontinued operations (net of tax)............   (1,580)    (1,270)
  Gain on sale of discontinued operations (net of tax)......   21,196         --
  Interest income...........................................      722      1,086
                                                              -------    -------
  Income (loss) before income tax benefit...................   19,378     (3,987)
  Income tax benefit........................................      301      2,052
                                                              -------    -------
Net income (loss)...........................................  $19,679    $(1,935)
                                                              =======    =======
Basic earnings (loss) per share.............................  $  2.50    $  (.23)
Diluted earnings (loss) per share...........................  $  2.37    $  (.23)
Basic weighted average shares outstanding...................    7,879      8,413
Diluted weighted average shares outstanding.................    8,315      8,413


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                      INTELLIQUEST INFORMATION GROUP, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                 THREE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Net income..................................................  $20,943     $ 701
Other comprehensive income, net of tax:
  Foreign currency translation adjustments..................       48        18
  Deferred compensation options.............................      915        --
  Unrealized loss on securities.............................      (18)       37
                                                              -------     -----
Other comprehensive income..................................      945        55
                                                              -------     -----
Comprehensive income........................................  $21,888     $ 756
                                                              =======     =====


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                      INTELLIQUEST INFORMATION GROUP, INC.


                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1999       1998
                                                              -------    -------
Net income (loss)...........................................  $19,679    $(1,935)
Other comprehensive income, net of tax:
  Foreign currency translation adjustments..................       34         22
  Deferred compensation options.............................      915         --
  Unrealized loss on securities.............................      (82)        23
                                                              -------    -------
Other comprehensive income..................................      867         45
                                                              -------    -------
Comprehensive income (loss).................................  $20,546    $(1,890)
                                                              =======    =======


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                      INTELLIQUEST INFORMATION GROUP, INC.


                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999       1998
                                                              --------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $ 19,679   $  (1,935)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization...........................     8,284       1,187
    Provision for doubtful accounts.........................       368         316
    Asset impairment and loss on disposal of assets.........       886       2,873
    Deferred compensation...................................       925          10

Net changes in assets and liabilities:
    Accounts receivable and unbilled revenues...............      (733)     (5,697)
    Prepaid expenses and other assets.......................    (2,493)     (2,687)
    Projects in process.....................................       132           2
    Accounts payable and accrued expenses...................    11,666       2,159
    Deferred revenues.......................................     4,290         (98)
    Other...................................................     1,463         407
                                                              --------   ---------
Net cash provided by (used in) operating activities.........    44,467      (3,463)
                                                              --------   ---------
Cash flows from investing activities:
  Purchases of short-term investments.......................   (83,939)   (156,436)
  Sales and maturities of short-term investments............    38,930     163,011
  Purchases of equipment and leasehold improvements.........    (1,084)       (866)
  Purchase of Information Technology Forum assets, net of
    cash acquired...........................................        --        (138)
  Purchase of Treasury Stock................................        --      (2,385)
  Other.....................................................       151         144
                                                              --------   ---------
      Net cash provided by (used in) investing activities...   (45,942)      3,330
                                                              --------   ---------
Cash flows from financing activities:
  Proceeds from issuance of stock, net......................       193          54
  Other.....................................................        11          30
                                                              --------   ---------
      Net cash provided by financing activities.............       204          84
                                                              --------   ---------
  Net decrease in cash and equivalents......................    (1,271)        (49)
  Cash and equivalents at the beginning of the period.......     5,611       1,785
                                                              --------   ---------
  Cash and equivalents at the end of the period.............  $  4,340   $   1,736
                                                              ========   =========
Supplemental cash flow disclosures:
  Interest paid.............................................  $     --   $       1
  Taxes paid................................................        --          49

Schedule of noncash investing and financing activities:
  Purchase of Information Technology Forum assets
    Working capital other than cash.........................  $     --   $      43
    Equipment and leasehold improvements....................        --          17
    Intangibles.............................................        --         821
    Capital lease assumed...................................        --         (10)
    Issuance of unregistered common stock...................        --        (733)
                                                              --------   ---------
    Cash paid for Information Technology Forum assets, net
      of cash acquired......................................  $     --   $     138
                                                              ========   =========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                      INTELLIQUEST INFORMATION GROUP, INC.

          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS


1.  GENERAL AND BASIS OF FINANCIAL STATEMENTS



    The accompanying unaudited interim consolidated financial statements include the accounts of IntelliQuest Information Group, Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the "Company" or "IntelliQuest"). The Company provides international quantitative marketing information to technology companies, and formerly operated under two divisions: marketing research division and IQ2.net. These divisions focused on a suite of online and database marketing services, which can greatly improve the identification and segmentation of customers and prospects for more effective customer acquisition and retention. The Company has sold IQ2.net and reported the operations for this quarter as a discontinued operation.



    The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission regarding interim financial statements and, accordingly, do not include all information and notes required under generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments of a normal recurring nature as considered necessary for a fair presentation of the financial position of the Company as of September 30, 1999 and the results of the Company's operations and its cash flows for the three and nine month period ended September 30, 1999 and 1998. This report on Form 10-Q should be read in conjunction with the Company's audited consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.



2.  LICENSE AGREEMENT



    On December 22, 1997, the Company paid $7.5 million for an exclusive licensing agreement to market and sell database products to the high-tech, telecommunications, cable and utility industries. In conjunction with the agreement the Company pays the licensor royalties and fees on revenue from the sale of data and services.



    The contract provides for annual target minimum payments. Royalties and service fees for the database marketing products were sufficient to satisfy the prorated annual target minimum payments under this agreement.



    Of the total license fee of $7.5 million, $5 million is refundable under certain conditions. Should the license be canceled by the Company, or canceled due to the acquisition by the Company of a competitor of the licensor or to the acquisition of the Company by a competitor of the licensor, or under certain other conditions, the refundable $5 million portion may not be recoverable by the Company.



    The licensing agreement has been sold as part of the IQ2.net sale. All rights under the licensing agreement have been relinquished and assigned to Naviant Technology Solutions Inc.



3.  ACQUISITION OF ASSETS/RELATED PARTY TRANSACTION



    Effective January 1, 1998, the Company purchased certain assets of Information Technology Forum, Inc. ("ITF") a company wholly owned by Charles W. Stryker, who was a Director of the Company at the time of the acquisition. The assets were purchased with cash and stock and the transaction was accounted for under the purchase method. The assets purchased were recorded at fair value at the time of purchase. The excess of the purchase price over the fair value of amounts assigned

                      INTELLIQUEST INFORMATION GROUP, INC.

3.  ACQUISITION OF ASSETS/RELATED PARTY TRANSACTION (CONTINUED)



to the net tangible assets purchased has been assigned to goodwill in the amount of approximately $831,000, as reported in the Company's Annual Report on Form 10-K for the period. As the operations of ITF are immaterial to the Company as a whole, pro forma financial statements are not disclosed.



    These assets were part of the IQ2.net division and as a result of the sale have been purchased by Naviant Technology Solutions Inc.



4.  STOCK REPURCHASE PROGRAM



    In January 1998, the Board of Directors approved the repurchase of up to 850,000 shares of the Company's common stock. As of September 30, 1999, 720,000 shares have been repurchased.



5.  BARTER REVENUE RECOGNITION



    During the first quarter of 1999, the Company entered into six barter agreements with Internet search engine companies. These agreements allow IntelliQuest access to Internet banner impressions for soliciting marketing information responses; in return, the Internet companies receive product-marketing data from this information. These transactions had associated recognized revenue of $463,000 and direct expenses of $463,000, being recognized evenly in the first and third quarters of 1999, resulting in no effect on results of operations. These types of transactions are common in this industry. The Company has participated in these types of transactions in the past, but the associated revenues and expenses were immaterial.



6.  SALE OF IQ2.NET



    On July 22, 1999 Naviant Technology Solutions, Inc. and IntelliQuest Information Group, Inc. signed an agreement to sell the IQ2.net division, which includes all of the capital stock of IQ2.net and certain other related assets, for $46.5 million. IntelliQuest and Naviant completed the transaction on September 15, 1999, resulting in a gain on sale of $21.2 million. $2.0 million in escrow was received on October 13, 1999.



7.  SUBSEQUENT EVENTS



    INTELLIQUEST, INC. CASH MERGER



    On August 12, 1999 , the Company entered into a definitive agreement with WPP US Finance Corp., a subsidiary of WPP Group, Inc., pursuant to which, and subject to certain conditions, WPP US Finance Corp, will acquire the Company in a cash merger transaction for an aggregate cash price of $42.5 million, plus an amount equal to the Company's cash on hand at closing. This amount will be subject to adjustment up or down based on IntelliQuest's meeting certain financial targets and maintaining a certain level of working capital. Principal conditions precedent to such acquisition include approval of the acquisition by the Company's stockholders, regulatory approvals, and the completion of the sale of the Company's IQ2.net Inc. operations to Naviant Technology Solutions, Inc. On November 1, we announced that IntelliQuest stockholders had approved the merger at a special meeting of stockholders. Subsequent to that announcement, we determined that our stockholders did not receive timely notice of that meeting and of their appraisal rights under Delaware law. As a result, we intend to hold another special meeting of stockholders to vote upon the merger. IntelliQuest

                      INTELLIQUEST INFORMATION GROUP, INC.

7.  SUBSEQUENT EVENTS (CONTINUED)



stockholders will receive notice of that meeting and proxy materials once we have set the meeting date. The record date for the meeting is November 15, 1999. Although the Company expects to close the merger in the fourth quarter of this year, its completion is subject to several conditions beyond its control.



8.  CLASS ACTION SUIT



    On November 4, 1999, a purported class action lawsuit was filed by a stockholder of IntelliQuest against IntelliQuest and WPP Acquisition in the Delaware Court of Chancery styled William M. Skeen v. IntelliQuest Information Group, Inc. and WPP Acquisition, Inc., C.A. No. 17526NC. The complaint sets forth allegations of violations of 8 Del. C. Sections 251 and 262 due to improper notice of the November 1, 1999 special meeting of IntelliQuest stockholders. The plaintiff seeks an order from the Court (i) declaring that defendants violated and are violating 8 Del. C. Sections 251 and 262,
(ii) declaring the action to be a class action, (iii) enjoining the consummation of the merger with WPP Acquisition, (iv) directing defendants to account for damages and injuries sustained by the stockholder plaintiff and the class,
(v) ordering the payment, in a quasi-appraisal proceeding or otherwise, of the fair value of shares of IntelliQuest common stock plus damages and interest,
(vi) awarding rescissory damages, (vii) awarding plaintiff costs, expert witness fees and attorneys' fees and (viii) granting such other and further relief as may be just and proper.



9.  SHAREHOLDERS MEETING



    As previously announced, IntelliQuest has entered into a merger agreement pursuant to which an affiliate of WPP Group has agreed to acquire all of the outstanding shares of IntelliQuest common stock and IntelliQuest stockholders will receive cash consideration. On November 1, we announced that IntelliQuest stockholders had approved the merger at a special meeting of stockholders. Subsequent to that announcement, we determined that our stockholders did not receive timely notice of that meeting and of their appraisal rights under Delaware law. As a result, we intend to hold another special meeting of stockholders to vote upon the merger. IntelliQuest stockholders will receive notice of that meeting and proxy materials once we have set the meeting date. The record date for the meeting is November 15, 1999.

                                   APPENDIX A

            -------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                     INTELLIQUEST INFORMATION GROUP, INC.,
                             WPP ACQUISITION CORP.
                                      AND
                          WPP GROUP U.S. FINANCE CORP.


                          DATED AS OF AUGUST 12, 1999
                 AS AMENDED AND RESTATED AS OF OCTOBER 14, 1999
          AND AS FURTHER AMENDED AND RESTATED AS OF NOVEMBER 18, 1999.

            -------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER

Section 1.1 The Merger......................................   A-5
Section 1.2 Effective Time..................................   A-5
Section 1.3 Effects of the Merger...........................   A-6
Section 1.4 Certificate of Incorporation and Bylaws;
  Directors and Officers....................................   A-6
Section 1.5 Conversion of Securities........................   A-6
Section 1.6 Exchange of Certificates........................   A-7
Section 1.7 Dissenting Shares...............................   A-8
Section 1.8 No Further Ownership Rights in Shares; Closing
  of Company Transfer Books.................................   A-8
Section 1.9 Closing.........................................   A-8

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 2.1 Organization, Standing and Power; Capitalization
  and Ownership of Sub......................................   A-9
Section 2.2 Authority; Non-Contravention....................   A-9
Section 2.3 Proxy Statement.................................  A-10
Section 2.4 Financing.......................................  A-10
Section 2.5 Business of Sub.................................  A-10
Section 2.6 WARN Act........................................  A-10
Section 2.7 Brokers.........................................  A-10

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Section 3.1 Organization, Standing and Power................  A-10
Section 3.2 Capital Structure...............................  A-11
Section 3.3 Subsidiaries....................................  A-11
Section 3.4 Other Interests.................................  A-11
Section 3.5 Authority; Non-Contravention....................  A-11
Section 3.6 SEC Documents and Financial Statements..........  A-12
Section 3.7 Proxy Statement.................................  A-13
Section 3.8 Absence of Certain Events.......................  A-13
Section 3.9 Litigation......................................  A-13
Section 3.10 Compliance with Applicable Law.................  A-14
Section 3.11 Employee Plans.................................  A-14
Section 3.12 Employment Relations and Agreement.............  A-15
Section 3.13 Contracts......................................  A-16
Section 3.14 Rights Agreement...............................  A-16
Section 3.15 State Takeover Statutes; Certain Charter
  Provisions................................................  A-16
Section 3.16 Taxes..........................................  A-16
Section 3.17 Intellectual Properties........................  A-17
Section 3.18 Voting Requirements............................  A-18
Section 3.19 Year 2000......................................  A-18
Section 3.20 Brokers........................................  A-18

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business by the Company Pending the
  Merger....................................................  A-18
Section 4.2 No Solicitation.................................  A-20
Section 4.3 Third Party Standstill Agreements...............  A-22
Section 4.4 Database Agreements.............................  A-22
Section 4.5 Payment of Acquisition Expenses.................  A-22

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

Section 5.1 Company Stockholder Approval; Proxy Statement...  A-22
Section 5.2 Access to Information...........................  A-23
Section 5.3 Fees and Expenses...............................  A-23
Section 5.4 Reasonable Efforts..............................  A-23
Section 5.5 Public Announcements............................  A-23
Section 5.6 State Takeover Laws.............................  A-24
Section 5.7 Rights Agreement................................  A-24
Section 5.8 Indemnification, Directors' and Officers'
  Insurance.................................................  A-24
Section 5.9 Termination of Employment.......................  A-24
Section 5.10 Other Agreements Relating to Stock Options.....  A-25
Section 5.11 Interim Operations.............................  A-25
Section 5.12 Completion of Merger...........................  A-25
Section 5.13 Employee Stock Purchase Plan...................  A-25

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party's Obligation to Effect
  the Merger................................................  A-25

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER


Section 7.1 Termination.....................................  A-27
Section 7.2 Effect of Termination...........................  A-27
Section 7.3 Amendment.......................................  A-27
Section 7.4 Waiver..........................................  A-28


                                  ARTICLE VIII
                               GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and
  Warranties................................................  A-28
Section 8.2 Notices.........................................  A-28
Section 8.3 Interpretation..................................  A-29
Section 8.4 Counterparts....................................  A-29
Section 8.5 Entire Agreement; No Third-Party
  Beneficiaries.............................................  A-29
Section 8.6 Governing Law; Jurisdiction; Waiver of Jury
  Trial.....................................................  A-29
Section 8.7 Assignment......................................  A-30
Section 8.8 Severability....................................  A-30
Section 8.9 Enforcement of this Agreement...................  A-30
Section 8.10 Incorporation of Exhibits......................  A-31
Section 8.11 Performance by Sub.............................  A-31
Section 8.12 Resolution of Disputes Relating to
  Calculations..............................................  A-31

Schedule 4.4           Database Agreements
Schedule 6.1           List of Individuals Receiving Employment Agreements
Annex A --             Calculation of Merger Consideration
Annex B --             Calculation of Option Consideration

                          AGREEMENT AND PLAN OF MERGER


    This AGREEMENT AND PLAN OF MERGER, dated as of August 12, 1999, amended and restated as of October 14, 1999 and as further amended and restated as of November 18, 1999 (this "Agreement"), among WPP Group U.S. Finance Corp., a Delaware corporation ("Parent"), WPP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Intelliquest Information Group, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent of all of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), together with associated Rights (as defined below) (the shares of Common Stock and associated Rights are referred to herein as "Shares"), of the Company at a price per Share calculated in accordance with the formula set forth in Annex A attached hereto (the "Merger Consideration"), in cash, pursuant to a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company has adopted resolutions determining that the Merger is fair to and in the best interests of the holders of Shares and declaring the advisability of the Merger and recommending that the Company's stockholders approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby;

    WHEREAS, the Company will sell substantially all of the assets relating to the Company's database business (the "Database Business"), pursuant to an Asset Purchase Agreement, dated as of July 22, 1999, between the Company and Naviant Technology Solutions, Inc. (the "IQ2 Sale");

    WHEREAS, pursuant to the Merger, each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive per share consideration described herein; and

    WHEREAS, pursuant to the Merger, all outstanding Stock Options at the Effective Time will be canceled in exchange for the consideration to be paid in accordance with the formula set forth in Annex B attached hereto.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or the date and time established by the Certificate of Merger. The filing of the

Certificate of Merger shall be made by the parties hereto as soon as practicable after the satisfaction or waiver of all conditions set forth in Section 6.1 hereof.

    Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    Section 1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. (a) At the Effective Time and without any further action on the part of the Company and Sub, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or applicable law, provided that such certificate of incorporation shall reflect as of the Effective Time "Intelliquest Information Group, Inc." as the name of the Surviving Corporation. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or the Certificate of Incorporation and applicable law.

    (b) The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time.

    Section 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the
Company:

    (a) All Shares that are held in the treasury of the Company or by any wholly owned Subsidiary (as hereinafter defined) of the Company and any Shares owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall be cancelled and no consideration shall be delivered in exchange therefor.

    (b) Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(a) and other than Dissenting Shares (as defined in Section 1.7)) shall be converted as of the Effective Time into the right to receive in cash, without interest, the Merger Consideration, after the Effective Time (the "Payment Date"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate or certificates (the "Certificates") representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Shares.

    (c) Each issued and outstanding share of the capital stock of Sub shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    (d) At the Effective Time all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase Shares (a "Stock Option") heretofore granted under the Stock Option Plans (as defined in Section 3.2 below) shall become fully exercisable and vested, and the Stock Options shall be cancelled by the Company, and the holders thereof shall receive on the Payment Date a cash payment (the "Cash Payment") from the Company in an amount calculated and paid in accordance with the formula set forth in Annex B attached hereto. The Company shall request such holders to acknowledge the cancellation of all Stock Options held by such holders, including any Stock Options as to which the exercise price equals or exceeds the Merger Consideration. The Company shall deliver to Parent within five business days of the date hereof a true and complete list of Stock Options which are outstanding as of the date hereof including on such list the name of each option holder and the exercise price of such options. The Company shall update such list and deliver such update to Parent on the Closing Date. Any outstanding stock appreciation rights or limited stock appreciation rights issued by the Company or any Subsidiary of the Company shall be cancelled immediately prior to the Effective Time without any payment therefor. The Company shall ensure that neither it nor any of its Subsidiaries is or will be bound by any Stock Options, other options, warrants rights or agreement which would entitle any person or entity, other than Parent or its Subsidiaries, to own any Shares or to receive any payment in respect thereof.

    Section 1.6 EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Parent and the Company shall authorize a commercial bank or trust company having net capital of not less than $100 million (or one or more other persons or entities as shall be reasonably acceptable to Parent and the Company) to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

    (b) PARENT AND SUB TO PROVIDE FUNDS. Parent shall take all steps necessary to enable and cause the Sub to deposit in trust with the Paying Agent prior to the Effective Time cash in an amount necessary to pay for all of the Shares pursuant to Section 1.5(b) and the amount required in connection with the Stock Options pursuant to Section 1.5(d). Such amount shall hereinafter be referred to as the "Exchange Fund."

    The Exchange Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets, in each case with maturities not exceeding seven days (collectively "Permitted Investments"), or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be for the account of Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.5(b) and 1.5(d) hereof out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as otherwise agreed to by Parent and the Company.

    If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Sections 1.5(b) and 1.5(d), Parent from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.5, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person or entity other than the person or entity in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person or entity requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any Shares to be cancelled pursuant to
Section 1.5(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.5. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be repaid to the Surviving Corporation (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds). Thereafter, persons or entities who prior to the Merger held Shares shall look only to the Surviving Corporation or Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, without interest.

    Section 1.7 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto in accordance with Delaware law (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of Delaware law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

    Section 1.8 NO FURTHER OWNERSHIP RIGHTS IN SHARES; CLOSING OF COMPANY TRANSFER BOOKS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 1.5(a) hereof and other than Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her Shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her Shares, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

    Section 1.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company in Austin, Texas on the date (such date hereinafter the "Closing Date") when the last of the conditions set forth in Section 6.1 hereof shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    Section 2.1 ORGANIZATION, STANDING AND POWER; CAPITALIZATION AND OWNERSHIP OF SUB. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Parent and Sub have made available to the Company complete and correct copies of their certificate of incorporation and bylaws, in each case as amended to the date of this Agreement. The authorized capital stock of Sub consists of 1,500 shares of common stock, no par value, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal or other encumbrances of any nature ("Liens").

    Section 2.2 AUTHORITY; NON-CONTRAVENTION. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Sub and Parent's shareholders. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of
(i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Sub or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the Hart-Scott-Rodino Improvements Act of 1976, as amended (the "HSR Act"), (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Parent or Sub to consummate the transactions contemplated hereby. For purposes of this Agreement
(a) "Material Adverse Change" or "Material Adverse Effect" means, (i) when used with respect to the Company, any materially adverse change or effect, either individually or in the aggregate, to or on the business, assets, liabilities, properties, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or (ii) when used with respect to Parent or Sub, as the case may be, any materially adverse change or effect, either individually or in the aggregate, to or on the ability of Parent or Sub, as the case may be, to perform their respective obligations hereunder, and
(b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which (i) Parent or the Company or any of their respective Subsidiaries, as the case may be, is a general partner or (ii) Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    Section 2.3 PROXY STATEMENT. The written information supplied or to be supplied by Parent and Sub expressly for inclusion in the Proxy Statement together with any amendments or supplements thereto will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

    Section 2.4 FINANCING. Parent has all of the funds necessary to consummate the Merger and the transactions contemplated hereby on a timely basis and to pay any and all of its related fees and expenses.

    Section 2.5 BUSINESS OF SUB. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

    Section 2.6 WARN ACT. Parent has no present plans or intention to carry out, after the Closing, any plant closing or mass layoff which would violate the federal Worker Adjustment and Retraining Notification Act at any facility of the Company.

    Section 2.7 BROKERS. No broker, investment banker or other person or entity is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent at or prior to the execution of this Agreement or the Company SEC Documents (as defined below), the Company represents and warrants to Parent and Sub as follows; it being understood, however, that representations and warranties with respect to the Company shall not include the Database Business, and notwithstanding anything to the contrary herein, the Company makes no representations or warranties with respect to the Database Business.

    Section 3.1 ORGANIZATION, STANDING AND POWER. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to Parent and Sub complete and correct copies of the Certificate of Incorporation and By-Laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended to the date of this Agreement.

    Section 3.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of the Company consists of 30 million (30,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock. At the close of business on June 30, 1999, (i) 7,882,961 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) 720,000 shares of Common Stock were held in the treasury of the Company or by Subsidiaries of the Company and (iii) 1,201,780 shares of Common Stock were reserved for future issuance pursuant to the Company's Amended 1993 IQI Corp. Stock Plan, the Pipeline Communications, Inc. 1994 Incentive Stock Option Plan, the Intelliquest Information Group, Inc. 1996 Stock Plan, the Intelliquest Information Group, Inc. 1997 Supplemental Stock Plan, and the Intelliquest Information Group, Inc. 1996 Employee Stock Purchase Plan (collectively, the "Stock Option Plans"). No shares of Preferred Stock are outstanding. A total of 300,000 shares of Preferred Stock have been designated as Class A Junior Participating Preferred Stock ("Class A Preferred Stock"), in connection with the Stockholders Rights Agreement dated as of October 18, 1998 between the Company and American Securities Transfer & Trust, Inc. (as amended to date, the "Rights Agreement"). As of the date of this Agreement, except (i) as set forth above, and (ii) for the rights to purchase Class A Preferred Stock ("Rights") pursuant to the Rights Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). As of the date of this Agreement, except for stock options issued under the Stock Option Plans, there are no outstanding or authorized options, warrants, calls, rights or subscriptions, convertible or exchangeable securities or other commitments, contingent or otherwise, to which the Company is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement (each an "Issuance Obligation").

    Section 3.3 SUBSIDIARIES. Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission (the "SEC"), is a true, accurate and correct list of all of the Subsidiaries of the Company, except that IntelliQuest Communications changed its name to IQ2.Net, Inc. All of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. All of the shares of capital stock of each Subsidiary are validly existing, fully paid and non-assessable. All of such capital stock or ownership interests are owned by the Company, free and clear of all Liens. No Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is party to an Issuance Obligation with respect to any security of the Company or any Subsidiary of the Company.

    Section 3.4 OTHER INTERESTS. Except for the Company's interest in its Subsidiaries, neither the Company nor its Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any corporation, partnership, joint venture, business, trust or entity.

    Section 3.5 AUTHORITY; NON-CONTRAVENTION. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has declared the Merger advisable and fair to and in the best interests of the holders of Shares. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organization documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the HSR Act, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

    Section 3.6 SEC DOCUMENTS AND FINANCIAL STATEMENTS. Since October 1996, the Company has filed with the SEC all documents required to be filed under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "Securities Act"), and the Exchange Act (such documents, together with any exhibits, schedules, amendments or supplements thereto, and any information incorporated by reference therein, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules applicable to Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

    Section 3.7 PROXY STATEMENT. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, or any amendment or supplement thereto, will at the time of the mailing of the Proxy Statement and at the time of the Company's special meeting of stockholders at which the Merger is approved (the "Special Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Prior to the filing of such amendment or supplement with the SEC, a copy thereof shall be delivered to Parent and its counsel, who shall have the opportunity to comment on such amendment or supplement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

    Section 3.8 ABSENCE OF CERTAIN EVENTS. Since December 31, 1998, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with historical practices, and except with respect to the IQ2 Sale, there has not occurred (i) any event, occurrence or conditions which, individually or in the aggregate, would be reasonably likely to have, a Material Adverse Effect on the Company; (ii) any entry into or any commitment or transaction that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company; (iii) any material change by the Company or any of its Subsidiaries in its accounting methods or principles, except as required by the United States generally accepted accounting principles or as a result of a change in law; (iv) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (v) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (vi) any increase in the compensation of any officer of the Company or any of its Subsidiaries or any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business; or (vii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company.


    Section 3.9 LITIGATION. Except as set forth on Schedule 3.9 hereto, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that would be reasonably likely to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that would be reasonably likely to result in a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have a Material Adverse Effect on the Company.

    Section 3.10 COMPLIANCE WITH APPLICABLE LAW. The Company and its Subsidiaries hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

    Section 3.11 EMPLOYEE PLANS. (a) Each Company Benefit Plan (as defined below) (and each related trust agreement or insurance contract) is in compliance with its terms and with all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations (domestic and foreign), other than where the failure to so comply or perform would not be reasonably likely to have a Material Adverse Effect on the Company. All contributions and other payments required to be made by the Company, its Subsidiaries, and another entity that is or has been a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (an "ERISA Affiliate") to any Company Benefit Plan (as defined below), prior to the date hereof have been made, other than where the failure to so contribute or make payments would not be reasonably likely to have a Material Adverse Effect on the Company, and all accruals or contributions required to be made under any Company Benefit Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan, which would be reasonably likely to have, a Material Adverse Effect on the Company. To the knowledge of the Company, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans, which benefit increases or creations, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor is the Company, its Subsidiaries or any ERISA Affiliate required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any multiemployer plan within the meaning of section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), other than the Company's 401(k) plan (the "401(k) Plan") which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). No governmental agency, including without limitation, the Internal Revenue Service of the Department of Labor, has initiated, to the knowledge of the Company, any examination, audit or investigation of the 401(k) Plan which has not been completed and no such examination, audit or investigation has resulted in the failure of the Plan to be qualified under Section 401 of the Code. No Company Benefit Plan provides for post-employment or retiree health, medical, life or other welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or
Section 4980B of the Code. Neither the Company, any of its Subsidiaries, any ERISA Affiliate, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA, or a tax pursuant to Section 4975 of the Code, except where the imposition of such penalties, damages or taxes would not reasonably be expected to result in a Material Adverse

Effect on the Company. No employer securities, employer real property or other employer property is included in the assets of any Company Benefit Plan. With respect to any insurance policy providing funding for benefits or an investment alternative under any Company Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and (ii) to the knowledge of the Company, any of its Subsidiaries or any ERISA Affiliate, no such proceedings with respect to any insurer are imminent.

    (b) No Company Benefit Plan provides for the payment by the Company or any subsidiary of any amount that is an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code.

    (c) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company, any of its Subsidiaries or any ERISA Affiliate or to which the Company or any of its Subsidiaries contributes or has contributed (including without limitation any such Plans not now maintained by the Company, any of its Subsidiaries or any ERISA Affiliate or to which the Company, any of its Subsidiaries or any ERISA Affiliate does not now contribute, but with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability).

    (d) Complete and correct copies of the following documents have been furnished or made available to Parent or Sub:

    (i) all Company Benefit Plans and any predecessor plans referred to therein, any related trust agreements, service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

    (ii) current summary plan descriptions of each Company Benefit Plan subject to ERISA;

   (iii) the most recent Form 5500 and Schedules thereto for each Company Benefit Plan subject to ERISA reporting requirements; and

    (iv) the most recent determination of the IRS with respect to the qualified status of each Company Benefit Plan which is qualified under
         Section 401 of the Code.

    Section 3.12 EMPLOYMENT RELATIONS AND AGREEMENT. (a) (i) Each of the Company and its Subsidiaries is, and at all times has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;
(ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries, (iv) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

    (b) Except for employment agreements and similar agreements, executed copies of which, as amended, have been delivered or made available to Parent, neither the Company nor any of its Subsidiaries has any written, or, to the knowledge of the Company, any oral, employment or severance agreement with any other person. The executed copies of the employment agreements and similar agreements previously delivered or made available to Parent are true and correct, and such agreements have not since been amended, modified or rescinded except to the extent disclosed to Parent.

    Section 3.13 CONTRACTS. Except as filed as Exhibits to Company SEC Documents and as contemplated by the Database Agreements, neither the Company nor its Subsidiaries is a party to, or has any obligation under, any contract or agreement which contains any covenant currently or prospectively limiting the freedom of the Company, any of its Subsidiaries or any of their respective affiliates to engage in any line of business or to compete with any entity. Subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, all material contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the Company or its Subsidiaries, as applicable, and, to the Company's knowledge, the other parties thereto in accordance with their respective terms, other than such failures to be so valid and binding, in full force and effect or enforceable which, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is not under any such material contract or agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, except to the extent such default would not reasonably be expected to have a Material Adverse Effect on the Company.

    Section 3.14 RIGHTS AGREEMENT. The Company and the Board of Directors of the Company have taken all necessary action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place prior to the Effective Time) to
(a) render the Rights Agreement inapplicable with respect to the Merger and the other transactions contemplated by this Agreement and (b) ensure that
(x) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

    Section 3.15 STATE TAKEOVER STATUTES; CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent and its Subsidiaries, the Merger, this Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL.

    Section 3.16 TAXES. (a) (i) The Company and each Subsidiary has timely filed (taking into account extensions) all material Tax Returns required to be filed on or before the Effective Time, which returns were true and complete in all material respects; (ii) the Company and each Subsidiary has timely paid all material Taxes shown as due and payable on such Tax Returns; (iii) the most recent consolidated financial statements of the Company reflect an adequate reserve for all material Taxes payable by the Company and each Subsidiary for all taxable periods and portions thereof through the date of such financial statements; and (iv) the Company and each Subsidiary has withheld or collected all material Taxes they were required to withhold and collect, and have timely paid to the relevant taxing authorities such Taxes withheld or collected to the extent due and payable.

    (b) (i) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes of the Company or any Subsidiary; (ii) there is no material dispute or claim concerning any of the Tax Returns referred to in clause (i) of Section 3.16(a) that has been raised in writing by the relevant taxing authority, and neither the Company nor any of its Subsidiaries is subject to an audit, examination, action, suit, proceeding, investigation or claim regarding Taxes ("Tax Controversy") by the relevant taxing authorities of any nation, state, province or locality that is currently pending (or scheduled as of the Effective Time to be conducted) regarding Taxes; (iii) all deficiencies asserted or assessments made as a result of any such Tax Controversy concerning the Tax Returns referred to in clause (i) of Section 3.16(a) by a taxing authority have been paid in full or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries; and (iv) no material liens or security interests arising in connection with a failure (or alleged failure) to pay any Taxes have attached to any of the Company's or any of its Subsidiaries' assets. The Company has delivered or made available to Parent correct and complete copies of all United States federal, state and all foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company and any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1996, 1997 and 1998.

    (c) For purposes of this Agreement (i) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local, foreign or other income, gross receipts, profits, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer, stamp, severance, capital gains, capital stock or excise tax, or any other tax, levy custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity with respect to Taxes, and (ii) "Tax Return" means any return, form, report or similar statement required to be filed with respect to any Tax (including any schedules, related or supporting information), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    (d) None of the Company or any of its Subsidiaries has agreed to any extension of time with respect to any Tax assessment or deficiency.

    (e) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or its Subsidiaries or any predecessor or affiliate thereof and any other party under which Parent or Sub, the Company or its Subsidiaries could be liable for Taxes or other claims of any party.

    (f) No election under Section 341(f) of the Code has been made or shall be made prior to the Effective Time to treat the Company or its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

    (g) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    (h) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustments pursuant to section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting period.

    Section 3.17 INTELLECTUAL PROPERTIES. (a) The Company owns or otherwise possesses legally enforceable rights or licenses to use all material patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, trade secrets, proprietary information, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that in any material respect are used in the business of the Company and any of its Subsidiaries as currently conducted (the "Company Intellectual Property"). Section 3.17 of the Company Disclosure Schedule sets forth: (i) all material patents, trademarks, trade names, service marks, registered copyrights, and any applications therefor in any nation included in the Company Intellectual Property; and (ii) all material licenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Company Intellectual Property and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any license or agreement set forth in Section 3.17 of the Company Disclosure Schedule, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

    (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company (i) no claims are pending or threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Company Intellectual Property, and (ii) no person is infringing on or otherwise violating any right of the Company or any Subsidiary with respect to any Company Intellectual Property.

    Section 3.18 VOTING REQUIREMENTS. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock (voting as one class, with each share of Common Stock having one (1) vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement under the DGCL and the Company's Certificate of Incorporation and By-Laws.

    Section 3.19 YEAR 2000. The Company has a Year 2000 readiness plan (the "Y2K Readiness Plan") as described in the Company SEC Documents. Upon completion of the Y2K Readiness Plan, the Company believes all software material to the business, finances or operations of the Company ("Software"):

    (i) shall accurately and completely process (including but not limited to calculation, comparison and sequencing, and including without limitation leap year calculations) date-related data for dates prior to the year 2000, date-related data for dates after the year 1999, and date-related data for dates both before the year 2000 and after the year 1999, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

    (ii) shall not, as a consequence of the change of centuries or of the fact that date from more than one century is being processed, cause an abnormal termination of execution, an endless loop, incorrect values or invalid results, or otherwise fail to perform accurately and completely those functions set forth in the associated user documentation, which action would not reasonably be expected to have a Material Adverse Effect.

    Section 3.20 BROKERS. No broker, investment banker or other person or entity, other than U.S. Bancorp Piper Jaffray Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and correct copy of the engagement letter of U.S. Bancorp Piper
Jaffray Inc. as in effect on the date hereof has been delivered to Parent.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise expressly contemplated by this Agreement, as described in the Company Disclosure Schedule or with respect to the Database Business, during the period from the date of this Agreement through the date of the stockholders approval of the Merger, the Company shall, and shall cause its Subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by this Agreement or as described in the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent, which consent shall not be unreasonably withheld, of Parent:

    (a) (x) declare, set aside or pay any dividends on, or make any actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's Subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except pursuant to the terms of the Stock Option Plans;

    (b) except for the disposition of shares of IQ2.Net in connection with the IQ2 Sale, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent, other than, in the case of the Company, the issuance of Shares during the period from the date of this Agreement through the Effective Time upon the exercise of Stock Options outstanding or the issuance of Stock Options in the ordinary course of business consistent with past practice in accordance with their current terms or enter into any agreement or contract with respect to the sale or issuance of any of its securities;

    (c) amend its charter or bylaws;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (other than in the ordinary course of business consistent with past practice);

    (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its material assets (other than (i) the Database Business or (ii) in the ordinary course of business consistent with past practice);

    (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice for working capital purposes, or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to the Company or any wholly owned Subsidiary of the Company or other than in the ordinary course of business;

    (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company or adopt any plan with respect to any of the foregoing (other than with respect to the Database Business);

    (h) other than as provided in the Database Agreements (as defined in Section 4.4 below), grant any severance or termination pay not currently required to be paid under existing severance plans or enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan (including without limitation, the Stock Option Plans), or enter into or amend any employment or consulting agreement, except as required by law or as set forth on the Company Disclosure Schedule;

    (i) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $150,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $200,000, in the aggregate;

    (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees provided that, with respect to employees that are not executive officers or directors, the Company may increase compensation associated with promotions and regular reviews in the ordinary course of business consistent with past practice;

    (k) agree to the settlement of any material claim or litigation;

    (l) make or rescind any material tax election or settle or compromise any material tax liability;

    (m) except as required by applicable law or GAAP, make any material change in its method of accounting;

    (n) except as required under the Stock Option Plans or any existing agreements made available by the Company to Parent and Sub or by law, and as otherwise provided in this Agreement, the Database Agreements or any employment-related agreements in connection with the sale of the Database Business, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

    (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or as provided in the Database Agreements or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Documents;

    (p) except as provided in the Database Agreements, enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

    (q) except as provided in the Database Agreements, modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice;

    (r) notwithstanding anything to the contrary contained herein, incur, assume or suffer to exist any material liability or obligation in connection with the IQ2 Sale which is not reflected in the Database Agreements; or

    (q) agree, in writing or otherwise, to take any of the foregoing actions, provided, however, that nothing in this Section 4.1 shall be deemed as prohibiting the Company from making such expenditure as it deems reasonably necessary to complete its Y2K Readiness Plan.

    Section 4.2 NO SOLICITATION. (a) The Company and its affiliates (as such term is defined under Rule 12b-2 under the Exchange Act) and each of their respective officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents shall immediately cease any discussions or negotiations which may be ongoing with third parties with respect to any Takeover Proposal (as defined below), except in connection with the sale of the Database Business. The

Company shall not, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of, the Company to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined) (including, without limitation, the taking of any action which would make the Rights Agreement or Section 203 of the Delaware General Corporation inapplicable to a Takeover Proposal except as otherwise provided in this Agreement), or (ii) enter into any agreement with respect to any Takeover Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that in response to an unsolicited Takeover Proposal and in compliance with its obligations under Section 4.2(c) hereof, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with terms in the aggregate not materially more favorable to such third party than the terms of the Confidentiality Agreement) to any third party which makes a Superior Proposal (as defined below) if the Board of Directors believes it would be in the best interests of the Company and its stockholders to do so. For purposes of this Agreement, "Takeover Proposal" means (i) any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries (other than the stock and assets described in the Database Agreements) or of over 20% of any class of equity securities of the Company or any of its Subsidiaries (other than the stock and assets described in the Database Agreements), (ii) any tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries (other than IQ2.Net) or (iii) any merger, consolidation, business combination, sale of all, or substantially all, of the assets or similar transaction involving the Company or any of its Subsidiaries (other than any such transaction relating to the stock and assets described in the Database Agreements); and "Superior Proposal" means a bona fide Takeover Proposal on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company and its stockholders than the transactions contemplated hereby, (x) for which financing is then available and (y) which is not subject to any financing or due diligence condition.

    (b) Except as set forth in Section 4.2(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

    (c) In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (c)) will prevent the Board of Directors of the Company from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation of the transactions contemplated hereby, and, to the extent it does so, the Company may refrain from calling, providing notice of and holding the stockholders meeting to adopt and approve this Agreement and the Merger and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt and approve this Agreement and the Merger and may terminate this Agreement; PROVIDED HOWEVER that the Company shall (i) provide Parent at least 24 hours prior written notice of the Company's intention to execute or enter into an agreement relating to such Superior Proposal, (ii) terminate this Agreement by written notice to Parent provided no sooner than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof) and (iii) pay to Parent the fee described in
Section 5.3(b).

    (d) Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, such disclosure is required by applicable state or federal securities laws or is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

    Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent).

    Section 4.4 DATABASE AGREEMENTS. On or before the date hereof, the Company shall have delivered to Parent copies of any and all material contracts or agreements, except for employment-related agreements, relating to the sale of the Database Business as set forth on Schedule 4.4 hereto and the Company shall not enter into any modifications, changes or amendments to such contracts and agreements without the prior written consent of Parent (the agreements listed on Schedule 4.4, as the same may be amended from time to time, the "Database Agreements"), which consent shall not be unreasonably withheld.

    Section 4.5 PAYMENT OF ACQUISITION EXPENSES. Prior to the Effective Time, the Company shall pay all legal, accounting, printer's and investment banking fees incurred in connection with the transactions contemplated by this Agreement pursuant to duly submitted invoices for such services.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT. (a) As soon as practicable following the date hereof, the Company shall call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall take all action necessary or advisable to obtain stockholder approval of the Merger. The Company will, through its Board of Directors, subject to the terms of this Agreement, recommend to its stockholders the approval of the Merger.

    (b) The Company will prepare and file a preliminary Proxy Statement with the SEC promptly after the date hereof and will use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

    (c) The Company shall take all such action as may be reasonably necessary or advisable to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

    (d) Parent agrees to cause Shares owned by Parent, Sub or any other Subsidiary of Parent to be voted in favor of the approval of the Merger.

    Section 5.2 ACCESS TO INFORMATION. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably request during normal business hours during the period from the date of this Agreement through the earlier of the termination of this Agreement and the Effective Time to all their respective properties, information systems, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In no event shall the Company, be requested to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirers of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Proxy Statement; provided, however, that access to documents relating to the sale of the Database Business shall be governed by Section 4.4.

    Section 5.3 FEES AND EXPENSES. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in this Agreement.

    (b) If this Agreement is terminated (i) by Parent (x) in accordance with
Section 7.1(b)(ii) hereof or (y) in the event of any willful or intentional action or inaction by the Company which causes the Company to breach in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, and within six months of that termination, the Company enters into any agreement with respect to any Takeover Proposal, or
(ii) by the Company in accordance with Section 7.1(c)(ii) hereof; then the Company shall on the fifth business day next succeeding the date of termination pay to Parent in immediately available funds an amount equal to $1.5 million.

    Section 5.4 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including without limitation, all filings under the HSR
Act) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement.

    Section 5.5 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

    Section 5.6 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall take all such action as may be necessary or advisable to obtain such approvals and take such actions as are necessary or advisable so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

    Section 5.7 RIGHTS AGREEMENT. The Company shall not, unless required to do so by a court of competent jurisdiction, (i) redeem the Rights, (ii) amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Parent, or (iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Parent or Sub to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 20% or more of the Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) or a Triggering Event (as such term is defined in the Rights Agreement) to occur.

    Section 5.8 INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE. Parent and the Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of current or former officers and directors (each an "Indemnified Party") contained in the charter and bylaws of the Company or its Subsidiaries and in any agreements between an Indemnified Party and the Company or its Subsidiaries, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims, and (ii) for a period of six years after the Effective Time, for the benefit of the Company's current directors and officers, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of
1.50 times the last annual premium paid prior to the date hereof, but in such case shall purchase as much such coverage as possible for such amount. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. For a period of six years after the Effective Time (provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims), Parent shall indemnify the Indemnified Parties to the same extent as such Indemnified are entitled to indemnification and pursuant to clause (i) of the first sentence of this Section 5.8. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to or on the Effective Time, including the transactions contemplated hereby, Parent will pay as incurred such Indemnified Party's reasonable fees and expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation and preparation and the cost of any appeal) incurred in connection therewith. This covenant shall survive the closing of the transactions contemplated hereby and is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.


    Section 5.9 TERMINATION OF EMPLOYMENT. Immediately following the Effective Time, the Surviving Corporation shall terminate Kit Webster, Ed Frazier and Brian Sharples without cause (as such term is defined in such individuals' respective severance agreements). The severance cost of such terminations, and the severance costs relating to the termination of any accounting personnel and any other personnel who have severance arrangements with the Company (including, without limitation, all payments to be made to Peter Zandan under his Severance Agreement with the Company for both severance and non-competition consideration), shall be charged to the Company as an expense as of the Closing Date for purposes of the Annex A calculation of Working Capital.


    Section 5.10 OTHER AGREEMENTS RELATING TO STOCK OPTIONS. With respect to Stock Options under the Pipeline Communications, Inc. 1994 Incentive Stock Option Plan (the "1994 Plan"), the Intelliquest Information Group, Inc. 1996 Stock Plan and the Intelliquest Information Group, Inc. 1997 Supplemental Stock Plan (collectively, the "Affected Stock Plans"), the Company agrees to obtain the consent of holders of at least 90%, in the aggregate, of the Shares of Common Stock outstanding under the Stock Options, as of the Effective Time, granted under the Affected Stock Plans to the cancellation of such Stock Options held by such holders in exchange for a cash payment as described and calculated in Section 1.5(d) and Annex B of this Agreement, and to take all actions required with respect to obtaining such consents. To the extent that an option granted under the 1994 Plan has been terminated under Section 10(b)(iii) of that plan prior to the Effective Time, the provisions of this Section 5.10 shall not be applicable to the Shares of Common Stock underlying such option.

    Section 5.11 INTERIM OPERATIONS. During the period commencing on the date the stockholders of the Company approve the Merger and ending on the Closing Date or the termination of this Agreement, Parent shall assume responsibility for the operation of the business of the Company subject to consultation and review with Brian Sharples and the Board of Directors of the Company. Such consultation, review and approval of Brian Sharples and the Board of Directors of the Company shall be required for all matters, other than matters in the ordinary course of business. Matters which are considered outside of the ordinary course of business for purposes of this Section 5.11 shall be the same matters that prior to the Closing would have required the consent of Parent pursuant to Section 4.1 hereof. During this period, Parent shall use its reasonable efforts to keep available the services of the Company's current officers and key employees and preserve the Company's relationship with customers, suppliers and others having material business dealings with the Company.

    Section 5.12 COMPLETION OF MERGER. In the event that the Price Per Share as defined in Annex A is equal to or greater than the minimum authorized price per share set forth in the Proxy Statement, the parties shall complete the Merger in accordance with Article I.

    Section 5.13 EMPLOYEE STOCK PURCHASE PLAN. The Company shall take all actions necessary to terminate the Intelliquest Information Group, Inc. 1996 Employee Stock Purchase Plan (the "ESP") and to terminate the
7/1/99 - 12/31/99 Offering Period (as defined in the ESP), in each case, at or prior to September 30, 1999. As of the Effective Time no participant under the ESP shall possess any rights to acquire any shares of the Common Stock thereunder.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of holders of the Common Stock of the Company.

    (b) NO ORDER. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that the Company, Parent and Sub shall use their reasonable efforts to have any such order, decree or injunction vacated.

    (c) HSR ACT WAITING PERIOD. Each party shall have filed an application under the HSR Act and Parent shall pay the filing fee required thereunder. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

    (d) EMPLOYMENT AGREEMENTS AND CONSULTING AGREEMENT. Each of the individuals listed on Schedule 6.1 attached hereto shall have entered into an Employment Agreement in the form and to the effect of Exhibit A-1 (solely in the case of Marianne Grogan and Mark Rylander) or Exhibit A-2, as applicable. Brian Sharples shall have entered into a Consulting Agreement in a form mutually acceptable to Parent and Brian Sharples.


    (e) NON-COMPETITION AGREEMENTS. Brian Sharples shall have entered into an extension of his Non-Competition Agreement with the Company, dated as of September 30, 1995, for a period of two years following the Effective Time. Peter Zandan ("Zandan") shall have entered into a Non-Competition Agreement with the Company and a Severance Agreement with the Company, in each case, in form and substance, mutually acceptable to Parent and Peter Zandan.


    (f) COVENANTS. Each of the parties to this Agreement shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such party at or prior to the Closing.

    (g) IQ2 SALE. The IQ2 Sale shall have been completed on substantially the same terms and conditions set forth in the Asset Purchase Agreement, dated as of July 22, 1999, between the Company and Naviant Technology Solutions, Inc., as such agreement may be amended, changed or modified from time to time with the prior written consent of Parent, which consent shall not be unreasonably withheld.

    (h) MINIMUM PRICE PER SHARE. The purchase price per share payable to stockholders of the Company shall be no less than the minimum amount set forth in the Proxy Statement submitted to stockholders.

    (i) CONSENTS. The Company shall have (A) obtained the consent of holders of at least 90%, in the aggregate, of the Shares of Common Stock outstanding under the Stock Options, as of the Effective Time, granted under the Affected Stock Plans to the cancellation of such Stock Options held by such holders in exchange for a cash payment as described and calculated under Section 1.5(d) and Annex B of this Agreement and (B) taken the actions described in Section 5.13 above.

    (j)  COOPERATION AGREEMENT.  The Company shall have either (i) amended section 2.2 of the Cooperation Agreement between the Company and Naviant Technology Solutions, Inc. (the "Cooperation Agreement") in order to extend the exclusive offer period another 90 days beyond the 120 day period set forth therein or (ii) requested Affinity Marketing Services to be provided to the Company pursuant to the terms of the Cooperation Agreement in a manner sufficient to satisfy the requirements for extending the period of exclusivity thereunder.


    (k) REPRESENTATION AND WARRANTIES. The representations and warranties made by the Company or the Parent and Sub, as the case may be, in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to the Parent and Sub, and the Parent and Sub shall have delivered to the Company, a certificate, each dated the Closing Date, to such effect.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by the Parent or Sub:

        (i) if the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (x) cannot or has not been cured prior to twenty
    (20) business days after the giving of written notice of such breach to the Company and (y) has not been waived by Parent pursuant to the provisions hereof; or

        (ii) (x) if the Board of Directors of the Company withdraws or modifies its recommendation of the Merger or shall have resolved or publicly announced its intention to do any of the foregoing, or (y) the Company shall have recommended to the stockholders of the Company any Superior Proposal or resolved to do the same or (z) the Company has entered into an agreement to engage in a Superior Proposal with any person other than Parent, Sub or an affiliate thereof.

    (c) by the Company

        (i) if Parent or Sub has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (x) cannot be or has not been cured within twenty
    (20) business days after the giving of written notice to Parent or Sub and
    (y) has not been waived by the Company pursuant to the provisions hereof; or

        (ii) if the Board of Directors of the Company determines to accept a Superior Proposal;

    (d) by either Parent or the Company:

        (i) if the Effective Time has not occurred on or prior to the close of business on December 31, 1999; provided, further, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the aforesaid date;

        (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

       (iii) if at a duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on this Agreement and the transactions contemplated hereby, the holders of a majority of the outstanding shares of the Company's common stock shall not have approved this Agreement and the Merger; or

        (iv) if at the time of the determination of Working Capital, the condition set forth in Section 6.1(h) shall not have been satisfied and Parent shall not otherwise agree to pay the amount of Merger Consideration necessary to satisfy such condition.

    Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except as set forth in Section 5.3, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of any covenant or agreement contained in this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the stockholders of the Company but, after the Special Meeting, no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier (other than United Parcel Service)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent, to

           WPP Group U.S. Finance Corp.
           309 West 49th Street
           New York, NY 10019
           Attention: Andrew Hall
           Facsimile No.: (212) 632-2320

    with copies to:

           Davis & Gilbert LLP
           1740 Broadway
           New York, NY 10019
           Attention: Philip S. Reiss, Esq.
           Facsimile No.: (212) 468-4888

    (b) if to the Company, to

           Intelliquest Information Group, Inc.
           1250 Capital of Texas Highway
           Building One
           Suite 600
           Austin, TX 78746
           Attention: Brian Sharples
           Facsimile No.: (512) 314-2195

    with a copy to:

           Latham & Watkins
           505 Montgomery Street, Suite 1900
           San Francisco, CA 94111
           Attention: Tracy K. Edmonson
           Facsimile No.: (415) 395-8095

    Section 8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When the phrase "knowledge of the Company" is used herein, it shall refer to the actual knowledge of the individuals set forth in Section 8.3 of the Company Disclosure Schedule. As used in this Agreement, "business day" shall have the meaning ascribed thereto in Rule 14d-1(e)(6) under the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise.

    Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including the documents and instruments referred to herein, together with the Confidentiality Agreement dated January 7, 1999, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 1.5, 1.6, 1.7, 5.8 and 5.9 of this Agreement (which is intended to be for the benefit of the persons and entities covered thereby and may be enforced by such persons and entities), is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

    Section 8.6  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

    (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court. or, to the extent permitted by law, in such federal court,
(iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or federal court, and
(iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

    (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(c).

    Section 8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

    Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 8.10 INCORPORATION OF EXHIBITS. The Company Disclosure Schedule and all Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    Section 8.11 PERFORMANCE BY SUB. Parent hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Sub to take such action.

    Section 8.12 RESOLUTION OF DISPUTES RELATING TO CALCULATIONS. Kit Webster ("Webster") and Michael Gettle ("Gettle") shall make all calculations of amounts set forth in this Agreement. In the event of any dispute which is not resolved within 7 business days after notice thereof, an accounting firm mutually designated by the parties prior to the Closing shall determine the correct calculation and its determination shall be binding upon all parties hereto.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                                       WPP GROUP U.S. FINANCE CORP.

                                                       By:    /s/ MARY ELLEN HOWE
                                                            -----------------------------------------
                                                            Name: Mary Ellen Howe
                                                            Title:  Secretary

                                                       WPP ACQUISITION CORP.

                                                       By:    /s/ MARY ELLEN HOWE
                                                            -----------------------------------------
                                                            Name: Mary Ellen Howe
                                                            Title:  President

                                                       INTELLIQUEST INFORMATION GROUP, INC.

                                                       By:    /s/ BRIAN SHARPLES
                                                            -----------------------------------------
                                                            Name: Brian Sharples
                                                            Title:  Chief Executive Officer, President
                                                                    and Director

ANNEX A

                      CALCULATION OF MERGER CONSIDERATION

    THE PURCHASE PRICE FOR EACH SHARE ACQUIRED BY PARENT IN CONNECTION WITH THE MERGER SHALL BE CALCULATED AS FOLLOWS:


         Price Per Share =  AP/AS (AS DEFINED IN ANNEX B)
Aggregate Purchase Price =  (A) $42.5 million PLUS Balance Sheet Cash (as defined below) PLUS Database Proceeds (as defined below) plus Holdback Amount (as defined below), if any, less (B) the amount of Balance Sheet Cash necessary, if any, to provide a minimum of $4,000,000 of Working Capital (as defined below) on the following date (the "Determination
                            Date"): (i) October 31, 1999 solely in the event the stockholders approve the Merger on or before December 20, 1999 or (ii) in the event the stockholders approve the Merger at any time after December 20, 1999, the last day of the calendar month immediately preceding the calendar month in which the Merger is approved by the stockholders.


    For purposes of this Agreement, the following terms shall be defined as set forth below:


    "BALANCE SHEET CASH" shall mean all cash and cash equivalents, calculated in accordance with U.S. generally accepted accounting principles ("GAAP") excluding Database Proceeds, and excluding any taxes with respect thereto which have not yet been paid, set forth on the balance sheet of the Company as of the Determination Date.



    "DATABASE PROCEEDS" shall mean cash proceeds actually received by the Company with respect to the sale of the Database Business multiplied by one minus the effective tax rate for the Database Business transaction as determined by PriceWaterhouseCoopers LLP.


    "DEDUCTION AMOUNT" shall mean the product of 4-times the difference between the Margin Target and the Gross Margin.

    "DIRECT COSTS" shall mean all costs and expenses incurred by the Company during the Measuring Period which are related to the projects and services performed by the Company during the Measuring Period, all determined in accordance with GAAP as consistently applied by the Company.

    "GROSS MARGIN" for the Measuring Period shall be equal to Revenues less Direct Costs.

    "HOLDBACK AMOUNT" shall mean (i) in the event the Gross Margin equals or exceeds $10,525,000 (the "MARGIN TARGET") an amount equal to $2,500,000 or
(ii) in the event the Gross Margin is less than the Margin Target, an amount equal to $2,500,000 less the Deduction Amount, except that in no event shall the Deduction Amount exceed $2,500,000.

    "MEASURING PERIOD" shall mean the period commencing on January 1, 1999 and ending on September 30, 1999.

    "REVENUES" shall mean all revenues of the Company for the Measuring Period as determined in accordance with GAAP as consistently applied by the Company.


    "WORKING CAPITAL" shall mean current assets of the Company which are realizable in one year or less, minus the current liabilities of the Company, calculated in accordance with GAAP. For purposes hereof current liabilities shall include, without limitation, the following accruals whether paid before or after the determination of Working Capital:



        1. All amounts payable by the Company relating to severance agreements or arrangements as described in Section 5.9.

        2. All amounts payable by the Company relating to restrictive covenants and non-competition arrangements with employees or former employees entered into on or before the Closing Date.



        3. All costs, including without limitation, legal, accounting, printing and filing fee costs incurred by the Company in connection with the litigation referred to in Schedule 3.9 or resulting from the need to hold a second meeting of stockholders.

ANNEX B

Let s = the number of common shares outstanding

Let a = the Aggregate Purchase Price

Let p = the sum of the number of each in the money option times its exercise price, for example, if there are only 2 options outstanding, one for 10,000 shares at $5 and one for 20,000 shares at $3, then p =
10,000 X 5 + 20,000 X 3 = 110,000

Let AP = Adjusted Aggregate Purchase Price = a + p

Let o = the number of in-the-money options

Let AS = adjusted number of shares = s + o

c = Compensation per share = AP/AS

Compensation per option holder = (c - exercise price) X number of in the money options held by that option holder at that exercise price

                                   APPENDIX B

August 11, 1999

PERSONAL AND CONFIDENTIAL

Board of Directors
IntelliQuest Information Group, Inc.
1250 Capital of Texas Highway, Suite 600
Austin, Texas 78746

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the "Common Stock") of IntelliQuest Information Group, Inc. (the "Company") of the consideration to be received by holders of Common Stock, pursuant to an Agreement and Plan of Merger to be dated as of August 12, 1999 (the "Agreement") among the Company, Kantar Media Research, Inc. (the "Parent") and WPP Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of the Parent. The Agreement provides for the merger (the "Merger") of the Company with the Purchaser pursuant to which the outstanding shares of Common Stock would be converted and exchanged into the right to receive cash in the amount determined in accordance with Annex A to the Agreement (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

    U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Agreement and will receive a fee for services which is contingent upon consummation of the Merger. We will also receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have performed for a fee various investment banking services for the Company in the past.

    We have given our separate opinion in connection with the proposed sale (the "IQ2 Sale") of the Company's database business (the "Database Business") pursuant to an Asset Purchase Agreement, dated July 22, 1999, between the Company and Naviant Technology Solutions, Inc. Following the IQ2 Sale, the Company's principal business would be the research business (the "Research Business"). We received a fee previously for separately rendering an opinion on the fairness of the consideration to be received by the Company in the IQ2 Sale, and will receive a fee for services which is contingent upon the consummation of the IQ2 Sale.

    In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the draft dated August 10, 1999 of the Agreement, (ii) certain publicly available financial, operating and business information related to the Company, (iii) certain internal financial information of the Company furnished by the management of the Company giving effect to the IQ2 Sale, (iv) certain publicly available market and securities data of the Company, (v) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Research Business operates and selected public companies deemed comparable to Research Business, and (vi) certain publicly available financial, operating and business information relative to the Parent. We had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company on a stand-alone basis after giving effect to the IQ2 Sale.

    We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. The Company does not publicly disclose internal financial information of the type provided to U.S. Bancorp Piper Jaffray in connection with U.S. Bancorp Piper Jaffray's review of the Merger. Such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above has been prepared on a reasonable basis and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not change the purchase price.

    The Merger is contingent upon the IQ2 Sale. For purposes of this opinion, we have assumed the completion of the IQ2 Sale, and we have made no analysis of the Database Business. The assets of the Company at the closing of the Merger will include an amount equal to the net after-tax proceeds to the Company from the IQ2 Sale. This amount is contingent upon a number of things, including the amount of taxes to be paid by the Company as a result of the IQ2 Sale and the net asset value of the Database Business at the closing of the IQ2 Sale. In arriving at our opinion, we have assumed the accuracy of estimates by management of the net after-tax proceeds to the Company from the IQ2 Sale. We have separately rendered an opinion on fairness of the consideration to be received by the Company in the IQ2 Sale, and we have not rendered, and are not rendering hereby, any opinion which takes into account the consideration to be received in the IQ2 Sale and the Merger as if they were a single integrated transaction.

    The Consideration is also contingent upon the amount of the Company's balance sheet cash at the closing of the Merger. In arriving at our opinion, we have used management estimates of cash at June 30, 1999, and assumed the accuracy of those estimates.

    The Agreement provides that $2.5 million of the Consideration is contingent upon the Company meeting certain gross profit targets through September 30, 1999. For purposes of our opinion, we have assumed that none of the $2.5 million will be paid.

    The Agreement provides for a reduction in the amount of the Consideration for payments to be made to cash-out the holders of options to purchase the Company's common stock. In arriving at our opinion, we have assumed the accuracy of estimates by management of such amounts.

    The Agreement also provides for a reduction in the amount of the Consideration in the event the Company's working capital at the closing date does not exceed a specified amount. For purposes of our opinion, we have assumed that the Company's working capital at the closing date will exceed such amount, and, as a result, the Consideration will not be reduced.

    This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

    This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the IQ2 Sale or any other alternative transaction. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Consideration to be received in the Merger pursuant to the Agreement for the Common Stock of the Company is fair, from a financial point of view, to the holders of Common Stock of the Company (other than Parent and its affiliates) as of the date hereof.

Sincerely,

/s/ U.S. Bancorp Piper Jaffray Inc.

                                   APPENDIX C

                            ------------------------

                            DELAWARE CODE ANNOTATED
                         SECTION 262. APPRAISAL RIGHTS
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                                     8 DEL.

    SECTION 262.  APPRAISAL RIGHTS

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within
    120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
    (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                      INTELLIQUEST INFORMATION GROUP, INC.

                                     PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned, revoking all previous proxies, hereby appoints Brian Sharples and F.S. Webster III (the "Proxy") as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the special meeting of IntelliQuest Information Group, Inc. ("IntelliQuest") to be held at 1250 Capital of Texas Highway South, Building One, Suite 600, Austin, Texas 78746 on December 20, 1999 at 10:00 a.m., local time and at any adjournment or postponement thereof.


    Please date and sign your Proxy on the reverse side and return it promptly.

--------------------------------------------------------------------------------

FOLD AND DETACH HERE

                              FOLD AND DETACH HERE
                                                        Please mark your vote as
                                                        /X/
                                                        indicated in this
                                                        example

1. To approve and adopt an Agreement and Plan of Merger, dated as of August 12, 1999 (as amended and restated, the "Merger Agreement"), among WPP Group U.S. Finance Corp., WPP Acquisition Corp., a wholly-owned subsidiary of WPP Group U.S. Finance, and Intelliquest Information Group, Inc., and the merger of WPP Acquisition Corp. with and into IntelliQuest Information Group, Inc. as provided for therein (the "Merger").

             FOR                AGAINST             ABSTAIN
             / /                  / /                 / /

2. In accordance with their best judgment, the Proxies are authorized to transact and vote upon such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.

Signature of Stockholder: ________________________________________  Signature of
Stockholder: ______________________________________________  Date: _____________

NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

                              FOLD AND DETACH HERE